File No. [●]

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

AFC BDC INC.

(Exact name of registrant as specified in charter)

Maryland	87-3220232
(State or other jurisdiction of incorporation or registration)	(I.R.S. Employer Identification No.)

525 Okeechobee Blvd., Suite 1770 West Palm Beach, FL	33401
(Address of principal executive offices)	(Zip Code)

(516) 510-2390

(Registrant’s telephone number, including area code)

with copies to:

Leonard Tannenbaum Chief Executive Officer AFC BDC Inc. 525 Okeechobee Blvd., Suite 1770 West Palm Beach, FL 33401	Bernard D. Berman President AFC BDC Inc. 525 Okeechobee Blvd., Suite 1770 West Palm Beach, FL 33401	Steven B. Boehm Payam Siadatpour Eversheds Sutherland (US) LLP 700 Sixth Street, NW Washington, DC 20001

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.01 per share

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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EXPLANATORY NOTE

AFC BDC Inc. is filing this registration statement on Form 10 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), on a voluntary basis in order to permit it to file an election to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and to provide current public information to the investment community and to comply with applicable requirements in the event of future quotation or listing of its securities on a national securities exchange or other public trading market.

In this Registration Statement, except where the context suggests otherwise:

●	the terms “we,” “us,” “our,” and “the Company” refer to AFC BDC Inc.

●	the term “the Advisor” refers to AFC Advisor LLC, a Delaware limited liability company, which will serve as our investment adviser;

●	the term “Administrator” refers to AFC Advisor LLC, a Delaware limited liability company, which will serve as our administrator.

The Company is an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and the Company will take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “1933 Act”).

This Registration Statement registers shares of the Company’s common stock (“Shares,” each a “Share”), par value $0.01 per share under the 1934 Act; however:

●	the Shares may not be transferred without the written consent of the Advisor;

●	the Shares are not currently listed on an exchange, and it is uncertain whether they will be listed or whether a secondary market will develop;

●	repurchases of the Shares by the Company, if any, are expected to be very limited; and

●	an investment in the Company may not be suitable for investors who may need the money they invest in a particular time frame.

Once this Registration Statement has been deemed effective, we will be subject to the requirements of Section 13(a) of the 1934 Act, including the rules and regulations promulgated thereunder, which will require us, among other things, to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the 1934 Act applicable to issuers filing registration statements pursuant to Section 12(g) of the 1934 Act. We also will be subject to the proxy rules in Section 14 of the 1934 Act, and our directors, officers, and principal stockholders will be subject to the reporting requirements of Sections 13 and 16 of the 1934 Act. The SEC maintains an internet website (http://www.sec.gov) that contains the reports mentioned in this section.

Prior to the effectiveness of this Registration Statement, we filed an election to be regulated as a BDC under the 1940 Act. Upon filing of such election, we became subject to the 1940 Act requirements applicable to BDCs.

FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about the Company, our current and prospective portfolio investments, our industry, our beliefs and opinions, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

●	our future operating results;

●	our business prospects and the prospects of our portfolio companies;

●	the dependence of our future success on the general economy and its impact on the industries in which we invest;

●	the impact of a protracted decline in the liquidity of credit markets on our business;

●	the impact of increased competition;

●	the impact of fluctuations in interest rates on our business and our portfolio companies;

●	our contractual arrangements and relationships with third parties;

●	the valuation of our investments in portfolio companies, particularly those having no liquid trading market;

●	actual and potential conflicts of interest with the Advisor, and/or their respective affiliates;

●	the ability of our portfolio companies to achieve their objectives;

●	the use of borrowed money to finance a portion of our investments;

●	the adequacy of our financing sources and working capital;

●	the timing of cash flows, if any, from the operations of our portfolio companies;

●	the ability of the Advisor to locate suitable investments for us and to monitor and administer our investments;

●	the ability of the Advisor or their respective affiliates to attract and retain highly talented professionals;

●	our ability to qualify and maintain our qualification as a regulated investment company (a “RIC”) and as a BDC;

●	the impact of future legislation and regulation on our business and our portfolio companies;

●	the impact of COVID-19 on our business and the global economy;

●	allocation of investment opportunities to us by the Advisor or its affiliates;

●	actions and initiatives of the U.S. or state governments and changes to government policies and the execution and impact of these actions, initiatives and policies, including the fact that cannabis remains illegal under federal law;

●	the estimated growth in and evolving market dynamics of the cannabis market;

●	shifts in public opinion regarding cannabis;

●	our expected leverage;

●	our expected investment and underwriting process;

●	rates of default or decreased recovery rates on loans in our portfolio;

●	the degree to which any interest rate or other hedging strategies may or may not protect us from interest rate volatility;

●	changes in interest rates and impacts of such changes on our results of operations, cash flows and the market value of our loans;

●	interest rate mismatches between our loans and our borrowings used to fund such loans;

●	the departure of any of the executive officers or key personnel supporting and assisting us from our Advisor or its affiliates;

●	estimates relating to our ability to make distributions to our Stockholders (as defined below) in the future; and

●	other risks, uncertainties and other factors we identify under “Item 1.A Risk Factors” and elsewhere in this Registration Statement.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this Registration Statement should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in the section entitled “Item 1A. Risk Factors” and elsewhere in this Registration Statement. These forward-looking statements apply only as of the date of this Registration Statement. We do not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law. The safe harbor provisions of Section 21E of the 1934 Act, which preclude civil liability for certain forward-looking statements, do not apply to the forward-looking statements in this Registration Statement because we are an investment company.

Risk Factor Summary

Investing in the Company’s Shares involves risks. You should carefully consider the risks described in Item 1A - “Risk Factors” beginning on page 34 before deciding to invest in the Company. If any of these risks actually occur, the Company’s business, financial condition and results of operations would likely be materially adversely affected. In such case, the price of the Company’s Shares would likely decline, and you may lose all or part of your investment. Set forth below is a summary of some of the principal risks the Company faces:

●	We have no operating history as a BDC.

●	Competition for the capital that we provide may reduce the return of our loans, which could adversely affect our operating results and financial condition.

●	Price declines and illiquidity in the corporate debt markets may adversely affect the fair value of our Portfolio Investments, reducing our net asset value through increased net unrealized depreciation.

●	Our future portfolio may be concentrated in a limited number of investments, which subjects us to an increased risk of significant loss if any asset declines in value or if a particular borrower fails to perform as expected.

●	Most of our portfolio loans will be recorded at fair value and, as a result, there will be uncertainty as to the value of these loans.

●	Declines in market prices and liquidity in the capital markets can result in significant net unrealized depreciation of our portfolio, which in turn would reduce our net asset value.

●	Our investments in portfolio companies may be risky, and we could lose all or part of our investments.

●	Some of our borrowers may be highly leveraged, which may have adverse consequences to these companies and to us as an investor.

●	Changes in laws or regulations governing our operations, including laws and regulations governing cannabis and BDCs.

●	Political, social and economic uncertainty, including uncertainty related to the COVID-19 pandemic, creates and exacerbates risks.

●	Global economic, regulatory and market conditions may adversely affect our business, results of operations and financial condition, including our revenue growth and profitability.

●	Cannabis remains illegal under federal law, and therefore, strict enforcement of federal laws regarding cannabis, particularly against our borrowers, would likely result in our inability to execute our business plan.

●	Any potential growth in the cannabis industry continues to be subject to new and changing state and local laws and regulations.

●	We and our borrowers may have difficulty accessing the service of banks and other financial institutions, and we may be limited in our ability to provide debt to participants in the cannabis industry.

●	Laws and regulations affecting the regulated cannabis industry are continually changing, which could materially adversely affect our proposed operations.

●	There may be difficulty enforcing certain of our commercial agreements and contracts.

●	Many cannabis businesses are subject to significant environmental regulations and risks.

●	Our growth depends on external sources of capital, which may not be available on favorable terms or at all.

●	We may incur significant debt, which may subject us to restrictive covenants and increased risk of.

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●	Provisions in our Charter and our amended and restated bylaws (our “Bylaws”) may have anti-takeover effects that could discourage an acquisition of us by others and may prevent attempts by our Stockholders to replace or remove our current management.

●	Our growth depends on the ability of our Advisor to make loans on favorable terms that satisfy our investment strategy and otherwise generate attractive risk-adjusted returns initially and consistently from time to time.

●	There are various conflicts of interest in our relationship with our Advisor that could result in decisions that are not in the best interests of our Stockholders.

●	Stockholders purchasing shares of our common stock may experience immediate dilution.

●	The value of any equity securities that we own could be materially and adversely affected by our level of cash distributions.

●	Future offerings of debt securities may adversely affect the value of our common stock.

●	We may in the future pay distributions from sources other than our cash flow from operations, resulting in less funds available for investments or less income-producing assets and your overall return may be reduced.

●	There is a risk that you may not receive distributions as holders of our common stock or that such dividends may not grow over time.

●	We may not realize gains from any private equity investments we make.

●	Our portfolio companies may be highly leveraged.

●	Our failure to make follow-on investments in our existing portfolio companies could impair the value of our portfolio.

ITEM 1.	BUSINESS

(a)	General Development of Business

We were established as a corporation on September 8, 2021 under the laws of State of Maryland. We are an organized specialty finance company founded by a veteran team of investment professionals. We intend to focus on originating, structuring, underwriting or participating in senior secured loans, other types of loans and debt securities for established cannabis industry operators in states that have legalized medicinal and/or adult use cannabis and debt and equity investments in ancillary cannabis companies that are poised for growth in the industry. We intend to elect to be treated as a BDC under the 1940 Act, prior to acceptance of any subscriptions in this offering. In addition, we intend to elect to be treated as a RIC for U.S. federal income tax purposes under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for the fiscal year ending December 31, 2022. As a BDC and a RIC, we will be required to comply with certain regulatory requirements. Investors whose subscriptions for our common stock are accepted will be admitted as stockholders in the Company (“Stockholders”). See “Item 1(c). Description of Business — Regulation as a Business Development Company” and “Item 1(c). Description of Business — Certain U.S. Federal Income Tax Considerations.”

(c)	Description of Business

The Company — AFC BDC Inc.

Our investment objective is to maximize risk-adjusted returns over time through cash distributions and capital appreciation by providing loans to state-law-compliant cannabis operators and ancillary cannabis businesses. We intend to focus on originating, structuring, underwriting or participating in senior secured loans, other types of loans, and debt securities for established cannabis industry operators in states that have legalized medicinal and/or adult use cannabis and will make debt and equity investments in ancillary cannabis companies that are poised for growth in the industry. We will originate, structure and underwrite or participate in (i) senior secured loans and other types of loans and debt securities for established cannabis industry operators in states that have legalized medicinal and/or adult use cannabis to the extent permitted by applicable laws and the regulations governing such loan parties and (ii) senior secured loans, other types of loans and debt and equity securities in ancillary cannabis businesses with strong fundamentals.

Some of our borrowers may have their equity securities listed for public trading on the Canadian Securities Exchange (“CSE”) in Canada and/or over-the-counter (“OTC”) in the United States. Our loans will typically have up to a five-year maturity and may contain amortization provisions. As of January 15, 2022, members of our management team, provided by our Advisor, members of the Investment Committee who advise on our investments and operations, and affiliates of our Advisor had sourced loans worth approximately $11.6 billion across the cannabis industry.

We believe we are well positioned to take advantage of the supply and demand imbalance that exists in the market by providing borrowers an institutional and flexible source of financing. As the cannabis industry continues to evolve and to the extent that additional states legalize cannabis, the demand for capital continues to increase as operators seek to enter and build out new markets.

Key elements of our strategy include targeting experienced and well-capitalized cannabis operators (and ancillary cannabis businesses) that have substantial enterprise value who typically have some or all of the following characteristics: principal balance greater than $10.0 million (though the portion allocated to the Company may be less); significant collateral (which could include the value associated with licenses, commercial real estate, and other collateral); and positive cash flow. The collateral underlying our loans is located in states in the U.S. that we believe have attractive regulatory environments (for companies operating in the cannabis industry), economic conditions and, in some cases, commercial real estate fundamentals. All such investments are designed to be compliant with all applicable laws and regulations within the jurisdictions in which they are made or to which we are otherwise subject, including U.S. federal law. We will only make equity investments in companies that are compliant with all applicable laws and regulations within the jurisdictions in which they are located or operate, including U.S. federal laws.

We draw upon the expertise of our Advisor’s personnel in sourcing, underwriting, structuring and funding capabilities to implement our growth strategy. We believe that our growth strategy provides significant potential opportunities to our Stockholders for attractive risk-adjusted returns over time. However, to capitalize on the appropriate investment opportunities at different points in the economic cycle and regulatory landscape, we may modify or expand our growth strategy from time to time.

Our loans may be secured by various types of assets of our borrowers, including equipment, real property, the value associated with licenses, and other assets to the extent permitted by applicable laws and the regulations governing our borrowers. The initial assets of the Company are currently held by our warehouse facility, AFC BDC Warehouse, LLC, a Delaware limited liability company controlled by an affiliate of the Company (the “Warehouse”). The Company expects to acquire the assets of the Warehouse via an asset sale, equity purchase or merger.

As of January 15, 2022, the Warehouse held four loans in which the Warehouse had committed approximately $10.8 million, $10.0 million, $10.0 million, and $5.4 million, respectively, and the Company anticipates an additional $12.8 million in commitments to close in the first quarter of 2022 (subject to ongoing due diligence and negotiation and execution of definitive documents) with an additional $138.3 million of commitments across eight loans being evaluated. We identify appropriate loans from our origination pipeline based on investment criteria such as, among other things, the prospective borrower’s financial performance, loan size, proposed sources and uses and location, at which point we may issue an indication of interest or non-binding term sheet and, if mutually agreeable, enter into a non-binding term sheet or non-binding syndication commitment letter with the prospective borrower. No assurances can be given that any of these potential loans will close on the currently contemplated terms or at all. We intend to establish one or more credit facilities and/or subscription facilities or enter into financing arrangements to finance our portfolio investments, which could be with an affiliate.

Borrower	Status	Actual / Expected Funding Date	Loan Maturity	Commitment	Cash Interest Rate	Paid In Kind (“PIK”)	Fixed/ Floating	Amortization During Term
Company A	Funded	7/14/2021	8/1/2026	5,425,000	13.0%	2.5%	Floating	Yes
Company B(1)	Funded	9/30/2021	5/1/2026	10,000,000	12.25%	1.6%	Floating	Yes
Company C	Funded	10/1/2021	10/1/2024	10,750,000	8.0%	N/A	Fixed	Yes
Company D(2)	Funded	12/16/2021	1/1/2026	10,000,000	10.75%	N/A	Fixed	No

(1)	Loan economics represent weighted average of three tranches; one of which uses a fixed interest rate.

(2)	Cash Interest Rate presented represents 9.75% of stated interest plus 1.00% of contingent interest.

The Advisor and the Administrator — AFC Advisor LLC

The Advisor serves as the Company’s investment adviser pursuant to an investment advisory agreement (the “Advisory Agreement”) between the Company and the Advisor. See “Item 1(c). Description of Business — Advisory Agreement”. The Advisor is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The executive offices of our Advisor are located at 525 Okeechobee Blvd., Suite 1770, West Palm Beach, FL 33401 and the telephone number of our Advisor’s executive offices is (561) 510-2390.

The Advisor is an affiliate of the Company. The principals of the Advisor are Leonard Tannenbaum, Robyn Tannenbaum, Jonathan Kalikow, Brett Kaufman, and Bernard D. Berman. Each of our officers is employed by our Advisor or an affiliate of our Advisor and certain of our officers are members of the Advisor’s investment committee (the “Investment Committee”). The Investment Committee is comprised of Leonard Tannenbaum (Chief Executive Officer of the Company), Bernard D. Berman (President of the Company and Chairman of the Company’s Board of Directors (the “Board”)), Jonathan Kalikow, and Robyn Tannenbaum (Member of the Company’s Board). The Investment Committee oversees our investments and will be focused on managing our credit and equity risk through a comprehensive investment review process. As part of the investment process, the Investment Committee must approve each investment before commitment papers are issued. See “Item 5. - Directors and Executive Officers - The Advisor.” The Company considers the members of the Investment Committee to be its portfolio managers. See “Item 5. - Directors and Executive Officers - Portfolio Management.”

The Advisor is comprised of more than 20 professionals. The Investment Committee and other investment personnel provided by our Advisor have approximately 100 years of combined investment management experience and are a valuable resource to us. As of January 15, 2022, affiliates of our Advisor managed several externally-managed vehicles totaling over $400 million in cannabis investments and other assets. Mr. Tannenbaum, our Chief Executive Officer, has approximately 25 years of investment management experience. He has taken four entities public and has managed several externally-managed investment vehicles with over $5.5 billion of assets under management in the aggregate. During his career, Mr. Tannenbaum has underwritten over 400 loans with over $10 billion in principal value. Mr. Kalikow, Managing Director of the Company, has over 20 years of investment management experience, in particular in real estate transactions. Through his own funds, he currently manages approximately $2.0 billion in assets. Mr. Tannenbaum and other principals of the Advisor, including their affiliates, family members, and trusts for the benefit of them or their family members, plan to invest an additional 10% on up to the first $300 million in capital raised for the Company in the form of cash or loans contributed to the Company.

Our Advisor employs stringent underwriting standards to analyze, among other factors, enterprise value, loan collateral, cash flows and financial condition of the portfolio company, the portfolio company’s prior experience in the cannabis industry, and/or state regulatory dynamics. We believe our relationship with our Advisor benefits us by providing access to a robust pipeline of potentially actionable opportunities, an extensive relationship network of cannabis industry operators and significant back-office personnel to assist in the origination and management of our investments.

The Advisor and its affiliates may face conflicts in the allocation of investment opportunities to us and others. See “Item 1(c) - Affiliated Transactions,” “Item 7. - Certain Relationships and Related Transactions, and Director Independence - Policies and Procedures for Managing Conflicts” and “Item 1(A). Risk Factors—Risks Related to the Advisor and its Affiliates—We may compete for capital and investment opportunities with other entities managed by the Advisor or its affiliates, subjecting the Advisor to certain conflicts of interest.”

The Advisor also serves as our administrator pursuant to an administration agreement between the Company and the Advisor (the “Administration Agreement”). See “Item 1(c). Description of Business — Administration Agreement.”

Advisory Agreement

The description below of the Advisory Agreement is only a summary and is not necessarily complete. The description set forth below is qualified in its entirety by reference to the Advisory Agreement.

Under the Advisory Agreement with us, the Advisor is responsible for the overall management of the Company’s business and activities pursuant to the Advisory Agreement. The Advisor will manage the Company’s loans and day-to-day operations, subject at all times to the terms and conditions set forth in the Advisory Agreement and such further limitations or parameters as may be imposed from time to time by our Board. Under the Advisory Agreement, the Advisor has contractual responsibilities to the Company, including to provide the Company with a management team (whether our Advisor’s own employees or individuals for which our Advisor has contracted with other parties to provide services to its clients), who will be our executive officers, and members of the Investment Committee. The Advisor will use its commercially reasonable efforts to perform its duties under the Advisory Agreement.

Unless earlier terminated as described below, if approved by the Board, the initial term of our Advisory Agreement will remain in effect for a period of two years from the date it first becomes effective and will remain in effect from year-to-year thereafter if approved annually by a majority of the Board, including a majority of Independent Directors (as defined below), or by the holders of a majority of our outstanding voting securities.

Board Approval of the Advisory Agreement

The Board will hold a meeting to consider and approve the Advisory Agreement and related matters, in that regard, the Board will be provided with information it required to consider the Advisory Agreement, including: (a) the nature, quality and extent of the advisory and other services to be provided to us by the Advisor; (b) comparative data with respect to advisory fees or similar expenses paid by other BDCs, which could include employees of the Advisor or its affiliates; (c) our projected operating expenses and expense ratio compared to BDCs with similar investment objectives; (d) any existing and potential sources of indirect income to the Advisor from its relationship with us and the profitability of that relationship; (e) information about the services to be performed and the personnel performing such services under the Advisory Agreement; (f) the organizational capability and financial condition of the Advisor and its affiliates; and (g) the possibility of obtaining similar services from other third-party service providers or through an internally managed structure.

Compensation of the Advisor

Pursuant to the Advisory Agreement, prior to an initial public offering (“IPO”) of the Company’s stock, if any, the Company will pay to the Advisor an asset-based fee (the “Management Fee”) for management services in an amount equal to an annual rate of 1.50% of the Company’s net asset value (“NAV”) at the end of the most recently completed calendar quarter, excluding the portion of NAV represented by cash or cash equivalents (“Fee-Eligible NAV”). Following an IPO, the Management Fee will be calculated at an annual rate of 1.50% of gross assets (other than cash or cash equivalents but including assets purchased with borrowed funds), based on the value of our total assets at the end of the most recently completed calendar quarter. The Management Fee is payable quarterly in arrears. The Management Fee for any partial month or quarter, as the case may be, will be appropriately prorated and adjusted (based on the number of days actually elapsed at the end of such partial month or quarter) relative to the total number of days in such month or quarter.

The Company will pay the Advisor an incentive fee (the “Incentive Fee”) as set forth below. The Incentive Fee includes two components:

The first component will be the “Incentive Fee on Income,” which will be calculated and paid in arrears based on the Company’s Pre-Incentive Fee Net Investment Income for the immediately preceding quarter (or upon termination of the Advisory Agreement, as of the termination date). “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies, other than fees for providing managerial assistance) accrued during the calendar quarter, minus the Company’s operating expenses for the quarter (including the Management Fee, expenses payable under the Administration Agreement, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as OID debt instruments with payment-in-kind interest and zero coupon securities), accrued income that the Company has not yet received in cash. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

To determine whether the Incentive Fee on Income exceeds the hurdle rate, Pre-Incentive Fee Net Investment Income is expressed as a rate of return on the value of the Company’s net assets at the end of the immediately preceding calendar quarter. Because of the structure of the Incentive Fee on Income, it is possible that the Company may pay an Incentive Fee in a calendar year in which it incurs a loss.

The calculation of the Incentive Fee on Income for each quarter is as follows:

(A) No Incentive Fee on Income will be payable to the Advisor in any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income does not exceed the preferred return rate of 1.50% (the “Preferred Return”) on net assets;

(B) 50% of the Company’s Pre-Incentive Fee Net Investment Income, if any, that exceeds the Preferred Return but is less than or equal to 2.5% in any calendar quarter will be payable to the Advisor. This portion of the Company’s Incentive Fee on Income is referred to as the “catch up” and is intended to provide the Advisor with an incentive fee of 20% on all of the Company’s Pre-Incentive Fee Net Investment Income when the Company’s Pre-Incentive Fee Net Investment Income reaches 2.5% on net assets in any calendar quarter; and

(C) For any quarter in which the Company’s Pre-Incentive Fee Net Investment Income exceeds 2.5% on net assets, the Incentive Fee on Income will equal 20% of the amount of the Company’s Pre-Incentive Fee Net Investment Income, as the Preferred Return and catch-up will have been achieved.

The second component (the “Capital Gains Incentive Fee”) will be determined and payable in arrears as of the end of each fiscal year (or upon termination of the Advisory Agreement) in an amount equal to 20% of realized capital gains, if any, on a cumulative basis from inception through the end of each fiscal year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis from inception through the end of the fiscal year, less the aggregate amount of any previously paid Capital Gains Incentive Fee.

The Incentive Fee will start to accrue as of the date the Company commences operations and any such fees outstanding at the time of a termination of the Advisory Agreement will be payable to the Advisor.

Once an Incentive Fee on Income is earned and paid to the Advisor, it is not refundable, notwithstanding any losses incurred by the Company in subsequent periods, except that if the Company’s Pre-Incentive Fee Net Investment Income for any fiscal year does not exceed the amount equal to the product of (i) 6.0% and (ii) the Company’s NAV as of the last day of the immediately preceding fiscal year (such amount, the “Annual Hurdle Amount”), the Advisor will be obligated to pay the Company (such obligation to pay, the “Clawback Obligation”) an amount equal to the aggregate Incentive Fee on Income that was earned and paid to the Advisor during such fiscal year (such amount, the “Clawback Amount”); provided that under no circumstances will the Clawback Amount be more than the amount by which the Annual Hurdle Amount exceeds Pre-Incentive Fee Net Investment Income for the specified fiscal year. The Clawback Obligation is determined on an annual basis and any Incentive Fee on Income earned during a specified fiscal year will not be subject to the Clawback Obligation with respect to the Incentive Fee on Income earned during any prior or subsequent fiscal year. Notwithstanding the foregoing, for the Company’s first fiscal year, the Annual Hurdle Amount shall be the product of (i) 6% and (ii) the Company’s NAV immediately following the closing (at the Advisor’s sole determination) of the Company’s initial capital raise in connection with its election to be a BDC.

Limitations of Liability and Indemnification

The Advisor and its affiliates (each, an “Indemnitee”) are not liable to us for (i) mistakes of judgment or for action or inaction that such person reasonably believed to be in our best interests absent such Indemnitee’s gross negligence, knowing and willful misconduct, or fraud or (ii) losses or expenses due to mistakes of judgment, action or inaction, or the negligence, dishonesty or bad faith of any broker or other agent of ours who is not an affiliate of such Indemnitee, provided that such person was selected, engaged or retained without gross negligence, willful misconduct, or fraud. We will indemnify each Indemnitee against any liabilities relating to the offering of our common stock or our business, operation, administration or termination, if the Indemnitee acted in good faith and in a manner it believed to be in, or not opposed to, our interests and except to the extent arising out of the Indemnitee’s gross negligence, fraud or knowing and willful misconduct. We may pay the expenses incurred by the Indemnitee in defending an actual or threatened civil or criminal action in advance of the final disposition of such action, provided the Indemnitee agrees to repay those expenses if found by adjudication not to be entitled to indemnification.

Administration Agreement

The description below of the Administration Agreement is only a summary and is not necessarily complete. The description set forth below is qualified in its entirety by reference to the Administration Agreement .

Under the terms of the Administration Agreement between us and the Advisor, the Advisor will perform, or oversee the performance of, administrative services for us, which include, but are not limited to, procuring office space, utilities, equipment and office services, maintaining financial records, preparing reports to Stockholders and reports filed with the SEC, managing the payment of expenses, and the performance of administrative and professional services, which could be rendered by third parties or employees of the Advisor or its affiliates. We will reimburse the Advisor for all expenses incurred by it on behalf of the Company and certain services performed for us pursuant to the terms of the Administration Agreement.

The Administration Agreement provides that the Advisor and its affiliates’ respective officers, directors, members, managers, Stockholders and employees are entitled to indemnification from us from and against any claims or liabilities, including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with our business and operations or any action taken or omitted on our behalf pursuant to authority granted by the Administration Agreement, except where attributable to willful misfeasance, bad faith or gross negligence in the performance of such person’s duties or reckless disregard of such person’s obligations and duties under the Administration Agreement.

Unless earlier terminated as described below, if approved by the Board, the initial term of our Administration Agreement will remain in effect for a period of two years from the date it first becomes effective and will remain in effect from year-to-year thereafter if approved annually by a majority of the Board, including a majority of Independent Directors. Our Administrative Agreement may be terminated by us or our Advisor upon 60 days’ written notice, under certain specified circumstances as discussed in the Advisory Agreement.

Payment of the Company’s Expenses under the Advisory Agreement and the Administration Agreement

The Advisor and/or any affiliate of the Advisor that enters into an Administration Agreement with the Company are authorized to incur and pay, in the name and on behalf of the Company, all expenses which they deem necessary or advisable, which may include, without limitation, fees and expenses for certain administrative, secretarial and clerical services to the Company.

In consideration for the Management Fee, the Advisor will provide certain investment advisory services to the Company. The Management Fee may exceed the expenses borne by the Advisor on behalf of Company.

Except as otherwise provided in the Advisory Agreement or in the Administration Agreement, between the Company and the Advisor, (i) Advisor shall be solely responsible for, and the Company shall have no obligation to pay or reimburse the Advisor or its affiliates, for the respective compensation of the Advisor’s officers and employees who provide underwriting and portfolio management services to the Company under the Advisory Agreement, (such personnel providing the services described in this item (i), the “investment personnel”); and (ii) the Company shall pay or reimburse the Advisor or its affiliates, as applicable, for the Company’s fair and equitable allocable share of the compensation, including annual base salary, bonus, any related withholding taxes and employee benefits, paid to personnel providing finance, tax, accounting (including for the Chief Financial Officer), internal audit, legal, risk management (including for the Chief Compliance Officer), operations, originations, marketing, investor relations, portfolio servicing, compliance services and other non-investment personnel of the Advisor and its affiliates as reasonably determined by the Advisor to appropriately reflect the portion of time spent devoted by such personnel to the Company’s affairs (such personnel described in this item (ii), the “non-investment personnel”). For the avoidance of doubt, the service by any personnel of the Advisor and its affiliates as a member of the Investment Committee will not, by itself, dispositive in the determination as to whether such personnel is deemed “investment personnel” of the Advisor and its affiliates. The Advisor shall provide the Company with such written detail as the Company may reasonably request to support the determination of the Company’s share of such costs.

The Company will bear its own expenses or reimburse the Advisor, including, without limitation, for (i) fees and costs incurred in organizing the Company and all ongoing organizational costs, including, but not limited to, costs and expenses incurred in contracting with third parties, expenses in connection with the issuance and transaction costs incident to the origination, acquisition, disposition and financing of the investments of the Company; (ii) fees and costs associated with calculating NAV (including the cost and expenses of any independent valuation firm); (iii) expenses, including travel, entertainment, lodging and meal expenses, incurred by the Advisor (including by the managers, officers, personnel and agents of the Advisor) and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Advisor in connection with the services provided under the Advisory and Administration Agreements, or the portfolio Advisors and other members of the investment team, or payable to third parties, in evaluating, developing, negotiating, structuring and performing due diligence on prospective portfolio companies, including such expenses related to potential investments that were not consummated, and, if necessary, enforcing the Company’s rights; (iv) fees and expenses incurred by the Advisor (and its affiliates) or the Administrator (or its affiliates) payable to third parties, including agents, consultants or other Advisors, in monitoring financial and legal affairs for the Company and in conducting research and due diligence on prospective investments and equity sponsors, analyzing investment opportunities, structuring the Company’s investments and monitoring investments and portfolio companies on an ongoing basis or, if provided by the personnel of the Advisor and/or Administrator, in amounts that are no greater than those that would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis; (v) any and all fees, costs and expenses incurred in connection with the incurrence and/or maintenance of leverage and indebtedness of the Company, including borrowings, dollar rolls, reverse purchase agreements, credit facilities, securitizations, margin financing and derivatives and swaps, and including any principal or interest on the Company’s borrowings and indebtedness (including, without limitation, any fees, costs, and expenses incurred in obtaining lines of credit, loan commitments, and letters of credit for the account of the Company and in making, carrying, funding and/or otherwise resolving investment guarantees); (vi) fees and costs associated with offerings, sales, and repurchases of the Company’s common stock and other securities; (vii) fees and expenses payable under any underwriting, dealer Advisor or placement agent agreements, if any; (viii) investment advisory fees payable under the Advisory Agreement; (ix) administration fees and expenses, if any, including payments between the Company and the Administrator, based upon the Company’s allocable portion (based on the allocation described below with respect to Related Funds) of the Advisor and Administrator’s overhead in performing its obligations under the Advisory and Administration Agreements, including the their rent, telephone, printing, mailing, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses relating to any office(s) or office facilities, including disaster backup recovery sites and facilities, maintained for the Company or the investments of the Company, the Advisor or their affiliates related to the operation of the Company; and the allocable portion of the cost of the Company’s chief financial officer and chief compliance officer, and their respective staffs); (x) costs incurred in connection with investor relations, board of directors relations, and preparing for and effectuating the listing of the Company’s common stock on any securities exchange; (xi) any applicable administrative agent fees or loan arranging fees incurred with respect to the Advisor’s portfolio investments, the Administrator or an affiliate thereof; (xii) any and all fees, costs and expenses incurred in implementing or maintaining third-party or proprietary software tools, programs or other technology for the benefit of the Company (including, without limitation, any and all fees, costs and expenses of any investment, books and records, portfolio compliance and reporting systems, general ledger or portfolio accounting systems and similar systems and services, including, without limitation, consultant, software licensing, data management and recovery services fees and expenses); (xiii) costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing, transfer agent, dividend agent and custodial fees and expenses; (xiv) federal, state and local registration fees; (xv) all costs of registration and listing the shares on any securities exchange; (xvi) federal, state and local taxes and license fees; (xvii) independent directors’ fees and expenses, including reasonable travel, entertainment, lodging and meal expenses, and any legal counsel or other Advisors retained by, or at the discretion or for the benefit of, the independent directors; (xviii) costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency, including but not limited to costs of preparing and filing reports or other documents required by the SEC or other regulators, and all fees, costs and expenses related to compliance-related matters (such as developing and implementing specific policies and procedures in order to comply with certain regulatory requirements) and regulatory filings related to the Company’s activities and/or other regulatory filings, notices or disclosures of the Advisor and its affiliates relating to the Company and its activities; (xix) costs of any reports, proxy statements or other notices to Stockholders, including printing costs; (xx) fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; (xxi) direct costs and expenses of administration, including printing, mailing, telephone, copying, secretarial and other staff, independent auditors, tax preparers and outside legal costs; (xxii) proxy voting and/or solicitation expenses; (xxiii) all expenses relating to payments of dividends or interest or distributions in cash or any other form made or caused to be made by the Board to or on account of holders of the securities of the Company, including in connection with any dividend reinvestment plan or direct stock purchase plan; (xxiv) costs incurred in connection with the formation or maintenance of entities or vehicles to hold the Company’s assets for tax or other purposes; (xxv) the allocated costs incurred by the Advisor and/or the Administrator in providing managerial assistance to those portfolio companies that request it; (xxvi) allocable fees and expenses associated with marketing efforts on behalf of the Company; (xxvii) all fees, costs and expenses of any litigation or threatened litigation (whether civil, criminal or otherwise) against the Company, or against any director or officer of the Company in his capacity as such, involving the Company or its portfolio companies and the amount of any judgments or settlements paid in connection therewith, directors and officers, liability or other insurance (including costs of title insurance) and indemnification (including advancement of any fees, costs or expenses to persons entitled to indemnification) or extraordinary expense or liability relating to Company’s affairs; (xxviii) fees, costs and expenses of organizing, redomesticating, merging, liquidating or dissolving the Company, selling equity interest in the Company, or amending the governing documents of the Company and/or winding up and liquidating the Company’s assets; and (xxix) all other costs and expenses incurred by the Company, the Advisor or the Administrator in connection with administering the Company’s business and investment operations, including the costs and expenses of selecting, evaluating, originating, acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees. Each subsidiary of the Company, if any, that makes investments will bear all of its own organizational and operating fees, costs, expenses and liabilities and, as a result, the Company will indirectly bear these fees, costs, expenses and liabilities.

For the avoidance of doubt, the Company shall be solely responsible for any placement or “finder’s fees” payable to placement agents engaged by the Company or its affiliates in connection with the offering of securities by the Company.

If any of the above expenses or other expenses are incurred jointly for the account of the Company and any other investment funds or accounts sponsored or managed by the Advisor or its affiliates (together with the Company, the “Related Funds”), (i) to the extent such expenses are solely incurred with respect to a co-investment with the Company, such expenses will be allocated among the Company and such other funds or accounts in proportion to the size of the investment made by each fund or account in the activity or entity to which such expense relates, (ii) to the extent such expenses are incurred with respect to the general operation or administration of the Related Funds, such expenses will be allocated in proportion to the fair value of the assets (excluding cash, cash equivalents, and U.S. government securities) under management of each Related Fund, or (iii) in such other manner as the Advisor considers fair and equitable. To the extent that expenses to be borne by the Company are paid by the Advisor or an affiliate thereof, the Company will reimburse the Advisor or such affiliate for such expenses.

Organization and offering costs will only be the responsibility of the Company, and to the extent that expenses to be borne by the Company are paid by the Advisor or an affiliate thereof, the Company will reimburse the Advisor or such affiliate for such expenses. Costs associated with the organization of the Company will be expensed immediately upon the SEC declaring the Company’s Form 10 effective. These expenses consist primarily of legal fees and other costs of organizing the Company. For U.S. GAAP (defined below) purposes, costs associated with the offering of common shares of the Company will be accounted for as a reduction to additional paid-in capital upon the sale of shares. At the time of this filing, these expenses consist primarily of legal and accounting fees and other costs incurred in connection with the Company’s offering of its common shares, and in the future may include underwriting discounts and commissions, as well.

Expenses of the Advisor

The Advisor shall be responsible for (a) compensation related to (i) its investment personnel and (ii) the portion of time of the non-investment personnel that is not devoted to the Company’s affairs; and (b) its own organizational expenses.

The Board

Overall responsibility for our oversight rests with the Company’s Board. Subject to the supervision of the Company’s Board, a majority of which is made up of directors that are not “interested persons” as defined in Section 2(a)(19) of the 1940 Act (“Independent Directors”). Directors who are “interested persons” as defined in Section 2(a)(19) of the 1940 Act are referred to herein as “Interested Directors.”

While the Advisor will manage the Company on a day-to-day basis, the Board is responsible for overseeing the Advisor and other service providers in our operations in accordance with the 1940 Act, applicable provisions of state and other laws and our Charter. The Board consists of five directors, three of which are not “interested persons” of the Company or the Advisor as defined in the 1940 Act. Directors will hold office for terms ending at the next annual meeting of Stockholders after their election and when their respective successors are elected and qualify. The initial members of the Board will have initial terms ending at the first annual meeting of Stockholders after the first closing date (the “Initial Closing Date”), which is expected to occur during the second quarter of 2022. The Board will meet at regularly scheduled quarterly meetings each year. In addition, the Board may hold meetings or informal conference calls to discuss specific matters that may arise or require action between regular meetings. As described below, the Board has established the Audit Committee, which meets the independence standards and other governance requirements for such a committee. The principal functions of the Audit Committee are briefly described below. The Board may from time to time establish other committees to facilitate our Board’s oversight of management of our business and affairs.

The Board has appointed Bernard D. Berman to serve in the role of Chairman of the Board. The Chairman serves as a key point person for dealings between management and the directors. The Chairman’s role is to preside at all meetings of the Board and to act as a liaison with the Advisor, counsel and other directors between meetings. The Chairman also may perform such other functions as may be delegated by the Board from time to time. The Board will review matters related to its leadership structure annually. The Board has determined that its leadership structure is appropriate because it allows it to exercise informed and independent judgment over the matters under its purview and it allocates areas of responsibility among committees of directors and the full Board in a manner that enhances effective oversight.

Employees

We do not currently have any employees and do not expect to have any employees in the future. Services necessary for our business are provided by individuals who are employees of the Advisor or its affiliates, pursuant to the terms of the Advisory Agreement and the Administration Agreement. Each of our officers is employed by our Advisor and certain of our officers are members of its Investment Committee. See “Item 5. - Directors and Executive Officers - Portfolio Management.”

Our day-to-day investment operations are managed by the Advisor. The services necessary for the origination and administration of our investment portfolio will be provided by investment professionals employed by the Advisor or its affiliates.

Investment Strategy

Our investment objective is to maximize risk-adjusted returns over time through cash distributions and capital appreciation by providing loans to state-law-compliant cannabis operators and ancillary cannabis businesses. We intend to focus on originating, structuring, underwriting or participating in senior secured loans, other types of loans, and debt securities to established cannabis industry operators in states that have legalized medicinal and/or adult use cannabis and will make debt and equity investments in ancillary cannabis companies that are poised for growth in the industry. We will originate, structure and underwrite or participate in (i) senior secured loans and other types of loans and debt securities for established cannabis industry operators in states that have legalized medicinal and/or adult use cannabis to the extent permitted by applicable laws and the regulations governing such loan parties and (ii) senior secured loans, other types of loans and debt and equity securities for ancillary cannabis businesses with strong fundamentals.

Some of our borrowers may have their equity securities listed for public trading on the CSE in Canada and/or over-the-counter OTC in the United States. Our loans will typically have up to a five-year maturity and may contain amortization provisions. As of January 15, 2022, members of our management team, provided by our Advisor, members of the Investment Committee who advise on our investments and operations, and affiliates of our Advisor had sourced loans worth approximately $11.6 billion across the cannabis industry.

We believe we are well positioned to take advantage of the supply and demand imbalance that exists in the market by providing borrowers an institutional and flexible source of financing. As the cannabis industry continues to evolve and to the extent that additional states legalize cannabis, the demand for capital continues to increase as operators seek to enter and build out new markets.

Key elements of our strategy include targeting experienced and well-capitalized cannabis operators (and ancillary cannabis businesses) that have substantial enterprise value who typically have some or all of the following characteristics: principal balance greater than $10.0 million (though the portion allocated to the Company may be less); significant collateral (which could include the value associated with licenses, commercial real estate, and other collateral); and positive cash flow. The collateral underlying our loans is located in states in the U.S. that we believe have attractive regulatory environments (for companies operating in the cannabis industry), economic conditions and, in some cases, commercial real estate fundamentals. All such investments are designed to be compliant with all applicable laws and regulations within the jurisdictions in which they are made or to which we are otherwise subject, including U.S. federal law. We also may make equity investments in companies that are compliant with all applicable laws and regulations within the jurisdictions in which they are located or operate, including U.S. federal laws.

We draw upon the expertise of our Advisor’s personnel in sourcing, underwriting, structuring and funding capabilities to implement our growth strategy. We believe that our growth strategy provides significant potential opportunities to our Stockholders for attractive risk-adjusted returns over time. However, to capitalize on the appropriate investment opportunities at different points in the economic cycle and regulatory landscape, we may modify or expand our growth strategy from time to time.

Our loans may be secured by various types of assets of our borrowers, including equipment, real property, the value associated with licenses, and other assets to the extent permitted by applicable laws and the regulations governing our borrowers. The initial assets of the Company are currently held by our Warehouse facility. The Company expects to acquire the assets of the Warehouse via an asset sale, equity purchase or merger.

As of January 15, 2022, the Warehouse held four loans in which the Warehouse had committed approximately $10.8 million, $10.0 million, $10.0 million, and $5.4 million, respectively, and the Company anticipates an additional $12.8 million in commitments to close in the first quarter of 2022 (subject to ongoing due diligence and negotiation and execution of definitive documents) with an additional $138.3 million of commitments across eight loans being evaluated. We identify appropriate loans from our origination pipeline based on investment criteria such as, among other things, the prospective borrower’s financial performance, loan size, proposed sources and uses and location, at which point we may issue an indication of interest or non-binding term sheet and, if mutually agreeable, enter into a non-binding term sheet or non-binding syndication commitment letter with the prospective borrower. No assurances can be given that any of these potential loans will close on the currently contemplated terms or at all. We intend to establish one or more credit facilities and/or subscription facilities or enter into financing arrangements to finance our portfolio investments, which could be with an affiliate.

Borrower	Status	Actual / Expected Funding Date	Loan Maturity	Commitment	Cash Interest Rate	Paid In Kind (“PIK”)	Fixed/ Floating	Amortization During Term
Company A	Funded	7/14/2021	8/1/2026	5,425,000	13.0%	2.5%	Floating	Yes
Company B(1)	Funded	9/30/2021	5/1/2026	10,000,000	12.25%	1.6%	Floating	Yes
Company C	Funded	10/1/2021	10/1/2024	10,750,000	8.0%	N/A	Fixed	Yes
Company D(2)	Funded	12/16/2021	1/1/2026	10,000,000	10.75%	N/A	Fixed	No

(1)	Loan economics represent weighted average of three tranches; one of which uses a fixed interest rate.
(2)	Cash Interest Rate presented represents 9.75% of stated interest plus 1.00% of contingent interest.

Key Differentiating Factors & Competitive Strengths

We expect the opportunities in the cannabis market to rise due to states’ continued legalization of cannabis and the growth of state cannabis programs. The Company will originate, structure and underwrite senior secured loans and other types of loans for established cannabis industry operators in states that have legalized medicinal and/or adult use cannabis to the extent permitted by applicable laws and the regulations governing such loan parties, as well as loans to ancillary cannabis businesses. We also may make equity investments in ancillary cannabis businesses. We believe we are well positioned to become a strong financing source of choice for cannabis industry companies. These opportunities are outlined below along with the overview of our competitive advantages in identifying meaningful investment opportunities.

Current and Long-Term Opportunity: Cannabis businesses currently need debt capital to complete infrastructure projects and further expand their businesses due to the constrained cannabis equity market environment. Banks are constrained by federal regulations and are typically not focused on the cannabis space, which leaves a void in the market for the Company to finance strong cannabis operators and ancillary companies. We believe that we have the ability to provide strong financial support to cannabis companies given access to the operations, resources and institutional structure across the entities associated with us as well as the experience of our investment personnel.

Anticipated Returns on Investment: The Company is targeting gross cash returns on debt of mid-teens through coupon, original issue discount (“OID”), prepayment or exit fees, and other fees. There is no guarantee that these returns can be achieved. The Advisor expects to earn agency, syndication, structuring and other fees related to its services to the Company as well as Co-Investment management fees. Any such fees (other than agency fees not to exceed 1% per annum of any loan) will reduce the Management Fee (as defined below) paid to the Advisor by the Company crediting the value of such fees to investor returns.

Experienced Management Team: Subject to the overall supervision of the Board, the Advisor will administer the business activities and day-to-day operations of the Company. The Investment Committee, which will make decisions on the investments by the Company, is comprised of four professionals: Leonard Tannenbaum (Chief Executive Officer of the Company), Bernard D. Berman (President and Chairman of the Board), Jonathan Kalikow, and Robyn Tannenbaum (Member of the Board). The members of the Investment Committee have extensive and diverse expertise as well as significant investing industry experience. We believe that the length and breadth of the Investment Committee’s investment experience, and ability to source and execute a wide variety of transactions, will serve as a significant competitive advantage for the Company.

Leading origination platform in high-growth market with extensive barriers to entry: Through the size and scale of our operations, as well as the experience of our investment personnel and institutional infrastructure, we believe we are well positioned to become a leading financing source of choice for cannabis companies. We will be able to take advantage of the capital supply/demand imbalance to further our intention to generate strong risk-adjusted returns by providing operators debt capital. Additionally, as states continue to legalize cannabis, the demand for capital to fund operations should increase and we believe we will be positioned to continue funding these borrowers both as an investment lender and a provider of institutional capital to an expanding universe of operators.

Overview of Market Opportunity

The state regulated cannabis sector has been growing exponentially. As of March 2021, the United States retail cannabis market was valued at $22 billion and was expected to reach over $38.4 billion in 2025, a compounded annual growth rate of 20% from 2020-2025, according to the 2021 Marijuana Business Factbook (“Factbook”). Cannabis companies have been, and are expected to continue, expanding to new markets. The demand for the cannabis market has been rising due to the increased accessibility of cannabis and a wide range of benefits for both medical and adult use. In 2021, the legal spending on medical and recreational cannabis is estimated to reach approximately $20.6 billion. The cannabis market is fragmented across approximately 24,000 – 29,650 operators in the United States, with 36,000 – 44,000 ancillary cannabis companies. The Company believes that by lending to strong operators of cannabis, it intends to finance a large share of the market as consolidation occurs. Some of the market drivers, challenges and opportunities related to cannabis are summarized below.

Market Drivers:

○	Increasing numbers of patients and customers purchasing cannabis in state legal programs

○	Increasing positive legislation in support of cannabis

○	Wide range of benefits for both medical and recreational use

○	Growing medical applications

Market Challenges:

○	Stringent state-by-state regulation and lengthy license approval process

○	High cost and complex distribution channel

○	Large illicit market

○	Constrained public and private equity markets including lack of access to traditional debt capital

Market Opportunities:

○	U.S. cannabis industry is estimated to have a total annual economic impact of greater than $90 billion by 2023, according to the Factbook.

○	Interest-bearing loans as a type of investment in the cannabis industry increased to 37% in 2019 from 22% in 2017, according to the Factbook.

Legislative Reform Continues to Move Forward

Cannabis legalization and the support of legalization continues to grow in the United States. Americans support ending cannabis prohibition. Gallup’s 2020 survey found that 68% of Americans support legalizing cannabis. The poll also found that the support has become bipartisan, with 75% of Democrats, 71% of Independents, and 53% of Republicans support legalizing cannabis. A 2018 United Nations Report revealed that ~192 million people worldwide already use cannabis. In the United States, 36 states and several territories have legalized medical cannabis, and eighteen of those states and the District of Columbia have fully legalized cannabis for adult use. Most states with legalized cannabis declared cannabis companies as “essential businesses” during the coronavirus pandemic, permitting them to remain open while residents sheltered in place. The increasing legalization and de-stigmatization of cannabis present a unique investment opportunity for the Company.

Several cannabis reform bills are pending in the U.S. Congress. Most significantly:

●	The Secure and Fair Enforcement (“SAFE”) Banking Act of 2019 would allow financial institutions legally to provide services to state-licensed and compliant cannabis operators.

○	The HEROES Act, passed by the House of Representatives for coronavirus relief, includes those provisions from the SAFE Banking Act.

●	The Marijuana Opportunity, Reinvestment and Expungement Act would remove cannabis entirely from the list of scheduled substances under the Controlled Substances Act and eliminate criminal penalties for manufacturing, distributing, or possessing cannabis, and among other measures would also establish certain measures for social and criminal justice and impose a federal tax on cannabis products.

Certain would-be players feel constrained

Due to discrepancies in state and federal regulations regarding cannabis and complicated know-your-customer obligations, federally-chartered institutional banks have felt constrained from providing full services to cannabis-related businesses. Since cannabis currently remains illegal at the federal level, federally-chartered banks that engage in business with the cannabis industry are considered to potentially be putting their federal banking charters at risk by engaging in cannabis-related funding. Moreover, each state has different licenses, requirements, and regulations, thus creating inconsistencies between markets and the need for specific state-by-state diligence, creating a void in market space for the Company.

Closed capital markets

Companies that cultivate, process, manufacture, distribute, or dispense cannabis (i.e., plant-touching cannabis companies) in the United States are not currently permitted to list on the New York Stock Exchange (the “NYSE”), Nasdaq Stock Market (the “NASDAQ”) or the Toronto Stock Exchanges (“TSX”). Thus, plant-touching cannabis companies are presently constrained to listing equity stock on less prominent exchanges or markets, such as the CSE or the OTC. As a result, companies with cannabis operations in the U.S. are seeking alternative sources of financing, which has allowed lenders to demand strong risk-adjusted returns with significant collateral to lend money.

Sizeable, growing industry that performed during the pandemic.

The legalized cannabis industry in the U.S. has demonstrated significant growth over the past several years, with legal cannabis sales in the U.S. exceeding $17.5 billion in 2020—up 46% over 2019 sales of $12.1 billion. The cannabis industry was one of the few that continued to grow during the recent pandemic-related economic downturn. Twenty-five states, in addition to the District of Columbia, deemed cannabis an “essential” business during the pandemic, and Cannabis Operators pivoted quickly to online ordering and curb side pick-ups. The industry is forecasted to grow to $41.3 billion by 2026, which represents a greater than 15% compound annual growth rate, and as much as $100 billion by 2030 —which would result in a U.S. cannabis industry that rivals the size of the beer (~$100 billion), spirits (~$68 billion), wine (~$67 billion), and organic food (~$62 billion) industries.

Pandemic accelerated industry trends.

In the second half of 2019, the valuations of U.S. cannabis companies that traded publicly on Canadian exchanges, which had traded as much as ten to twenty times forward revenue, declined to levels more in line with other high-growth industries. In conjunction, U.S. Cannabis Operators shifted their focus from infrastructure expansion and license acquisitions (and thereby forward revenue) to revenue generation and operating profitably—in other words, to becoming earnings before interest, taxes, depreciation and amortization (“EBITDA”) and cash flow positive. The pandemic accelerated this trend toward operating profits. Faced with a potential drying up of financing options and a general economic downturn, operators raced to right size their balance sheets and become cash flow positive. Some have been able to achieve this, and these initial winners have started acquiring the assets of those that have not or could not, which is further accelerating the industry consolidation that began to pick up speed during 2019. Though still a highly fragmented and volatile industry, the largest operators in U.S. cannabis are starting to enjoy significant scale and efficiency benefits, and the medium and smaller players are realizing the benefits of and need to get to scale.

Underwriting and Investment Process

Pursuant to the Advisory Agreement that will be entered into between the Advisor and the Company, the Advisor will manage our investments and day to-day operations, subject at all times to the terms and conditions set forth in the Advisory Agreement and such further limitations or parameters as may be imposed from time to time by the Board.

The Advisor’s rigorous investment process will enable us to provide debt and to some extent equity capital to established cannabis industry players in states that have legalized medicinal and/or adult use cannabis as well as ancillary businesses serving the cannabis industry. The Advisor’s management team and our Board are attuned to the macro-environment and political environment as they relate to the investing in the cannabis industry.

Our credit investment strategy is to target debt with yields in the mid-teens and an anticipated one to five-year holding period. Return targets are not a reliable indicator of future performance and no guarantee or assurance is given that such returns will be achieved or that an investment in the Company will not result in a loss. Target return rates are based on our good faith and reasonable assumptions. Actual events or conditions may differ materially from these assumptions, and therefore, actual returns could be substantially lower.

Origination

We believe our broad origination capabilities enable credit selection discipline. We have a direct origination platform which typically creates enhanced returns by its ability to originate, participate, document, and put in enhanced controls in the structuring of the investments. This platform enables us to have access to a larger deal universe, increasing our ability to be selective and allowing for specific portfolio construction and a focus on higher quality companies. We intend to focus on investing in industry leaders with scale across the cannabis ecosystem.

Underwriting

Once an attractive investment opportunity has been identified, we intend to move quickly to evaluate its merits and risks. The Company evaluates investments by subjecting them to a rigorous underwriting process, guided by a series of internal approval stages. Deals are screened based on the following key criteria: company, state dynamics, regulatory, enterprise value and collateral considerations. The Company will subject all investments to a rigorous underwriting process which is designed to assess all important aspects of the investment. Included in the diligence tools utilized by management to verify data typically include but are not limited to appraisals, quality of earnings reports, environmental reports, site visits, comparable company analyses, background checks and local regulatory restrictions. Certain factors the Company evaluates include:

●	Borrower and Operations

○	Type of operations – cultivation, processing, manufacturing and distribution

○	Mix analysis – wholesale vs. retail

○	State regulatory approval

○	Quality of management –cultivation experience and financial expertise, among other factors

○	Brand analysis – owned brands or produce for others

○	Quality control analysis - testing, operational procedures, remediation procedures

○	Construction projects – historical ability to hit budget and timeline

●	State-by-State Analysis

○	Legislative environment of every state a company operates in

○	Probability analysis of legislative changes in each state

○	Growing conditions and seasonality within the state

○	Local planning and permits

○	Current political climate and importance of cannabis

○	License dynamics – number and type (vertical, single)

●	Investment Analysis

○	Debt size and capital structure overview –current and pro forma

○	Debt economics –interest rate, OID, exit fees, prepayment penalties, etc.

○	Debt security – value of licenses, real and tangible property, parent guaranty, cash flow, etc.

○	Thorough covenant analysis and remedies to breach

○	Enterprise value analysis, including comparable companies and transactions

○	Review of the agent and participants in the syndication process

○	Risks and mitigants of the transaction –credit risk, business risk, structure risk, etc.

●	Financial Analysis and Metrics

○	Historical and projected cash flow analysis

○	Capital structure analysis –current and pro forma for the transaction

○	Deals may be structured with covenants such as maximum leverage ratio, debt service coverage ratio, fixed charge coverage ratio, minimum EBITDA, and minimum cash

○	Cost per gram of the product

○	Full financial model –vertically integrated, wholesaler, distributor, etc.

●	License Analysis

○	Fully examine the licenses owned in each state

○	Review the licenses under application in each state

○	Evaluate the transferability of license(s) held by the company

○	Analyze the valuation and marketplace for licenses in each state

Investment Committee

The Advisor, through the Investment Committee, oversees our investments and will be focused on managing our credit risk through a comprehensive investment review process. As part of the investment process, the Investment Committee must approve each loan before commitment papers are issued.

Legal Documentation and Post-Closing

Our portfolio is proactively managed to monitor ongoing performance. The Investment Team works alongside external counsel to negotiate creditor agreements and hard asset collateral liens. In managing and monitoring ongoing performance, the Advisor emphasizes the review of financial covenants and monthly and/or quarterly financials, and the inclusion in its credit agreements of limitations on actions that may be adverse to lenders. We expect to benefit from the tested method of capital allocation and on-going investment monitoring utilized by the Advisor. The primary objectives of the investment process are for it to be repeatable, dependable, and able to produce attractive risk-adjusted returns.

The primary components of the investment process are as follows:

Origination

●	Direct origination platform works to create enhanced yields and allows us to put in greater controls for loans in which our Advisor originates and structures.

●	Platform drives increased deal flow, which provides for improved loan selectivity.

●	Allows for specific portfolio construction and a focus on higher quality companies.

●	Other tools that we frequently use to verify data include, but are not limited to: appraisals, quality of earnings, environmental reports, site visits, anti-money laundering compliance, comparable company analyses and background checks.

●	As of January 15, 2022, our Advisor and its affiliates had 95 active loans in our pipeline at various stages in the diligence process, and had passed on 351 of 462 sourced loan opportunities due to, among other reasons, lack of enterprise value coverage, lack of collateral, lack of cash flow, stage of company, no previous experience or state dynamics.

Underwriting

●	Disciplined underwriting process leads to a highly selective approach.

●	Potential loans are screened based on the following key criteria: company profile, state dynamics, regulatory matters, borrower enterprise value, collateral and cash flow.

Investment Committee

●	Focused on managing credit risk through comprehensive investment review process.

●	The Investment Committee must approve each loan before commitment papers are issued.

●	Members of the Investment Committee currently include: Leonard M. Tannenbaum, Jonathan Kalikow, Robyn Tannenbaum and Bernard D. Berman.

Legal Documentation and Post-Closing

●	Investment team works alongside external counsel to negotiate credit agreements and collateral liens.

●	Emphasis is placed on financial covenants and limitations on actions that may be adverse to lenders.

●	Portfolio is proactively managed to monitor ongoing performance, in some instances, through seats on borrowers’ boards of directors or board observer rights.

In addition to the underwriting and investment process described above, where our Advisor or its affiliate serves as agent for the prospective loan, it conducts extensive due diligence on our behalf to provide reasonable assurance that borrowers are complying with applicable state cannabis laws and not violating certain federal priorities with respect to cannabis set forth in applicable U.S. Department of Justice (the “DOJ”) memoranda. It conducts extensive cannabis regulatory due diligence on each borrower, including, but not limited to reviewing and verifying, as applicable: (i) all of the borrower’s cannabis licenses by location; (ii) all license applications and all related documentation submitted by the borrower to applicable regulators for obtaining a state license to operate its cannabis-related business; (iii) available information about the borrower from the state licensing and enforcement authorities; (iv) letters of any approvals, violations or warnings to the borrower and any related businesses; (v) lists of brands and trademarks owned and products sold by the borrower; (vi) the borrower’s supply contracts, customer contracts and compliance and quality control procedures; (vii) legal opinions regarding transferability of licenses (if applicable); and (viii) any applicable management agreements to which the borrower is a party.

Where our Advisor or an affiliate serves as agent for the prospective loan, it also typically requires a significant amount of information with respect to each of our borrowers and any guarantors, including: (i) ownership structure charts; (ii) the borrower’s and each related entity’s organizational documents; (iii) the borrower’s and any guarantor entity’s operating agreements; (iv) a list of judgments, liens, and criminal convictions against senior management; (v) a list of pending or threatened claims/litigation by or against the borrower or any guarantors as well as the status of any such claim/litigation; (vi) information about other liabilities, including loans and foreclosures, and bankruptcies; (vii) lending and banking references; (viii) certificates of good corporate standing for all loan parties (within 30 days of close); and (ix) other background information obtained through various means. Our Advisor also conducts financial due diligence on borrowers, typically including, at least, reviewing: (a) audited or certified annual financial statements for the previous year and, where available, unaudited monthly financial statements; (b) a detailed operating budget for the forward looking year; (c) a list of any non-recurring/extraordinary revenues or expenses for current and prior fiscal years; (d) details of corporate overhead or other corporate eliminations; (e) an accounts payable aging report; (f) accounts receivable aging report; (g) total gross (retail vs wholesale) sales for the past two years, by location; (h) balance sheet, within 30 days of closing, the last three months of bank deposits; (i) a capitalization table; (j) a list of information technology/software used; (k) proof of insurance policies; and (l) resumes of key personnel/management. Additionally, our Advisor conducts extensive due diligence on properties owned or leased by our borrowers and any related guarantors. For prospective loans where we are a syndicate partner, we typically focus our own due diligence efforts on the prospective borrower’s financial performance and rely on reputable and experienced external agents to conduct due diligence covering the remaining points described above. In either event, the borrower’s legality under state law is thoroughly diligenced.

Valuation of Portfolio Investments and Net Asset Value of Shares

We will value our investments in accordance with valuation procedures approved by the Board. See “Determination of Net Asset Value” below. The Board, with the assistance of the Audit Committee, which is comprised of Independent Directors, and, in some cases, an independent valuation firm, will determine the fair values of the Company’s assets on at least a quarterly basis, in accordance with the terms of FASB Accounting Standards Codification Topic 820, Fair Value Measurement and Disclosures.

Determination of Net Asset Value

The net asset value per share of our outstanding shares of common stock is determined at least quarterly by dividing the value of total assets minus liabilities by the total number of shares of common stock outstanding at the date as of which the determination is made.

Investment transactions are recorded on the trade date. Realized gains or losses are measured by the difference between the net proceeds received (excluding prepayment fees, if any) and the amortized cost basis of the investment using the specific identification method without regard to unrealized gains or losses previously recognized, and include investments charged off during the period, net of recoveries. The net change in unrealized gains or losses primarily reflects the change in investment values, including the reversal of previously recorded unrealized gains or losses with respect to investments realized during the period.

Investments for which market quotations are readily available are typically valued at the bid price of those market quotations. To validate market quotations, we utilize a number of factors to determine if the quotations are representative of fair value, including the source and number of the quotations. Debt and equity securities that are not publicly traded or whose market prices are not readily available, which may be the case for substantially all of our investments, are valued at fair value as determined in good faith by the Board, based on, among other things, the input of the Advisor, the Audit Committee and in some cases, an independent third-party valuation firm(s) engaged at the direction of the Board.

As part of the valuation process, the Board will take into account relevant factors in determining the fair value of our investments, which typically include: the estimated enterprise value of a portfolio company (i.e., the total fair value of the portfolio company’s debt and equity), the nature and realizable value of any collateral, the portfolio company’s ability to make payments based on its earnings and cash flow, the markets in which the portfolio company does business, a comparison of the portfolio company’s securities to any similar publicly traded securities, and overall changes in the interest rate environment and the credit markets that may affect the price at which similar investments may be made in the future. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, the Board will consider whether the pricing indicated by the external event corroborates its valuation.

The Board undertakes a multi-step valuation process, which includes, among other procedures, the following:

●	With respect to investments for which market quotations are readily available, those investments will typically be valued at the bid price of those market quotations;

●	With respect to investments for which market quotations are not readily available, the valuation process begins with a preliminary valuation of each investment by the Advisor, which will typically include input from an independent valuation firm(s);

●	Preliminary valuation conclusions will be documented and discussed with the Advisor’s valuation committee. Agreed upon valuation recommendations are presented to the Audit Committee;

●	The Audit Committee reviews the valuation recommendations and recommend values for each investment to the Board; and

●	The Board reviews the recommended valuations and determine the fair value of each investment.

We conduct this valuation process on a quarterly basis.

We apply Financial Accounting Standards Board Accounting Standards Codification 820, Fair Value Measurements (“ASC 820”), as amended, which establishes a framework for measuring fair value in accordance with U.S. GAAP and required disclosures of fair value measurements. ASC 820 determines fair value to be the price that would be received for an investment in a current sale, which assumes an orderly transaction between market participants on the measurement date. Market participants are defined as buyers and sellers in the principal or most advantageous market (which may be a hypothetical market) that are independent, knowledgeable, and willing and able to transact. In accordance with ASC 820, we consider its principal market to be the market that has the greatest volume and level of activity. ASC 820 specifies a fair value hierarchy that prioritizes and ranks the level of observability of inputs used in determination of fair value. In accordance with ASC 820, these levels are summarized below:

●	Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that we have the ability to access.

●	Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

●	Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Transfers between levels, if any, are recognized at the beginning of the quarter in which the transfer occurred. In addition to using the above inputs in investment valuations, we apply a valuation policy approved by the Board that is consistent with ASC 820. Consistent with the valuation policy, we evaluate the source of the inputs, including any markets in which our investments are trading (or any markets in which securities with similar attributes are trading), in determining fair value. When an investment is valued based on prices provided by reputable dealers or pricing services (that is, broker quotes), we subject those prices to various criteria in making the determination as to whether a particular investment would qualify for treatment as a Level 2 or Level 3 investment. For example, we, or the independent valuation firm(s), review pricing support provided by dealers or pricing services in order to determine if observable market information is being used, versus unobservable inputs.

Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of our investments may fluctuate from period to period. Additionally, the fair value of such investments may differ significantly from the values that would have been used had a ready market existed for such investments and may differ materially from the values that may ultimately be realized. Further, such investments are generally less liquid than publicly traded securities and may be subject to contractual and other restrictions on resale. If we were required to liquidate a portfolio investment in a forced or liquidation sale, it could realize amounts that are different from the amounts presented and such differences could be material.

In addition, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realized on these investments to be different than the unrealized gains or losses reflected herein.

Rule 2a-5 under the 1940 Act was adopted by the SEC in December 2020 and establishes requirements for determining fair value in good faith for purposes of the 1940 Act. We intend to comply with the new rule’s requirements on or before the compliance date in September 2022.

Determinations in Connection with a Drawdown or Subsequent Closing

In connection with a Drawdown or a Subsequent Closing, as applicable, the Board or a committee thereof is required to make the determination that we are not selling shares of our common stock at a price below the then current net asset value of our common stock, exclusive of any distributing commission or discount (which net asset value will be determined as of a time within 48 hours, excluding Sunday and holidays, next preceding the time of such determination). The Board or an authorized committee thereof will consider the following factors, among others, in making such a determination:

●	the net asset value of our common stock disclosed in the most recent periodic report that we filed with the SEC;

●	our management’s assessment of whether any material change in the net asset value per share has occurred (including through the realization of gains on the sale of our portfolio securities during the period beginning on the date of the most recently disclosed net asset value per share of our common stock and ending 48 hours (excluding Sundays and holidays) prior to the Drawdown Date or the Catch-up Date, as applicable; and

●	the magnitude of the difference between (i) a value that the Board or a committee thereof has determined reflects the current (as of a time within 48 hours, excluding Sundays and holidays) net asset value of the common stock, which is based upon the net asset value of the Common Stock disclosed in the most recent periodic report that we filed with the SEC, as adjusted to reflect our management’s assessment of any material change in the net asset value of our common stock since the date of the most recently disclosed net asset value of our common stock, and (ii) the net asset value of the common stock as of the most recently completed calendar quarter.

These processes and procedures are part of our compliance policies and procedures. Records are made contemporaneously with all determinations described in this section and these records are maintained with other records that we are required to maintain under the 1940 Act.

Emerging Growth Company

We are an emerging growth company as defined in the JOBS Act and we are eligible to take advantage of certain specified reduced disclosure and other requirements that are otherwise generally applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). We expect to remain an emerging growth company for up to five years following the completion of our initial public offering (“IPO”) or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues equals or exceeds $1.07 billion, (ii) December 31 of the fiscal year that we become a “large accelerated filer” as defined in Rule 12b-2 under the 1934 Act which would occur if the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months or (iii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the preceding three-year period. In addition, we will take advantage of the extended transition period provided in Section 7(a)(2)(B) of the 1933 Act for complying with new or revised accounting standards.

Term

The term of the Company (the “Term”) will be indefinite until a Liquidity Event (as defined below) is effected at the sole discretion of the Board or we are sooner dissolved by operation of law.

We will use commercially reasonable efforts to seek a Liquidity Event (as defined below) within two years of the first closing. The Board may, in its sole discretion, determine to cause the Company to conduct a Liquidity Event including an IPO. The decision will take into consideration factors such as prevailing market conditions at the time and our portfolio composition. The ability of the Company to commence and consummate a Liquidity Event is not assured, and will depend on a variety of factors, including the size and composition of our portfolio and prevailing market conditions at the time.

A “Liquidity Event” includes: (1) IPO or (2) a Sale Transaction. A “Sale Transaction” means (a) the sale of all or substantially all of the Company’s assets to, or other liquidity event with, another entity or (b) a transaction or series of transactions, including by way of merger, consolidation, recapitalization, reorganization, or sale of stock in each case for consideration of either cash and/or publicly listed securities of the acquirer, or (c) a wind-down or dissolution. Until such time as the Board determines to cause the us to conduct a Liquidity Event, we will remain a privately offered BDC and, in its Board’s commercially reasonable judgment, may conduct repurchases of its shares of common stock from time to time.

The Company cannot assure prospective investors when, if at all, it will undertake a Liquidity Event. If the Company does undertake a Liquidity Event, the Company cannot assure prospective investors of the share price at which such Liquidity Event would be consummated.

Distribution Reinvestment Plan

We have adopted a distribution reinvestment plan pursuant to which Stockholders may elect to have their distributions automatically reinvested in additional Shares, rather than receiving distributions. A Stockholder that does not wish to participate in the distribution reinvestment plan need take no action. If a Stockholder wishes to participate in the distribution reinvestment plan, they must notify the transfer agent, the Company, in writing no later than ten calendar days prior to the record date for any distribution and such election will remain in effect until the Stockholder notifies the Company otherwise. No action will be required on the part of a Stockholder to receive his, her, or its distribution in cash.

The number of Shares to be issued to a Stockholder under the distribution reinvestment plan will be determined by dividing the total dollar amount of the distribution payable to such Stockholder by the NAV per Share, as of the last day of our fiscal quarter immediately preceding the date such distribution was declared.

There are no brokerage charges or other charges to Stockholders who participate in the plan. The plan is terminable by us upon notice in writing mailed to each Stockholder of record at least 30 days prior to any record date for the payment of any distribution by us.

The Private Offering

Pursuant to the terms of the initial fundraise and this Registration Statement on Form 10, we are offering shares of our common stock to “accredited investors” as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act in reliance on exemptions from the registration requirements of the 1933 Act. There will be no limit on the number of shares or the amount of capital raised in connection with the private offering. Each investor will make a capital commitment to purchase shares of our common stock pursuant to a subscription agreement entered into with us.

The Company will hold one or more closings at which it will accept capital commitments from investors (“Capital Commitments”). The Initial Closing Date is expected to occur during the second quarter of 2022. The minimum initial Capital Commitment by any prospective purchaser of the Company’s common stock is $1 million, subject to a determination by the Advisor, in its sole discretion, to waive such minimum requirement.

From time-to-time during the term of the Company, the Advisor may, in its sole discretion, permit one or more additional closings (each, a “Subsequent Closing”) as additional Capital Commitments are obtained (the Initial Closing and each Subsequent Closing, each, a “Closing”). Each investor admitted or existing investor increasing its Capital Commitments at each such Subsequent Closing will be required to purchase shares of the Company with an aggregate purchase price necessary to ensure that all investors in the Company have generally contributed the same percentage of their Capital Commitments to the Company immediately following such purchase (a “Catch-up Purchase”) and each such investor will be issued a number of shares of the Company based on a per share purchase price determined by the Board. A Catch-up Purchase may be made in multiple installments as determined by the Advisor based on the Company’s capital requirements. The per share purchase price referred above will be at least equal to the net asset value per share in accordance with the 1940 Act, and relevant interpretations thereunder. The Board may set the price per share above the net asset value per share based on a variety of factors, including without limitation, the total amount of the Company’s organizational and other expenses that have accrued since the Initial Closing.

Regulation as a Business Development Company

The following discussion is a general summary of the material provisions governing BDCs generally. It does not purport to be a complete description of all of the laws and regulations affecting BDCs.

BDCs are regulated by the 1940 Act. A BDC must be organized in the U.S. for the purpose of investing in or lending to private or thinly traded public companies and making significant managerial assistance available to them.

The Company may not change the nature of its business so as to cease to be, or withdraw our election as, a BDC unless authorized by vote of a majority of outstanding voting securities, as required by the 1940 Act. A majority of the outstanding voting securities of a company is defined under the 1940 Act as the lesser of: (a) 67% or more of such company’s voting securities present at a meeting if more than 50% of the outstanding voting securities of such company are present or represented by proxy, or (b) more than 50% of the outstanding voting securities of such company. However, by signing a Subscription Agreement with the Company, each Stockholder is providing the approval required by the 1940 Act to effectuate the withdrawal of the Company’s election to be regulated as a BDC (i) concurrently with the liquidation or dissolution of the Company, or (ii) in connection with an IPO (including any transaction effectuated in connection therewith), provided that the exchange-listed successor entity has elected to be regulated as a BDC. The Company does not anticipate any substantial change in the nature of our business.

As with other companies regulated by the 1940 Act, a BDC must adhere to certain substantive regulatory requirements. A majority of the Company’s directors must be persons who are not interested persons, as that term is defined in the 1940 Act. Additionally, the Company is required to provide and maintain a bond issued by a reputable fidelity insurance company to protect the BDC. Furthermore, as a BDC, the Company is prohibited from protecting any director or officer against any liability to the Company or its Stockholder arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.

As a BDC, the Company is required to meet an asset-coverage ratio, reflecting the value of our total assets to our total senior securities, which include all of our borrowings and any preferred stock we may issue in the future, of at least 200% (or 150% if certain conditions are met). The Company may also be prohibited under the 1940 Act from knowingly participating in certain transactions with our affiliates without the prior approval of directors who are not interested persons and, in some cases, prior approval by the SEC.

The Company is generally not able to issue and sell shares of its common stock at a price below NAV per share without Stockholder approval. We may, however, in accordance with the conditions set forth in Section 63(2) of the 1940 Act, sell shares of our common stock, or warrants, options or rights to acquire our shares of common stock, at a price below the then-current NAV of the shares if the Board determines that such sale is in the best interests of the Company and the Stockholders approve such sale.

The Company will, from time to time, be examined by the SEC for compliance with the federal securities laws, including the 1940 Act.

Qualifying Assets

Under the 1940 Act, a BDC may not acquire any asset other than assets of the type listed in Section 55(a) of the 1940 Act, which are referred to as qualifying assets, unless, at the time the acquisition is made, qualifying assets represent at least 70% of the BDC’s total assets. The principal categories of qualifying assets relevant to our business are the following:

(1)	Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an eligible portfolio company, or from any person who is, or has been during the preceding 13 months, an affiliated person of an eligible portfolio company, or from any other person, subject to such rules as may be prescribed by the SEC. An eligible portfolio company is defined in the 1940 Act as any issuer which:

(a)	is organized under the laws of, and has its principal place of business in, the U.S.;

(b)	is not an investment company (other than a small business investment company wholly owned by the BDC); and

(c)	satisfies any of the following:

i.	does not have any class of securities that is traded on a national securities exchange;

ii.	has a class of securities listed on a national securities exchange, but has an aggregate market value of outstanding voting and non-voting common equity of less than $250 million;

iii.	is controlled by a BDC or a group of companies including a BDC and the BDC has an affiliated person who is a director of the eligible portfolio company; or

iv.	is a small and solvent company having total assets of not more than $4.0 million and capital and surplus of not less than $2.0 million.

(2)	Securities of any eligible portfolio company that the Company controls. Control under the 1940 Act is presumed to exist where a BDC beneficially owns more than 25% of the outstanding voting securities of the portfolio company.

(3)	Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy or subject to reorganization under the supervision of a court or if the issuer, immediately prior to the purchase of its securities, was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.

(4)	Securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and the Company already owns 60% of the outstanding equity of the eligible portfolio company.

(5)	Securities received in exchange for or distributed on or with respect to securities described in (1) through (4) above, or pursuant to the exercise of warrants or rights relating to such securities.

(6)	Cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment.

(7)	Office furniture and equipment, interests in real estate and leasehold improvements and facilities maintained to conduct the business operations of the BDC, deferred organization and operating expenses, and other noninvestment assets necessary and appropriate to its operations as a BDC, including notes of indebtedness of directors, officers, employees, and general partners held by a BDC as payment for securities of such company issued in connection with an executive compensation plan described in Section 57(j) of the 1940 Act.

Under Section 55(b) of the 1940 Act, the value of a BDC’s assets for the purpose of compliance with Section 55(a), will be determined as of the date of the most recent financial statements filed by such company with the SEC pursuant to Section 13 of the Exchange Act, which in our case means at least quarterly.

Prior to January 19, 2021, except for registered money market funds, we were prohibited from acquiring more than 3% of the voting stock of any registered investment company, investing more than 5% of the value of our total assets in the securities of one investment company, or investing more than 10% of the value of our total assets in the securities of more than one investment company without obtaining exemptive relief from the SEC. However, the SEC adopted new rules, which became effective on January 19, 2021, that allow us to acquire the securities of other investment companies in excess of the 3%, 5%, and 10% limitations without obtaining exemptive relief if we comply with certain conditions. If we invest in securities issued by investment companies, if any, it should be noted that such investments might subject our Stockholders to additional expenses as they will be indirectly responsible for the costs and expenses of such companies.

Significant Managerial Assistance to Portfolio Companies

As a BDC, the Company will offer, and must provide upon request, significant managerial assistance to its portfolio companies, that represent qualifying assets under Section 55(a). This assistance could involve, among other things, monitoring the operations of portfolio companies, participating in board and management meetings, consulting with and advising officers of portfolio companies and providing other organizational and financial guidance. The Company may receive fees for these services. The Advisor will provide such managerial assistance, if any, on the Company’s behalf to portfolio companies that request this assistance. However, any fees received for the provision of managerial assistance must be retained by the BDC.

Special Provisions for Preferred Stock

If the Company were to issue shares of preferred stock, holders of such shares would be entitled to elect at least two directors of the Company and under certain circumstances a majority of the directors.

Temporary Investments

Pending investment in other types of “qualifying assets,” as described above, the Company’s investments may consist of cash, cash equivalents, U.S. government securities or high-quality investment grade debt securities maturing in one year or less from the time of investment, which we refer to, collectively, as temporary investments, so that 70% of the Company’s assets are qualifying assets. Typically, we will invest in U.S. Treasury bills or in repurchase agreements, provided that such repurchase agreements are fully collateralized by cash or securities issued by the U.S. government or its agencies. A repurchase agreement involves the purchase by an investor, such as the Company, of a specified security and the simultaneous agreement by the seller to repurchase it at an agreed-upon future date and at a price which is greater than the purchase price by an amount that reflects an agreed-upon interest rate. There is no percentage restriction on the proportion of the Company’s assets that may be invested in such repurchase agreements. However, if more than 25% of the Company’s total assets constitute repurchase agreements from a single counterparty, the Company would not meet the diversification tests in order to qualify as a RIC for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.” Accordingly, we do not intend to enter into repurchase agreements with a single counterparty in excess of this limit. The Advisor will monitor the creditworthiness of the counterparties with which we enter into repurchase agreement transactions.

Senior Securities

The Company is generally permitted, under specified conditions, to issue multiple classes of indebtedness and one class of stock senior to its common stock if its asset coverage, as defined in the 1940 Act, would at least equal 150% immediately after each such issuance if approved by our Stockholders. The Company intends to seek approval from Leonard Tannenbaum, the Company’s sole Stockholder (“Sole Stockholder”) to adopt the reduced minimum asset coverage ratio of 150% prior to the Initial Closing Date. See Section VII. “Certain Risks – Risks Related to our Business and Structure – The 1940 Act allows us to incur additional leverage.” In addition, while any senior securities remain outstanding, the Company must make provisions to prohibit any distribution to our Stockholders or the repurchase of such securities or shares unless the Company meets the applicable asset coverage ratios at the time of the distribution or repurchase. The Company may also borrow amounts up to 5% of the value of our gross assets for temporary purposes without regard to asset coverage.

Code of Ethics

The Company and the Advisor have each adopted a code of ethics pursuant to Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, respectively, which establish procedures for personal investments and restricts certain transactions by personnel. The code of ethics generally does not permit investments by employees in securities that may be purchased or held by the Company.

The Company and the Advisor are required to adopt and implement written policies and procedures reasonably designed to detect and prevent violation of the federal securities laws. As a BDC, we will be required to review these compliance policies and procedures annually for their adequacy and the effectiveness of their implementation and designate a chief compliance officer to be responsible for administering the policies and procedures.

As a BDC, the Company will be required to provide and maintain a bond issued by a reputable fidelity insurance company to protect the Company against larceny and embezzlement.

Proxy Voting Policies and Procedure

We have delegated our proxy voting responsibility to the Advisor. A summary of the Proxy Voting Policies and Procedures of our Advisor are set forth below. The guidelines are reviewed periodically by the Advisor and our non-interested directors, and, accordingly, are subject to change.

As an investment adviser registered under the Advisers Act, the Advisor has a fiduciary duty to act solely in the best interests of its clients. As part of this duty, it recognizes that it must vote securities held by its clients in a timely manner free of conflicts of interest. These policies and procedures for voting proxies for investment advisory clients are intended to comply with Section 206 of, and Rule 206(4)-6 under, the Advisers Act.

The Advisor votes proxies relating to our portfolio securities in the best interest of Stockholders. The Advisor reviews on a case-by-case basis each proposal submitted for a proxy vote to determine its impact on our investments. Although it generally votes against proposals that may have a negative impact on our investments, it may vote for such a proposal if there exists compelling long-term reasons to do so. The proxy voting decisions of the Advisor are made by the senior investment professionals who are responsible for monitoring each of our investments. To ensure that our vote is not the product of a conflict of interest, it requires that: (i) anyone involved in the decision making process disclose to a managing member of the Advisor any potential conflict that he or she is aware of and any contact that he or she has had with any interested party regarding a proxy vote; and (ii) employees involved in the decision making process or vote administration are prohibited from revealing how we intend to vote on a proposal in order to reduce any attempted influence from interested parties.

You may obtain information about how we voted proxies by making a written request for proxy voting information to: AFC BDC Inc., 525 Okeechobee Blvd., Suite 1770, West Palm Beach, FL 33401.

Privacy Policy

We are committed to maintaining the privacy of our Stockholders and to safeguarding their non-public personal information. The following information is provided to help you understand what personal information we may have access to, how we protect that information and why, in certain cases, we may share information with select other parties.

Generally, we do not receive any non-public personal information relating to our Stockholders, although certain non-public personal information of our Stockholders may become available to us. We do not disclose any non-public personal information about our Stockholders or former Stockholders to anyone, except as permitted by law or as is necessary in order to service Stockholder accounts (for example, through a transfer agent or third-party administrator).

We restrict access to non-public personal information about our Stockholders to employees of our Advisor and its affiliates with a legitimate business need for the information. We maintain physical, electronic and procedural safeguards designed to protect the non-public personal information of our Stockholders.

Reporting Obligations

We will furnish our Stockholders with annual reports containing audited financial statements, quarterly reports, and such other periodic reports as we determine to be appropriate or as may be required by law. We are filing this Registration Statement with the SEC voluntarily with the intention of establishing the Company as a reporting company under the Exchange Act. Upon the effectiveness of this Registration Statement, we will be required to comply with all periodic reporting, proxy solicitation and other applicable requirements under the Exchange Act. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC, which are available on the SEC’s website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov

Drawdowns

Stockholders will be required to fund drawdowns to purchase additional shares of the Company up to the amount of their respective Capital Commitments each time the Company delivers a drawdown notice, which will be at least eight Business Days prior to funding. All purchases will generally be made pro rata, in accordance with the remaining Capital Commitments of all investors, at a per-share price equal to the net asset value per share of the Company’s common stock, as determined by the Board.

Transfer of Shares

Prior to an IPO, if any, a Stockholder may not transfer shares without the prior written consent of the Board, which consent may be given or withheld in its sole discretion; provided that the Advisor will not unreasonably withhold its consent if a Stockholder wishes to transfer its shares to an affiliate that meets the investor suitability requirements and such transfer is consistent with the law and regulations applicable to the Company.

Following any IPO, a Stockholder may transfer shares without seeking the consent of the Advisor, but may be restricted from selling or disposing of shares of the Company by applicable securities laws or contractually by a lock-up agreement with the underwriters of the IPO.

Limited Exclusion Right; Withdrawal

The Company will have the right to exclude any Stockholder from purchasing shares of the Company in connection with any drawdown if (x) in the reasonable opinion of the Company, there is a substantial likelihood that the Stockholder’s purchase of shares of the Company at such time would (i) result in a violation of, or noncompliance with, any law or regulation applicable to the Company, the Advisor or any other Stockholder or (ii) create an undue economic, compliance or other burden due to regulatory, tax, legal or other similar reasons, or (y) such Stockholder has become subject to a final determination in a civil proceeding that could have an adverse effect on the Company, or has been convicted in, or become subject to, a criminal proceeding or investigation.

Return of Distributions

Except as required by applicable law, no Stockholder will be required to repay any amounts distributed to it by the Company, except that, prior to the earlier of (a) an IPO or (b) the second anniversary of the date a distribution is made by the Company, each Stockholder may be required to return distributions for the purpose of meeting such Stockholder’s share (pro rata based on distributions received) of the Company’s indemnification obligations; provided that in no event will a Stockholder be required to return distributions that, when aggregated with previously returned distributions, exceed the lesser of (A) 50% of distributions received by the Stockholder or (B) 50% of the Stockholder’s Capital Commitment.

Other Considerations

As a BDC, the Company will not generally be able to issue and sell its common stock at a price below net asset value per share. It may, however, issue and sell its common stock, at a price below the current net asset value of the common stock, or issue and sell warrants, options or rights to acquire such common stock, at a price below the current net asset value of the common stock if the Company’s Board determines that such sale is in the Company’s best interest and in the best interests of its Stockholders, and its Stockholders have approved the policy and practice of making such sales within the preceding 12 months. In any such case, the price at which the securities are to be issued and sold may not be less than a price that, in the determination of the board of directors, closely approximates the market value of such securities.

The Advisor intends to seek relief from registration with the Commodity Futures Trading Commission (the “CFTC”) as a commodity pool operator (“CPO”) with respect to the Company, and the Advisor will be exempt from registration with the CFTC as a commodity trade advisor (“CTA”) with respect to the Company and will therefore not be required to provide investors with certified annual reports and other disclosure documents that satisfy the requirements of CFTC rules applicable to registered CPOs and CTAs.

Certain U.S. Federal Income Tax Considerations

The following discussion is a brief summary of some of the U.S. federal income tax considerations relevant to an investment in the Company as a Stockholder, including U.S. federal income tax considerations applicable to the Company. This summary does not purport to be a complete description of the U.S. federal income tax considerations applicable to such an investment. For example, we have not described tax consequences that may be relevant to certain types of Stockholders subject to special treatment under U.S. federal income tax laws, including Stockholders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, dealers in securities, pension plans and trusts and financial institutions. This summary assumes that Stockholders hold shares of the Company’s common stock as capital assets (within the meaning of the Code). This summary based upon the Code, the regulations promulgated thereunder, published rulings of the Internal Revenue Service “IRS” and court decisions, all as in effect on the date of this Memorandum. All of the above authorities are subject to change (possibly retroactively) by legislative or administrative action. The Company has not sought and will not seek any ruling from the IRS regarding this offering.

For purposes of this discussion, a “U.S. Holder” is a Stockholder, in each case, that is, for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if a court within the United States can exercise primary supervision over its administration and certain other conditions are met. A “Non-U.S. Holder” is a Stockholder who is not a U.S. Holder.

THIS SUMMARY DOES NOT DISCUSS ALL OF THE U.S. FEDERAL INCOME TAX CONSIDERATIONS THAT MAY BE RELEVANT TO A PARTICULAR INVESTOR AND DOES NOT CONSTITUTE LEGAL OR TAX ADVICE. ACCORDINGLY, PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISERS REGARDING THE SPECIFIC U.S. FEDERAL, STATE, LOCAL, ESTATE AND FOREIGN TAX CONSEQUENCES OF INVESTING IN THE COMPANY.

Taxation as a RIC

As a RIC, the Company will be able to deduct qualifying distributions to its Stockholders, so that it is subject to U.S. federal income taxation only in respect of earnings that it retains and does not distribute. In addition, certain distributions made to the Company’s Stockholders may be eligible for look-through tax treatment determined by reference to the earnings from which the distribution is made.

In order to qualify as a RIC, the Company must, among other things,

(a) at all times during each taxable year maintain its election under the 1940 Act to be treated as a BDC;

(b) derive in each taxable year at least 90% of its gross income from dividends, interest, gains from the sale or other disposition of stock or securities and other specified categories of investment income; and

(c) diversify its holdings so that, subject to certain exceptions and cure periods, at the end of each quarter of its taxable year

(i) at least 50% of the value of its total assets is represented by cash and cash items, U.S. government securities, the securities of other RICs and “other securities,” provided that such “other securities” will not include any amount of any one issuer, if its holdings of such issuer are greater in value than 5% of its total assets or greater than 10% of the outstanding voting securities of such issuer, and

(ii) no more than 25% of the value of its assets may be invested in securities of any one issuer, the securities of any two or more issuers that are controlled by the Company and are engaged in the same or similar or related trades or business (excluding U.S. government securities and securities of other RICs), or the securities of one or more “qualified publicly traded partnerships.”

As a RIC, in any taxable year with respect to which the Company distributes (or is treated as distributing) at least 90% of its investment company taxable income (which includes, among other items, dividends, interest and the excess of any net short-term capital gains over net long-term capital losses and other taxable income other than any net capital gain reduced by deductible expenses), the Company generally will not be subject to corporate-level U.S. federal income tax on its investment company taxable income and capital gain net income that are timely distributed to Stockholders. The Company will be subject to U.S. federal income tax at the regular corporate tax rate on any income or capital gain not distributed (or deemed distributed) to its stockholders. In addition, the Company will be subject to a 4% nondeductible U.S. federal excise tax on certain undistributed income, unless it distributes (or be deemed to have distributed) during each calendar year an amount equal to the sum of:

(1) at least 98% of its net ordinary income (not taking into account any capital gains or losses) for the calendar year;

(2) at least 98.2% of its capital gains in excess of its capital losses (adjusted for certain ordinary losses) for a one-year period generally ending on October 31 of the calendar year; and

(3) any net ordinary income and capital gain net income that it recognized in preceding years, but were not distributed during such years, and on which the Company paid no U.S. federal income tax.

The Company is generally expected to distribute substantially all of its earnings on a quarterly basis, though one or more of the considerations described below could result in the deferral of dividend distributions until the end of the fiscal year:

(1) The Company may make investments that are subject to tax rules that require it to include amounts in income before cash corresponding to that income is received, or that defer or limit the Company’s ability to claim the benefit of deductions or losses. For example, if the Company holds securities issued with original issue discount, such discount will be included in income in the taxable year of accrual and before any corresponding cash payments are received.

(2) In cases where the Company’s taxable income exceeds its available cash flow, the Company will need to fund distributions with the proceeds of sale of securities or with borrowed money, and will raise funds for this purpose opportunistically over the course of the year.

In certain circumstances (e.g., where the Company is required to recognize income before or without receiving cash representing such income), the Company may have difficulty making distributions in the amounts necessary to satisfy the requirements for maintaining RIC status and for avoiding income and excise taxes. Accordingly, the Company may have to sell investments at times it would not otherwise consider advantageous, raise additional debt or equity capital or reduce new investment originations to meet these distribution requirements. If the Company is not able to obtain cash from other sources, it may fail to qualify as a RIC and thereby be subject to corporate-level U.S. federal income tax.

Although the Company does not presently expect to do so, it will be authorized to borrow funds and to sell assets in order to satisfy distribution requirements. However, under the 1940 Act, it will not be permitted to make distributions to its Stockholders while its debt obligations and other senior securities are outstanding unless certain “asset coverage” tests are met. Moreover, the Company’s ability to dispose of assets to meet distribution requirements may be limited by (1) the illiquid nature of its portfolio and/or (2) other requirements relating to its qualification as a RIC, including the diversification tests. If the Company disposes of assets in order to meet the annual distribution requirement or to avoid the excise tax, it may make such dispositions at times that, from an investment standpoint, are not advantageous.

Certain of the Company’s investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things: (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions; (ii) convert lower taxed long- term capital gain into higher taxed short-term capital gain or ordinary income; (iii) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited); (iv) cause the Company to recognize income or gain without a corresponding receipt of cash; (v) adversely affect the time as to when a purchase or sale of securities is deemed to occur; (vi) adversely alter the characterization of certain complex financial transactions; and (vii) produce income that will not be qualifying income for purposes of the 90% gross income test described above.

While the Company is expected to distribute any income and capital gains in the manner necessary to minimize imposition of the nondeductible 4% U.S. federal excise tax, it may not be able to distribute amounts sufficient to avoid the imposition of the tax entirely. In that event, the Company will be liable for the tax only on the amount by which it does not meet the foregoing distribution requirement. Under certain circumstances, the Advisor may, in its sole discretion, determine that it is in the interests of the Company to retain rather than distribute some amount of income and capital gains, and accordingly cause the Company to bear the U.S. federal excise tax burden associated therewith.

If in any particular taxable year, the Company does not qualify as a RIC, all of the Company’s taxable income (including capital gain net income) will be subject to U.S. federal income tax at regular corporate rates (and also will be subject to any applicable state and local taxes) without any deduction for distributions to Stockholders. The Company would not be required to make any distributions and any distributions made by the Company, including distributions of net long-term capital gain, will be taxable to Stockholders as ordinary dividends to the extent of the Company’s current and accumulated earnings and profits. Subject to certain limitations under the Code, corporate Stockholders would generally be eligible to claim a dividend received deduction with respect to such dividend; non-corporate Stockholders would generally be able to treat such distributions as “qualified dividend income,” which is subject to reduced rates of U.S. federal income tax. Distributions in excess of current and accumulated earnings and profits would be treated first as a return of capital to the extent of the Stockholder’s tax basis, and any remaining distributions would be treated as a capital gain. In order to requalify as a RIC, in addition to the other requirements discussed above, the Company would be required to distribute all previously undistributed earnings attributable to the period that the Company failed to qualify as a RIC by the end of the first year that the Company intends to requalify as a RIC. If the Company fails to requalify as a RIC for a period greater than two taxable years, the Company may be subject to U.S. federal income tax at regular corporate rates on any net built-in gains with respect to certain assets (i.e., the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if the Company had been liquidated) that the Company elects to recognize on requalification or when recognized over the next five years.

In the event the Company invests in foreign securities, it may be subject to withholding and other foreign taxes with respect to those securities. The Company is not expected to satisfy the requirement to pass through to Stockholders their share of any foreign taxes paid by the Company.

The Company may invest in entities that constitute passive foreign investment companies or “PFICs.” If the Company acquires shares in a PFIC (including equity tranche investments in CLOs that are PFICs), it may be subject to U.S. federal income tax on a portion of any “excess distribution” or gain from the disposition of such shares even if such income is distributed as a taxable dividend by the Company to its Stockholders. Additional charges in the nature of interest may be imposed on the Company in respect of deferred taxes arising from any such excess distributions or gains. If the Company invests in a PFIC and elects to treat the PFIC as a “qualified electing fund” under the Code, or a QEF, in lieu of the foregoing requirements, it will be required to include in income each year its proportionate share of the ordinary earnings and net capital gain of the PFIC, even if such income is not distributed to it. Alternatively, the Company can elect to mark-to-market at the end of each taxable year its shares in a PFIC; in this case, it will recognize as ordinary income any increase in the value of such shares, and as ordinary loss any decrease in such value to the extent it does not exceed prior increases included in its income. Under either election, the Company may be required to recognize in a year income in excess of its distributions from PFICs and its proceeds from dispositions of PFIC stock during that year, and it must distribute such income to satisfy the annual distribution requirement and will be taken into account for purposes of the 4% excise tax.

If the Company holds more than 10% of the shares in a foreign corporation that is treated as a controlled foreign corporation, or “CFC,” (including equity tranche investments in a CLO treated as a CFC), it may be treated as receiving a deemed distribution (taxable as ordinary income) each year from such foreign corporation in an amount equal to the Company’s pro rata share of the corporation’s income for the tax year (including both ordinary earnings and capital gains), whether or not the corporation makes an actual distribution during such year. This deemed distribution is required to be included in the income of a U.S. Stockholder of a CFC regardless of whether the stockholder has made a QEF election with respect to such CFC. In general, a foreign corporation will be classified as a CFC if more than 50% of the shares of the corporation, measured by reference to combined voting power or value, is owned (directly, indirectly or by attribution) by U.S. Stockholders. A “U.S. Stockholder,” for this purpose, is any U.S. person that possesses (actually or constructively) 10% or more of the combined voting power or 10% or more of the total value of all classes of shares of a corporation. If the Company is treated as receiving a deemed distribution from a CFC, it will be required to include such distribution in its investment company taxable income regardless of whether it receives any actual distributions from such CFC, and it must distribute such income to satisfy the annual distribution requirement and will be taken into account for purposes of the 4% excise tax.

Income inclusions from a QEF or a CFC will be “good income” for purposes of the 90% gross income test described above provided that they are derived in connection with the Company’s business of investing in stocks and securities or the QEF or the CFC distributes such income to the Company in the same taxable year to which the income is included in the Company’s income.

Under Section 988 of the Code, gain or loss attributable to fluctuations in exchange rates between the time the Company accrues income, expenses, or other liabilities denominated in a foreign currency and the time it actually collects such income or pays such expenses or liabilities are generally treated as ordinary income or loss. Similarly, gain or loss on foreign currency forward contracts and the disposition of debt denominated in a foreign currency, to the extent attributable to fluctuations in exchange rates between the acquisition and disposition dates, are also treated as ordinary income or loss.

Taxation of U.S. Holders

Distributions from the Company’s investment company taxable income (consisting generally of net investment income, net short-term capital gain, and net gains from certain foreign currency transactions) generally will be taxable to U.S. Holders as ordinary income to the extent made out of the Company’s current or accumulated earnings and profits. Distributions generally will not be eligible for the dividends received deduction allowed to corporate Stockholders or for treatment by individual Stockholders as qualified dividend income. Distributions that the Company designates as net capital gain distributions will be taxable to U.S. Holders as long-term capital gain regardless of how long such U.S. Holders have held their shares. Distributions in excess of the Company’s current and accumulated earnings and profits first will reduce a U.S. Holder’s adjusted tax basis in such U.S. Holder’s common stock and, after the adjusted tax basis is reduced to zero, will constitute capital gains to such U.S. Holder.

Distributions declared by the Company in October, November, or December of any year and payable to Stockholders of record on a specified date in such a month will be deemed to have been paid by the Company on December 31st of the previous calendar year if the distributions are paid during the following January. Accordingly, distributions received in January may be subject to taxation in the preceding year.

Although the Company intends to distribute any net long-term capital gains at least annually, it may in the future decide to retain some or all of its net long-term capital gains but designate the retained amount as a “deemed distribution.” In that case, among other consequences, the Company will pay corporate-level U.S. federal income tax on the retained amount, each U.S. Holder will be required to include its share of the deemed distribution in income as if it had been distributed to the U.S. Holder, and the U.S. Holder will be entitled to claim a credit equal to its allocable share of the tax paid on the deemed distribution by the Company. The amount of the deemed distribution net of such tax will be added to the U.S. Holder’s tax basis for their common stock or preferred stock. Since the Company expects to pay U.S. federal income tax on any retained capital gains at its regular corporate capital gain tax rate, and since that rate is in excess of the maximum rate currently payable by non-corporate U.S. Holders on long-term capital gains, the amount of tax that non-corporate U.S. Holders will be treated as having paid and for which they will receive a credit will exceed the tax they owe on the retained net capital gains. Such excess generally may be claimed as a credit against the U.S. Holder’s other U.S. federal income tax obligations or may be refunded to the extent it exceeds a Stockholder’s liability for federal income tax. A Stockholder that is not subject to federal income tax or otherwise required to U.S. file a federal income tax return would be required to file a U.S. federal income tax return on the appropriate form to claim a refund for the taxes paid by the Company. To utilize the deemed distribution approach, the Company must provide written notice to its Stockholders. The Company cannot treat any of its investment company taxable income as a “deemed distribution.”

If a U.S. Holder sells or exchanges its shares of the Company, the holder will recognize gain or loss equal to the difference between its adjusted basis in the shares sold and the amount received. Any such gain or loss will be treated as a capital gain or loss and will be long-term capital gain or loss if the shares have been held for more than one year. Any loss recognized on a sale or exchange of shares that were held for six months or less will be treated as long-term, rather than short-term, capital loss to the extent of any capital gain distributions previously received (or deemed to be received) thereon.

In general, U.S. Holders taxed at individual rates currently are subject to a maximum U.S. federal income tax rate of 20% on their recognized net capital gain (i.e., the excess of recognized net long-term capital gains over recognized net short-term capital losses, subject to certain adjustments), including any long-term capital gain derived from an investment in the Company’s shares. Such rate is lower than the maximum rate on ordinary income currently payable by such U.S. Holders. In addition, individuals with modified gross incomes in excess of $200,000 ($250,000 in the case of married individuals filing jointly) and certain estates and trusts are subject to an additional 3.8% tax on their “net investment income,” which generally includes gross income from interest, dividends, annuities, royalties, and rents, and net capital gains (other than certain amounts earned from trades or businesses), reduced by certain deductions allocable to such income. Corporate U.S. Holders currently are subject to U.S. federal income tax on net capital gain at the maximum 21% rate also applied to ordinary income. Non-corporate U.S. Holders with net capital losses for a year (i.e., capital losses in excess of capital gains) generally may deduct up to $3,000 of such losses against their ordinary income each year. Any net capital losses of a non-corporate U.S. Holder in excess of $3,000 generally may be carried forward and used in subsequent years as provided in the Code. Corporate U.S. Holders generally may not deduct any net capital losses for a year, but may carry back such losses for three years or carry forward such losses for five years.

Under applicable Treasury regulations, if a U.S. Holder recognizes a loss with respect to shares of $2 million or more for a non-corporate U.S. Holder or $10 million or more for a corporate U.S. Holder in any single taxable year (or a greater loss over a combination of years), the U.S. Holder must file with the IRS a disclosure statement on Form 8886. Direct U.S. Holders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, U.S. Holders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to U.S. Holders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. U.S. Holders should consult their own tax advisers to determine the applicability of these regulations in light of their individual circumstances.

Backup Withholding. The Company or the applicable withholding agent will be required to withhold U.S. federal income tax (“backup withholding”) at the then applicable rate from all taxable distributions to any non-corporate U.S. Holder (1) who fails to furnish the Company with a correct taxpayer identification number or a certificate that such Stockholder is exempt from backup withholding or (2) with respect to whom the IRS notifies the Company that such Stockholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number is his or her social security number. Any amount withheld under backup withholding is allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle such Stockholder to a refund, provided that proper information is timely provided to the IRS.

Limitations on Deductibility of Certain Losses and Expenses. A “publicly offered” RIC is a RIC whose shares are either (1) continuously offered pursuant to a public offering, (2) regularly traded on an established securities market or (3) held by at least 500 persons at all times during the taxable year. If the Company is not treated as a “publicly offered” RIC, for any calendar year, then a U.S. Holder that is an individual, estate or trust may be subject to limitations on “miscellaneous itemized deductions” (which are currently not deductible and, beginning in 2026, will be deductible only to the extent they exceed 2% of such a U.S. holder’s adjusted gross income and are not deductible for alternative minimum tax purposes) in respect of its share of expenses that the Company incurs, to the extent that the expenses would have been subject to limitations if the holder had incurred them directly. In this case, the Company would be required to report the relevant income and expenses, including the Management Fee, on Form 1099-DIV, and affected holders will be required to take into account their allocable share of such income and expenses. There is no assurance that the Company will be treated as a “publicly offered regulated investment company” at all times.

Tax-Exempt Investors. The direct conduct by a tax-exempt U.S. Holder of the activities that the Company is expected to conduct could give rise to UBTI. However, a BDC is a corporation for U.S. federal income tax purposes and its business activities generally will not be attributed to its Stockholders for purposes of determining treatment under current law. Therefore, a tax-exempt U.S. Holder should generally not be subject to U.S. federal income taxation solely as a result of the holder’s ownership of the Company’s shares and receipt of dividends that it pays. Moreover, under current law, if the Company incurs indebtedness, such indebtedness will not be attributed to portfolio investors in its stock. Therefore, a tax-exempt U.S. Holder should not be treated as earning income from “debt-financed property” and dividends paid by the Company should not be treated as “unrelated debt-financed income” solely as a result of indebtedness that the Company incurs. Proposals periodically are made to change the treatment of “blocker” investment vehicles interposed between tax-exempt investors and non-qualifying investments. In the event that any such proposals were to be adopted and applied to BDCs, the treatment of dividends payable to tax-exempt U.S. Holders could be adversely affected.

Under a Notice issued by the IRS, the Code and Treasury regulations to be issued, a portion of a fund’s income from a U.S. real estate investment trust, or “REIT,” that is attributable to the REIT’s residual interest in a real estate mortgage investment conduit (REMIC) or equity interests in a “taxable mortgage pool” (referred to in the Code as an excess inclusion) will be subject to federal income tax in all events. The excess inclusion income of a RIC will be allocated to stockholders of the RIC in proportion to the dividends received by such stockholders, with the same consequences as if the stockholders held the related REMIC residual interest or, if applicable, taxable mortgage pool directly. In general, excess inclusion income allocated to stockholders (i) cannot be offset by net operating losses (subject to a limited exception for certain thrift institutions), (ii) will constitute unrelated business taxable income (UBTI) to entities (including qualified pension plans, individual retirement accounts, or other tax-exempt entities) subject to tax on UBTI, thereby potentially requiring such an entity that is allocated excess inclusion income, and otherwise might not be required to file a tax return, to file a tax return and pay tax on such income, and (iii) in the case of a foreign Stockholder, will not qualify for any reduction in U.S. federal withholding tax. In addition, if at any time during any taxable year a “disqualified organization” (which generally includes certain cooperatives, governmental entities, and tax-exempt organizations not subject to UBTI) is a record holder of a share in RIC, then the RIC will be subject to a tax equal to that portion of its excess inclusion income for the taxable year that is allocable to the disqualified organization, multiplied by the highest federal income tax rate imposed on corporations. The Notice imposes certain reporting requirements upon RICs that have excess inclusion income. There can be no assurance as to whether the Company will have excess inclusion income that is allocated to its Stockholders.

Taxation of Non-U.S. Holders

Dividends that the Company pays to a non-U.S. Holder generally will be subject to U.S. withholding tax at a 30% rate unless (i) the holder qualifies for, and complies with the procedures for claiming, an exemption or reduced rate under an applicable income tax treaty, or (ii) the holder qualifies, and complies with the procedures for claiming, an exemption by reason of its status as a foreign government-related entity.

Certain properly reported dividends are generally exempt from withholding of U.S. federal income tax where paid in respect of a RIC’s (i) “qualified net interest income” (generally, its U.S.-source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which the RIC or the non-U.S. Holder is at least a 10% Stockholder, reduced by expenses that are allocable to such income) or (ii) “qualified short-term capital gains” (generally, the excess of the RIC’s net short-term capital gain, other than short-term capital gains recognized on the disposition of U.S. real property interests, over the RIC’s long-term capital loss), as well as if certain other requirements are satisfied. Nevertheless, no assurance can be given as to whether any of the Company’s distributions will be eligible for this exemption from withholding of U.S. federal income tax or, if eligible, will be reported as such by the Company. Furthermore, in the case of shares of Company stock held through an intermediary, the intermediary may have withheld U.S. federal income tax even if the Company reported the payment as an interest-related dividend or short-term capital gain dividend. Since the Company’s common stock is subject to significant transfer restrictions, and an investment in the Company’s common stock will generally be illiquid, non-U.S. Holders whose distributions on the Company’s common stock are subject to withholding of U.S. federal income tax may not be able to transfer their shares of the Company’s common stock easily or quickly or at all.

Under current law, a non-U.S. Holder who does not hold the Company’s shares as part of U.S. trade or business generally is not subject to U.S. federal income tax on gain realized on a sale or exchange of the Company’s shares unless (i) in the case of an individual non-U.S. Holder, such holder is physically present in the United States for at least 183 days during the taxable year and meets certain other requirements, or (ii) at any time during the shorter of the period during which the non-U.S. Holder held such Company shares and the five-year period ending on the date of the disposition of those shares, the Company was a “U.S. real property holding corporation” (as defined below) and the non-U.S. Holder actually or constructively held more than 5% of the Company shares of the same class. In the case of a disposition described in clause (ii) of the preceding sentence, the gain would be taxed in the same manner as for a domestic Company stockholder and in certain cases will be collected through withholding at the source in an amount equal to 15% of the sales proceeds. The Company does not anticipate that it will be a U.S. real property holding corporation.

Unless treated as a “domestically-controlled” RIC, the Company will be a “U.S. real property holding corporation” if the fair market value of its U.S. real property interests (which includes shares of U.S. real property holding corporations and certain participating debt securities) equals or exceeds 50% of the fair market value of such interests plus its interests in real property located outside the United States plus any other assets used or held for use in a business. A “domestically controlled” RIC is any RIC in which at all times during the relevant testing period less than 50% in value of the RIC’s stock was owned by non-U.S. persons.

In general, if the Company is a “U.S. real property holding corporation,” (determined without the exception for “domestically-controlled” RICs and regularly-traded RICs) distributions by the Company attributable to gains from “U.S. real property interests” (including gain on the sale of shares in certain “non-domestically controlled” REITs and certain capital gain dividends from REITs) will be treated as income effectively connected to a trade or business within the United States, subject generally to tax at the same rates applicable to domestic Company stockholders and, in the case of a corporate non-U.S. Holder, a “branch profits” tax at a rate of 30% (or other applicable lower rate). Such distributions will be subject to U.S. withholding tax and will generally give rise to an obligation on the part of the non-U.S. Holder to file a U.S. federal income tax return.

Even if the Company is treated as a U.S. real property holding company, distributions on and sales of the Company shares will not be treated as income effectively connected with a U.S. trade or business in the case of a non-U.S. Holder owning (for the applicable period) 5% or less (by class) of the Company shares. Investors are advised to consult their own tax advisers with respect to the application to their own circumstances of the above-described rules.

Backup Withholding. The Company or the applicable withholding agent must generally report to non-U.S. Holders and the IRS the amount of distributions paid during each calendar year and the amount of any tax withheld. Information reporting requirements may apply even if no withholding was required because the distributions were effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. Holder resides or is established. Under U.S. federal income tax law, interest, dividends and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable rate. Backup withholding, however, generally will not apply to distributions to a non-U.S. Holder, provided the non-U.S. Holder furnishes to the Company the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI, or certain other requirements are met. Backup withholding is not an additional tax but can be credited against a non-U.S. Holder’s U.S. federal income tax, and may be refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied to the IRS.

A BDC is a corporation for U.S. federal income tax purposes. Under current law, a non-U.S. Holder will not be considered to be engaged in the conduct of a business in the United States solely by reason of its ownership in a BDC. Proposals periodically are made to change the treatment of “blocker” investment vehicles interposed between foreign investors and investments that would otherwise result in such investors being considered to be engaged in the conduct of a business in the United States. In the event that any such proposals were to be adopted and applied to BDCs, the treatment of dividends payable to foreign investors could be adversely affected.

Foreign Account Tax Compliance Act

FATCA. Legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) generally imposes a 30% withholding tax on payments of certain types of income to foreign financial institutions (“FFIs”) unless such FFIs either: (i) enter into an agreement with the U.S. Treasury to report certain required information with respect to accounts held by U.S. persons (or held by foreign entities that have U.S. persons as substantial owners) or (ii) reside in a jurisdiction that has entered into an intergovernmental agreement (“IGA”) with the United States to collect and share such information and are in compliance with the terms of such IGA and any enabling legislation or regulations. The types of income subject to the tax include U.S. source interest and dividends. While the Internal Revenue Code would also require withholding on payments of the gross proceeds from the sale of any property that could produce U.S. source interest or dividends, the U.S. Treasury has indicated its intent to eliminate this requirement in proposed regulations, which state that taxpayers may rely on the proposed regulations until final regulations are issued. The information required to be reported includes the identity and taxpayer identification number of each account holder that is a U.S. person and transaction activity within the holder’s account. In addition, subject to certain exceptions, FATCA also imposes a 30% withholding on certain payments to certain foreign entities that are not FFIs unless such foreign entities certify that they do not have a greater than 10% U.S. owner or provide the withholding agent with identifying information on each greater than 10% U.S. owner. Depending on the status of a partner and the status of the intermediaries through which they hold their membership interests, partners could be subject to this 30% withholding tax with respect to distributions from the Company. Under certain circumstances, a partner might be eligible for refunds or credits of such taxes.

ERISA Considerations

ERISA and the Code impose restrictions on certain transactions involving (i) employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, (ii) plans subject to Section 4975 of the Code, including individual retirement accounts and Keogh plans, and (iii) any entities whose underlying assets include plan assets by reason of a plan’s investment in such entities (collectively “Plans”). ERISA and the rules and regulations of the Department of Labor (the “DOL”) promulgated thereunder contain provisions that should be considered by fiduciaries of those Plans and their legal advisers.

Fiduciary Duty. In deciding upon an investment in the Company, Plan fiduciaries should consider their basic fiduciary duties under ERISA Section 404, which require them to discharge their investment duties prudently and solely in the interests of the Plan participants and beneficiaries. Plan fiduciaries must give appropriate consideration to the role that an investment in the Company would play in the Plan’s overall investment portfolio. In analyzing the prudence of an investment in the Company, special attention should be given to the DOL’s regulation on investment duties (29 C.F.R. § 2550.404a-1). That regulation requires, among other things (i) a determination that each investment is designed reasonably, as part of the portfolio, to further the Plan’s purposes, (ii) an examination of risk and return factors, and (iii) consideration of the portfolio’s composition with regard to diversification, the liquidity and current return of the total portfolio relative to anticipated cash flow needs of the Plan, and the projected return of the total portfolio relative to the Plan’s funding objectives. ERISA also requires a fiduciary to discharge such duties in accordance with the documents governing the Plan insofar as they are consistent with ERISA. Fiduciaries that are considering an investment in the Company should also consider the applicability of the prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment and confirm that such investment will not constitute or result in a prohibited transaction or any other violation of an applicable requirement of ERISA.

Plan Assets. Under Section 3(42) of ERISA and regulations issued by the U.S. Department of Labor (the “Plan Asset Regulation”), the assets of the Company will be treated as plan assets if participation by Benefit Plan Investors equals or exceeds 25% of any class of equity of the Company. The term “Benefit Plan Investor” is generally defined as (a) any employee benefit plan (as defined in Section 3(3) of ERISA), subject to the provisions of Title I of ERISA, (b) any Plan subject to Section 4975 of the Code, and (c) any entity whose underlying assets include Plan assets by reason of a Plan’s investment in the entity. For purposes of the 25% determination, the value of equity interests held by a person (other than a Benefit Plan Investor) that has discretionary authority or control with respect to the assets of the entity or that provides investment advice for a fee (direct or indirect) with respect to such assets (or any affiliate of such person) is disregarded.

The Advisor intends to operate the Company so that the assets of the Company are not considered “plan assets.” In that regard, the Advisor intends to limit investments by Benefit Plan Investors to less than 25% of each class of equity of the Company as described above. In the event that the Company’s assets otherwise would be considered to be “plan assets,” the Subscription Agreement authorizes the Advisor and requires ERISA Partners (as defined in the Subscription Agreement) to take certain actions to alleviate the effect of such determination, including a sale of Shares to other Stockholders or a third party (with the consent of the Advisor), the reduction of Capital Contributions by ERISA Partners or the redemption of all or a portion of the Stockholder’s Shares, so that participation by Benefit Plan Investors does not exceed 25% of any class of equity of the Company as described above.

Insurance Company General Accounts. Any insurance company proposing to invest assets of its general account in the Company should consider the extent to which such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision.

Reporting of Indirect Compensation. The descriptions contained herein of fees and compensation, including the Management Fee payable to the Advisor, are intended to satisfy the disclosure requirements for “eligible indirect compensation” for which the alternative reporting option on Schedule C of Form 5500 Annual Return/Report may be available. The Advisor will, upon written request, furnish any other information relating to the Advisor’s compensation received in connection with the Company that is required for a Plan investor to comply with the reporting and disclosure requirements of Title I of ERISA and the regulations, forms and schedules issued thereunder.

Governmental, Church and Non-U.S. Plans. Governmental plans, certain church plans and non-U.S. plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to Federal, state, local, non-U.S. or other laws and regulations that are similar to such provisions of ERISA and the Code. Fiduciaries of such plans should consult with their counsel before purchasing any interests in the Company.

The foregoing discussion of certain aspects of ERISA is based upon ERISA, judicial decisions, U.S. Department of Labor regulations, rulings and opinions in existence on the date hereof, all of which are subject to change and should not be construed as legal advice. This summary is general in nature and does not address every issue that may be applicable to the Company or to a particular investor. Trustees and other fiduciaries of employee benefit plans subject to ERISA should consult with their own counsel with respect to issues arising under ERISA and make their own independent investment decision.

ITEM 1A.	RISK FACTORS

Investing in the Company’s common stock or preferred stock involves significant risks. A prospective investor should consider, among other factors, the risk factors set forth below which are subject to or, if applicable, modified by the requirements and obligations described in the Subscription Agreement before making a decision to purchase common stock or preferred stock. Additional risks and uncertainties not presently known to the Company or not presently deemed material by the Company may also impair the Company’s operations and performance. If any of the following events occur, the Company’s business, financial condition, results of operations and cash flows could be materially and adversely affected. In such case, the net asset value of the Company’s common and preferred stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Growth Strategy

We have no operating history as a BDC.

We were formed in September 2021 and have no operating history as a BDC. As a result, we are subject to many of the business risks and uncertainties associated with recently formed businesses, including the risk that we will not achieve our investment objective and that the value of your investment could decline substantially. As a BDC, we will be subject to the regulatory requirements applicable to BDCs under the 1940 Act, and to RICs under the Code. From time to time, the Advisor may pursue investment opportunities in which it has more limited experience. We may also be unable to replicate the historical performance of the members of the Investment Committee in prior investment funds, including AFCG. In addition, we may be unable to generate sufficient revenue from our operations to make or sustain distributions to our Stockholders.

Competition for the capital that we provide may reduce the return of our loans, which could adversely affect our operating results and financial condition.

We will compete as an alternative financing provider of debt financing to cannabis companies. An increasing number of competitors have recently entered the marketplace, and these competitors may prevent us from making attractive loans on favorable terms. We expect over time that the increasing number of competitors will likely result in yields that are lower than our current yields. Our competitors may have greater resources than we do and may be able to compete more effectively as a capital provider. In particular, larger companies may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies.

Additionally, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of loans, deploy more aggressive pricing and establish more relationships than us. Our competitors may also adopt loan structures similar to ours, which would decrease our competitive advantage in offering flexible loan terms. In addition, due to a number of factors (including but not limited to potentially greater clarity and/or unification of the laws and regulations governing cannabis by states and the federal government including through federal legislation or descheduling of cannabis, which may, in turn, encourage additional federally-chartered banks to provide their services to cannabis-related businesses), the number of entities and the amount of funds competing to provide suitable capital may increase, resulting in loans with terms less favorable to investors. Moreover, we strategically benefit from the cannabis industry’s currently constrained access to U.S. capital markets and if such access is broadened, including if the NYSE and/or the Nasdaq Stock Market were to permit the listing of plant-touching cannabis companies in the U.S., the demand among U.S. cannabis companies for private equity investments and debt financings, including our target loans, may materially decrease and could result in our competing with financial institutions that we otherwise would not. Any of the foregoing may lead to a decrease in our profitability, and you may experience a lower return on your investment. Increased competition in providing capital may also preclude us from making those loans that would generate attractive returns to us.

If we are unable to successfully integrate new assets and manage our growth, our results of operations and financial condition may suffer.

We may in the future significantly increase the size and/or change the mix of our portfolio of assets. We may be unable to successfully and efficiently integrate new assets into our portfolio or otherwise effectively manage our assets or our growth effectively. In addition, increases in our portfolio of assets and/or changes in the mix of our assets may place significant demands on our Advisor’s administrative, operational, asset management, financial and other resources. Any failure to manage increases in size effectively could adversely affect our results of operations and financial condition.

We will allocate the net proceeds of this offering without input from our Stockholders.

While we intend to use the proceeds from this offering to originate and participate in other commercial loans to companies operating in the cannabis industry that are consistent with our investment strategy, you will not be able to evaluate the exact manner in which the net proceeds of this offering will be invested or the economic merit of our future loans before purchasing our securities. As a result, we may use the net proceeds of this offering to invest in loans with which you may not agree. Additionally, our loans will be selected by our Advisor with input from the Investment Committee; our Stockholders will not have input into such investment decisions. Both of these factors will increase the uncertainty, and thus the risk, of investing in our securities. The failure of our Advisor to apply the net proceeds of this offering effectively or to find loans that meet our loan criteria in sufficient time or on acceptable terms could result in unfavorable returns, could cause a material adverse effect on our business, financial condition, liquidity, results of operations and ability to make distributions to our Stockholders, and could cause the value of our securities to decline.

Pending application of the net proceeds, we may invest the net proceeds from this offering in interest-bearing, short-term investments, including money market accounts or funds, broadly syndicated loans and corporate bonds. These investments are expected to provide a lower net return than we seek to achieve from investment in our target loans. We expect to reallocate this portion of the net proceeds into our portfolio or loans within three to nine months, subject to the availability of appropriate loan opportunities. Our Advisor intends to conduct due diligence with respect to each loan and suitable loan opportunities may not be immediately available. Even if opportunities are available, there can be no assurance that our Advisor’s due diligence processes will uncover all relevant facts or that any loan will be successful.

We cannot assure you that (i) we will be able to enter into definitive agreements to invest in any new loans that meet our investment objectives, (ii) we will be successful in consummating any loan opportunities we identify or (iii) any of the loans we may make using the net proceeds of this offering will yield attractive risk-adjusted returns. Our inability to do any of the foregoing likely would materially and adversely affect our business and our ability to make distributions to our Stockholders.

To the extent original issue discount (OID) and payment-in-kind (PIK) interest income constitute a portion of our income, we will be exposed to risks associated with the deferred receipt of cash representing such income.

Our investments may include OID and PIK instruments. To the extent OID and PIK constitute a portion of our income, we will be exposed to risks associated with such income being required to be included in income for financial reporting purposes in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and taxable income prior to receipt of cash, including the following:

●	Original issue discount instruments may have unreliable valuations because the accruals require judgments about collectability or deferred payments and the value of any associated collateral;

●	Original issue discount instruments may create heightened credit risks because the inducement to the borrower to accept higher interest rates in exchange for the deferral of cash payments typically represents, to some extent, speculation on the part of the borrower;

●	For U.S. GAAP purposes, cash distributions to Stockholders that include a component of OID income do not come from additional paid-in capital, although they may be paid from the offering proceeds. Thus, although a distribution of OID income may come from the cash invested by the Stockholders, the 1940 Act does not require that Stockholders be given notice of this fact;

●	The presence of OID and PIK creates the risk of non-refundable cash payments to the Advisor in the form of incentive fees on income based on non-cash OID and PIK accruals that may never be realized; and

●	In the case of PIK, “toggle” debt, which gives the issuer the option to defer an interest payment in exchange for an increased interest rate in the future, the PIK election has the simultaneous effect of increasing the investment income, thus increasing the potential for realizing incentive fees.

We may have difficulty paying our required distributions if we recognize income before or without receiving cash representing such income.

For U.S. federal income tax purposes, we may be required to recognize taxable income in circumstances in which we do not receive a corresponding payment in cash. For example, since we will likely hold debt obligations that are treated under applicable tax rules as having OID (such as debt instruments with PIK, secondary market purchases of debt securities at a discount to par, interest or, in certain cases, increasing interest rates or debt instruments that were issued with warrants), we must include in income each year a portion of the OID that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. We may also have to include in income other amounts that we have not yet received in cash, such as unrealized appreciation for foreign currency forward contracts and deferred loan origination fees that are paid after origination of the loan or are paid in non-cash compensation such as warrants or stock. Furthermore, we may invest in non-U.S. corporations (or other non-U.S. entities treated as corporations for U.S. federal income tax purposes) that could be treated under the Code and U.S. Treasury regulations as “passive foreign investment companies” and/or “controlled foreign corporations.” The rules relating to investment in these types of non-U.S. entities are designed to ensure that U.S. taxpayers are either, in effect, taxed currently (or on an accelerated basis with respect to corporate-level events) or taxed at increased tax rates at distribution or disposition. In certain circumstances this could require us to recognize income where we do not receive a corresponding payment in cash.

Unrealized appreciation on derivatives, such as foreign currency forward contracts, may be included in taxable income while the receipt of cash may occur in a subsequent period when the related contract expires. Any unrealized depreciation on investments that the foreign currency forward contracts are designed to hedge are not currently deductible for tax purposes. This can result in increased taxable income whereby we may not have sufficient cash to pay distributions or we may opt to retain such taxable income and pay a 4% excise tax. In such cases we could still rely upon the “spillback provisions” to maintain RIC tax treatment.

We anticipate that a portion of our income may constitute OID or other income required to be included in taxable income prior to receipt of cash. Further, we may elect to amortize market discounts with respect to debt securities acquired in the secondary market and include such amounts in our taxable income in the current year, instead of upon disposition, as an election not to do so would limit our ability to deduct interest expenses for tax purposes. Because any OID or other amounts accrued will be included in our investment company taxable income for the year of the accrual, we may be required to make a distribution to our Stockholders in order to satisfy the Annual Distribution Requirement, even if we will not have received any corresponding cash amount. As a result, we may have difficulty meeting the Annual Distribution Requirement necessary to maintain RIC tax treatment under the Code. We may have to sell some of our investments at times and/or at prices we would not consider advantageous, raise additional debt or equity capital, make a partial share distribution, or forgo new investment opportunities for this purpose. If we are not able to obtain cash from other sources, and choose not to make a qualifying share distribution, we may fail to qualify for RIC tax treatment and thus become subject to corporate-level U.S. federal income tax.

Our loans’ lack of liquidity may adversely affect our business.

We may acquire a significant portion of our loans from private companies, which are less liquid than publicly traded securities. Certain of our target investments such as secured loans are also particularly illiquid due to a variety of factors, which may include a short life, potential unsuitability for securitization and greater difficulty of recovery in the event of a default or insolvency by the company to which we have provided a loan. The illiquidity of our loans may make it difficult for us to sell such loans if the need or desire arises. Further, applicable laws and regulations restricting the ownership and transferability of loans to regulated cannabis companies in conjunction with many parties not wishing to invest in cannabis businesses as a result of cannabis being federally illegal may make it difficult for us to sell or transfer such loans to third parties. In addition, many of the loans we make, to the extent they constitute securities, will not be registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or disposition except in a transaction that is exempt from the registration requirements of, or otherwise in accordance with, those laws. As a result, we may be unable to dispose of such loans in a timely manner or at all. If we are required and able to liquidate all or a portion of our portfolio quickly, we could realize significantly less value than that which we had previously recorded for our loans and we cannot assure you that we will be able to sell our assets at a profit in the future. Further, we may face other restrictions on our ability to liquidate a loan in a company to the extent that we or our Advisor have or could be attributed as having material, non-public information regarding such company. Our ability to vary our portfolio in response to changes in economic, regulatory and other conditions or changes in our strategic plan may therefore be relatively limited, which could adversely affect our results of operations and financial condition.

Price declines and illiquidity in the corporate debt markets may adversely affect the fair value of our Portfolio Investments, reducing our net asset value through increased net unrealized depreciation.

As a BDC, we are required to carry our investments at market value or, if no market value is ascertainable (which will be the case for most of our investments), at fair value as determined in good faith by the Board. As part of the valuation process, we may take into account the following types of factors, if relevant, in determining the fair value of our investments:

●	available current market data, including relevant and applicable market trading and comparable transactions;

●	applicable market yields and multiples;

●	security covenants;

●	call protection provisions;

●	information rights;

●	the nature and realizable value of any collateral;

●	the portfolio company’s ability to make payments, its earnings and discounted cash flows and the markets in which it does business;

●	comparisons of financial ratios of peer companies that are public;

●	comparable merger and acquisition transactions; and

●	principal market and enterprise values.

When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, we use the pricing indicated by the external event to corroborate our valuation. We record decreases in the market values or fair values of our investments as unrealized depreciation. Declines in prices and liquidity in the corporate debt markets may result in significant net unrealized depreciation in our portfolio. The effect of all of these factors on our portfolio may reduce our net asset value by increasing net unrealized depreciation in our portfolio. Depending on market conditions, we could incur substantial realized losses and may suffer additional unrealized losses in future periods, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our future portfolio may be concentrated in a limited number of loans, which subjects us to an increased risk of significant loss if any asset declines in value or if a particular borrower fails to perform as expected.

Our future loans may be, concentrated in a limited number of loans, subject to the requirements to maintain our status as a RIC for tax purposes. Additionally, the industry is experiencing significant consolidation, which we expect to increase, among cannabis operators and certain of our borrowers may combine, increasing the concentration of our borrower portfolio with those consolidated operators. If a significant loan to one or more companies fails to perform as expected, such a failure could have a material adverse effect on our business, financial condition and operating results, and the magnitude of such effect could be more significant than if we had further diversified our portfolio. A consequence of this limited number of loans is that the aggregate returns we realize may be significantly adversely affected if a small number of loans perform poorly, if we need to write down the value of any one loan, if a loan is repaid prior to maturity and we are not able to promptly redeploy the proceeds and/or if an issuer is unable to obtain and maintain commercial success. While we intend to diversify our portfolio of loans as we deem prudent, we do not have fixed guidelines for diversification. As a result, our portfolio could be concentrated in relatively few loans and in a limited number of borrowers.

Our portfolio of loans is concentrated in the cannabis industry, which is subject to higher risk of foreclosures, or secured by properties concentrated in a limited number of geographic locations, economic and business downturns relating generally to such region or type of asset which may result in defaults on a number of our loans within a short time period, which may reduce our net income and the value of our common stock and accordingly reduce our ability to pay dividends to our Stockholders.

We may lend to multiple borrowers that share a common sponsor. We do not have a limit on the amount of total gross offering proceeds that can be held by multiple borrowers that share the same sponsor. We may face greater credit risk to the extent a large portion of our portfolio is concentrated in loans to multiple borrowers that share the same sponsor.

Loans to relatively new and/or small companies and companies operating in the cannabis industry generally involve significant risks.

We will primarily provide loans to established companies operating in the cannabis industry, but because the cannabis industry is relatively new and rapidly evolving, some of these companies may be relatively new and/or small companies. Loans to relatively new and/or small companies and companies operating in the cannabis industry generally involve a number of significant risks, including, but not limited to, the following:

●	these companies may have limited financial resources and may be unable to meet their obligations, which may be accompanied by a deterioration in the value of any collateral securing our loan and a reduction in the likelihood of us realizing a return on our loan;

●	they typically have shorter operating histories, narrower product lines and smaller market shares than larger and more established businesses, which tend to render them more vulnerable to competitors’ actions and market conditions (including conditions in the cannabis industry), as well as general economic downturns;

●	they typically depend on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse effect on such borrower and, in turn, on us;

●	there is generally less public information about these companies. Unless publicly traded, these companies and their financial information are generally not subject to the regulations that govern public companies, and we may be unable to uncover all material information about these companies, which may prevent us from making a fully informed lending decision and cause us to lose money on our loans;

●	they generally have less predictable operating results and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position;

●	we, our executive officers and directors and our Advisor may, in the ordinary course of business, be named as defendants in litigation arising from our loans to such borrowers and may, as a result, incur significant costs and expenses in connection with such litigation;

●	changes in laws and regulations, as well as their interpretations, may have a disproportionate adverse effect on their business, financial structure or prospects compared to those of larger and more established companies; and

●	they may have difficulty accessing capital from other providers on favorable terms or at all.

The 1940 Act limits the amount of leverage we can use.

The 1940 Act generally prohibits us from incurring indebtedness unless immediately after such borrowing the ratio of our total assets (less total liabilities other than indebtedness represented by senior securities) to our total indebtedness represented by senior securities plus preferred stock, if any, is at least 200%. However, a BDC can increase the maximum amount of leverage it may incur from a minimum asset coverage ratio of 200% to a minimum asset coverage ratio of 150%, if Stockholder approval, which in this case would be by the Sole Stockholder, is obtained. This means that under the 150% asset coverage scenario, a BDC can borrow up to $2 for every $1 of investor equity. We intend to seek approval from the Sole Stockholder to allow us to reduce our asset coverage ratio to 150% prior to the Initial Closing Date.

Leverage magnifies the potential for loss on investments in our indebtedness and on invested equity capital. As we use leverage to partially finance our investments, you will experience increased risks of investing in our securities. If the value of our assets increases, then leveraging would cause the net asset value attributable to our common stock to increase more sharply than it would have had we not leveraged. Conversely, if the value of our assets decreases, leveraging would cause net asset value to decline more sharply than it otherwise would have had we not leveraged our business. Similarly, any increase in our income in excess of interest payable on the borrowed funds would cause our net investment income to increase more than it would without the leverage, while any decrease in our income would cause net investment income to decline more sharply than it would have had we not borrowed. Such a decline could negatively affect our ability to pay common stock dividends, scheduled debt payments or other payments related to our securities. Leverage is generally considered a speculative investment technique.

Risks related to the Warehousing Transactions.

We may not be able to consummate or realize the anticipated benefits from the Warehousing Transactions. Under each of the Warehousing Transactions, we have agreed to purchase assets from the Warehouse at prices based on cost plus adjustments designed to give the Warehouse the economic benefits of accrued but unpaid interest. As a result, we generally will not receive any benefit of holding the investments in the Warehouse until we have acquired them from the Warehouse and certain benefits of the acquisition of the assets (such as discounted purchase prices resulting from structuring fees or OID), may have deteriorated by the time we acquire the assets.

Purchases of assets from the Warehouse would be at prices determined under the Warehousing Transactions regardless of the assets’ market prices. As a result, we may pay more or less than the current market value of such assets when we acquire them. We may purchase such assets even if they are in default.

We may not be able to raise sufficient funds to purchase all of the assets in the Warehousing Transactions. Additionally, even if we have sufficient funds to purchase the assets in the Warehousing Transactions, we may not have sufficient funds to make other investments. We may also borrow to obtain funds necessary to purchase assets from the Warehousing Transactions.

We may need to foreclose on loans that are in default, which could result in losses.

We may find it necessary to foreclose on loans that are in default. Foreclosure processes are often lengthy and expensive. Results of foreclosure processes may be uncertain, as claims may be asserted by the relevant borrower or by other creditors or investors in such borrower that interfere with enforcement of our rights, such as claims that challenge the validity or enforceability of our loan or the priority or perfection of our security interests. Our borrowers may resist foreclosure actions by asserting numerous claims, counterclaims and defenses against us, including, without limitation, lender liability claims and defenses, even when the assertions may have no merit, in an effort to prolong the foreclosure action and seek to force us into a modification or buy-out of our loan for less than we are owed. Additionally, the transfer of certain collateral to us may be limited or prohibited by applicable laws and regulations. Loans that we expect to make in the future may be secured by properties, that are, and will be, subject to extensive regulations, such that if such collateral was foreclosed upon those regulations may result in significant costs and materially and adversely affect our business, financial condition, liquidity and results of operations. For transferable collateral, foreclosure or other remedies available may be subject to certain laws and regulations, including the need for regulatory disclosure and/or approval of such transfer. If federal law were to change to permit cannabis companies to seek federal bankruptcy protection, the applicable borrower could file for bankruptcy, which would have the effect of staying the foreclosure actions and delaying the foreclosure processes and potentially result in reductions or discharges of debt owed to us. Foreclosure may create a negative public perception of the collateral property, resulting in a diminution of its value. Even if we are successful in foreclosing on collateral property securing our loan, the liquidation proceeds upon sale of the underlying real estate may not be sufficient to recover our loan. Any costs or delays involved in the foreclosure or a liquidation of the underlying property will reduce the net proceeds realized and, thus, increase the potential for loss.

In the event a borrower defaults on any of its obligations to us and such debt obligations are equitized, we do not intend to directly hold such equity interests, which may result in additional losses on our loans in such entity.

We will not own real estate as long as it is used in the commercial sale of cannabis due to current statutory prohibitions, which may delay or limit our remedies in the event that any of our borrowers default under the terms of their loans with us.

Although we may have the contractual ability to foreclose on, and take title to, the collateral securing our loans upon a default by the borrower, we will not take title to and own such real estate collateral as long as it is used in cannabis related operations due to current statutory prohibitions, including Section 856 of the U.S. Controlled Substances Act of 1970, as amended (21 U.S.C. § 801, et seq.) (the “CSA”), which relates to the management or control of properties that are used for the manufacturing, distributing or using of any controlled substances. These restrictions related to real property used in cannabis-related operations may cause significant delays or difficulties in deriving value from those properties. In addition, any alternative uses of cannabis-related properties may be limited due to the specialized nature of the facilities or may be less profitable than the cannabis-related operations, which would adversely affect the value of the collateral securing our loans and could result in the sale of such property at a loss. Because the sale of collateral may be forced upon the borrower at such point when time may be of the essence, and the assets may be made available to a limited number of potential purchasers, particularly in those limited-license states in which we focus, the sales prices may be less than the prices obtained with more time in a larger market. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and ability to make distributions to our stockholders.

If our Advisor overestimates the yields or incorrectly prices the risks of our loans, we may experience losses.

Our Advisor values our potential loans based on yields and risks, taking into account estimated future losses and the collateral securing a potential loan, if any, and the estimated impact of these losses on expected future cash flows, returns and appreciation. Our Advisor’s loss estimates and expectations of future cash flows, returns and appreciation may not prove accurate, as actual results may vary from estimates and expectations. If our Advisor underestimates the asset-level losses or overestimates loan yields relative to the price we pay for a particular loan, we may experience losses with respect to such loan.

Most of our portfolio loans will be recorded at fair value and, as a result, there will be uncertainty as to the value of these loans.

Most of our portfolio investments will take the form of loans or securities that are not publicly traded. The fair value of loans, securities and other investments that are not publicly traded may not be readily determinable, and we will value these investments at fair value as determined in good faith by the Board, including reflecting significant events affecting the value of our investments. Most, if not all, of our investments (other than cash and cash equivalents) will be classified as Level 3 under the Financial Accounting Standards Board Accounting Standards Codification Topic 820: Fair Value Measurements and Disclosures. This means that our portfolio valuations will be based on unobservable inputs and our own assumptions about how market participants would price the asset or liability in question. Inputs into the determination of fair value of our portfolio investments require significant management judgment or estimation. Even if observable market data are available, such information may be the result of consensus pricing information or broker quotes, which include a disclaimer that the broker would not be held to such a price in an actual transaction. The non-binding nature of consensus pricing and/or quotes accompanied by disclaimers materially reduces the reliability of such information. We intend to retain the services of independent service providers to review the valuation of these loans and securities. The types of factors that the Board may take into account in determining the fair value of our investments generally include, as appropriate, comparison to publicly traded securities including such factors as yield, maturity and measures of credit quality, the enterprise value of a portfolio company, the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings and discounted cash flow, the markets in which the portfolio company does business and other relevant factors. Because such valuations, and particularly valuations of private securities and private companies, are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these loans and securities existed. Our net asset value could be adversely affected if our determinations regarding the fair value of our investments were materially higher than the values that we ultimately realize upon the disposal of such loans and securities.

Declines in market prices and liquidity in the capital markets can result in significant net unrealized depreciation of our portfolio, which in turn would reduce our net asset value.

Volatility in the capital markets, including as a result of the COVID-19 pandemic, can adversely affect our loan valuations. Decreases in the market values or fair values of our loans are recorded as unrealized depreciation. The effect of all of these factors on our portfolio can reduce our net asset value (and, as a result our asset coverage calculation) by increasing net unrealized depreciation in our portfolio.

Depending on market conditions, we could incur substantial realized and/or unrealized losses, which could have a material adverse effect on our business, financial condition or results of operations.

The loans and other assets we will obtain may be subject to impairment charges, and we may experience a decline in the fair value of our assets.

We will periodically evaluate the loans we obtain and other assets for impairment indicators. The judgment regarding the existence of impairment indicators is based upon factors such as market conditions, borrower performance and legal structure. If we determine that an impairment has occurred, we would be required to make an adjustment to the net carrying value of the asset which could have an adverse effect on our results of operations in the period in which the impairment charge is recorded.

Such impairment charges reflect non-cash losses at the time of recognition and a subsequent disposition or sale of impaired assets could further affect our future losses or gains as they are based on the difference between the sale price received and the cost of such assets at the time of sale, as may be adjusted for amortization. If we experience a decline in the fair value of our assets, our results of operations, financial condition and our ability to make distributions to our Stockholders could be materially and adversely affected.

Our investments in portfolio companies may be risky, and we could lose all or part of our investments.

Our strategy focuses primarily on originating and making loans to, and making debt and equity investments in, U.S. middle-market companies, with a focus on originated transactions sourced through the networks of the Advisor. Short transaction closing timeframes associated with originated transactions coupled with added tax or accounting structuring complexity and international transactions may result in higher risk in comparison to non-originated transactions.

First-Lien Debt. When we make a first-lien loan, we generally take a security interest in the available assets of the portfolio company, including the equity interests of its subsidiaries, which we expect to help mitigate the risk that we will not be repaid. However, there is a risk that the collateral securing our loans may decrease in value over time, may be difficult to sell in a timely manner, may be difficult to appraise, and may fluctuate in value based upon the success of the business and market conditions, including as a result of the inability of the portfolio company to raise additional capital. In some circumstances, our lien is, or could become, subordinated to claims of other creditors. Consequently, the fact that a loan is secured does not guarantee that we will receive principal and interest payments according to the loan’s terms, or at all, or that we will be able to collect on the loan should we need to enforce our remedies.

Unitranche Loans - In addition, in connection with any unitranche loans (including “last out” portions of such loans) in which we may invest, we would enter into agreements among lenders. Under these agreements, our interest in the collateral of the first-lien loans may rank junior to those of other lenders in the loan under certain circumstances. This may result in greater risk and loss of principal on these loans.

Second-Lien and Mezzanine Debt. Our investments in second-lien and mezzanine debt generally are subordinated to senior loans and will either have junior security interests or be unsecured. As such, other creditors may rank senior to us in the event of insolvency. This may result in greater risk and loss of principal.

Equity Investments. When we invest in first-lien debt, second-lien debt or mezzanine debt, we may acquire equity securities, such as warrants, options and convertible instruments, as well. In addition, we may invest directly in the equity securities of portfolio companies. We seek to dispose of these equity interests and realize gains upon our disposition of these interests. However, the equity interests we receive may not appreciate in value and, in fact, may decline in value. Accordingly, we may not be able to realize gains from our equity interests, and any gains that we do realize on the disposition of any equity interests may not be sufficient to offset any other losses we experience.

Most debt securities in which we intend to invest will not be rated by any rating agency and, if they were rated, they would be rated as below investment grade quality and are commonly referred to as “high yield” or “junk”. Debt securities rated below investment grade quality are generally regarded as having predominantly speculative characteristics and may carry a greater risk with respect to a borrower’s capacity to pay interest and repay principal. In addition, some of the loans in which we may invest may be “covenant-lite” loans. We use the term “covenant-lite” loans to refer generally to loans that do not have a complete set of financial maintenance covenants. Generally, “covenant-lite” loans provide borrower companies more freedom to negatively impact lenders because their covenants are incurrence-based, which means they are only tested and can only be breached following an affirmative action of the borrower, rather than by a deterioration in the borrower’s financial condition. Accordingly, to the extent we invest in “covenant-lite” loans, we may have fewer rights against a borrower and may have a greater risk of loss on such investments as compared to investments in or exposure to loans with financial maintenance covenants.

The credit ratings of certain of our investments may not be indicative of the actual credit risk of such rated instruments.

Rating agencies rate debt securities based upon their assessment of the likelihood of the receipt of principal and interest payments. Rating agencies do not consider the risks of fluctuations in market value or other factors that may influence the value of debt securities. Therefore, the credit rating assigned to a particular instrument may not fully reflect the true risks of an investment in such instrument. Credit rating agencies may change their methods of evaluating credit risk and determining ratings. These changes may occur quickly and often. While we may give some consideration to ratings, ratings may not be indicative of the actual credit risk of our investments in rated instruments.

We may in the future enter into credit agreements with borrowers that may permit them to incur debt that ranks equally with, or senior to, the loans we extend to such companies under such credit agreements.

Our borrowers are generally restricted from incurring any debt that ranks equally with, or senior to, our loans, except for certain customary exceptions, under which such borrower may incur secured debt in connection with a government funded program for limited real estate development. Although our intended investment strategy is to construct a portfolio of loans secured with first priority liens on certain assets of our borrowers, we may in the future enter into credit agreements that rank equally with, or are subordinated to, other debt of our borrowers or that otherwise permit our borrowers to incur other debt that ranks equally with, or senior to, our loans under such credit agreements. In such case, such instruments may, by their terms, provide that the holders of such other debt are entitled to receive payment of interest or principal on or before the dates on which we are entitled to receive payments in respect of our loans. These instruments may prohibit borrowers from paying interest on or repaying our loans in the event and during the continuance of a default under such instrument or upon the occurrence of other specified events. In certain cases, we may, and may continue to, obtain unsecured guarantees from the parent entities or subsidiaries of our borrowers in addition to the collateral provided by such borrowers and such guarantees may be effectively subordinated to any secured debt of any such entities and/or structurally subordinated to any debt of such subsidiaries. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a borrower, holders of securities ranking senior to our loan to that borrower, if any, typically are entitled to receive payment in full before we can receive any distribution in respect of our loan. After repaying such holders, the borrower may not have any remaining assets to use for repaying its obligation to us. In the case of securities or other debt ranking equally with our loans, we would have to share on an equal basis any distributions with other security holders in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the relevant borrower.

Our borrowers may be highly leveraged.

Some of our borrowers may be highly leveraged, which may have adverse consequences to these companies and to us as an investor. These companies may be subject to restrictive financial and operating covenants and the leverage may impair these companies’ ability to finance their future operations and capital needs. As a result, these companies’ flexibility to respond to changing business and economic conditions and to take advantage of business opportunities may be limited. Further, a leveraged company’s income and net assets will tend to increase or decrease at a greater rate than if borrowed money were not used.

There may be circumstances in which our loans could be subordinated to claims of other creditors, or we could be subject to lender liability claims.

If one of our borrowers were to go bankrupt, depending on the facts and circumstances, a bankruptcy court might re-characterize our loan and subordinate all or a portion of our claim to that of other creditors. In addition, we could be subject to lender liability claims if we are deemed to be too involved in a borrower’s business or exercise control over such borrower. For example, we could become subject to a lender’s liability claim, if, among other things, we actually render significant adversarial assistance to a borrower to which we have provided a loan.

As a debt investor, we are often not in a position to exert influence on borrowers, and the Stockholders and management of such companies may make decisions that could decrease the value of loans to such borrower.

As a debt investor, we are subject to the risk that a borrower may make business decisions with which we disagree and the Stockholders and management of such company may take risks or otherwise act in ways that do not serve our interests. As a result, a borrower may make decisions that could decrease the value of our loan to such borrower.

Our insurance policies may not cover all losses.

There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, which may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors, including terrorism or acts of war, also might result in insurance proceeds insufficient to repair or replace an asset if it is damaged or destroyed. Under these circumstances, the insurance proceeds received with respect to an asset relating to one of our loans might not be adequate to restore our economic position with respect to our loan. Any uninsured loss could result in the loss of anticipated cash flow from, and the asset value of, the affected asset and the value of our loan related to such asset. We do not currently carry directors’ and officers’ insurance.

Subject to the approval of our Advisor, our Board (which must, for this purpose include a majority of our independent directors) may change our investment strategies, financing strategies or leverage policies without the consent of our Stockholders.

Subject to the approval of our Advisor, our Board (which must, for this purpose include a majority of our Independent Directors) may change our investment strategies or guidelines, financing strategies or leverage policies with respect to loans, originations, acquisitions, growth, operations, indebtedness, capitalization and distributions at any time without the consent of our Stockholders, which could result in a loan portfolio with a different risk profile than was previously in existence. A change in our investment strategy may increase our exposure to interest rate risk, default risk and cannabis industry fluctuations. These changes could adversely affect our financial condition, results of operations, the market price of our equity and our ability to make distributions to our Stockholders.

Changes in laws or regulations governing our operations, including laws and regulations governing cannabis and BDCs, changes in the interpretation thereof or newly enacted laws or regulations and any failure by us to comply with these laws or regulations, could require changes to certain of our business practices, negatively impact our operations, cash flow or financial condition, impose additional costs on us or otherwise adversely affect our business.

We are subject to regulation by laws and regulations at the local, state and federal levels, including laws and regulations governing cannabis and BDCs by state and federal governments. These laws and regulations, as well as their interpretation, may change from time to time, and new laws and regulations may be enacted. We cannot predict the nature and timing of future laws, regulations, interpretations or applications, or their potential effect. However, any change in these laws or regulations, changes in their interpretation, or newly enacted laws or regulations and any failure by us to comply with current or new laws or regulations or such changes thereto, could require changes to certain of our business practices, negatively impact our operations, cash flow or financial condition, impose additional costs on us or otherwise adversely affect our business.

We may not be able to obtain or maintain required licenses and authorizations to conduct our business and may fail to comply with various state and federal laws and regulations applicable to our business.

Various licensing requirements could apply to the Company or the Advisor with respect to investments in, or the origination, holding, servicing and disposing of, loans and similar assets. The licensing requirements could apply depending on the location of the borrower, the location of the collateral securing the loan, or the location where the Company or the Advisor operates or has offices. Moreover, the Company’s ability to invest in certain properties, participate in the secondary mortgage market, obtain financing for investments and/or engage in lending, advisory, servicing and/or broker activities may be subject to the issuance of permits or licenses. The Company expects that if the Company applies for such licenses this process may be costly and take several months. There is no assurance that the Company will obtain all of the licenses that it desires or that the Company would not experience significant delays in seeking these licenses. In states and other jurisdictions in which it is licensed, the Company or the Advisor will be required to comply with applicable laws and regulations, including possible information requirements, consumer protection and anti-fraud laws, which could impose restrictions on the Company’s or the Advisor’s ability to take certain actions to protect the value of its investments in such assets and impose compliance costs. Failure to comply with such laws and regulations could lead to, among other penalties, a loss of the Company’s or the Advisor’s license, which in turn could restrict the Company’s investment options or require the Company to divest assets located in or secured by real property located in that jurisdiction. These risks will also apply to issuers and entities in which the Company invests that hold similar assets, as well as any origination company or servicer in which the Company owns an interest.

The interest rates of our term loans to our portfolio companies that extend beyond 2022 might be subject to change based on recent regulatory changes.

LIBOR, the London Interbank Offered Rate, is the basic rate of interest used in lending between banks on the London interbank market and is widely used as a reference for setting the interest rate on loans globally. We typically use LIBOR as a reference rate in term loans we extend to portfolio companies such that the interest due to us pursuant to a term loan extended to a partner company is calculated using LIBOR. The terms of our debt investments generally include minimum interest rate floors which are calculated based on LIBOR.

On March 5, 2021, the United Kingdom’s Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that (i) 24 LIBOR settings would cease to exist immediately after December 31, 2021 (all seven euro LIBOR settings; all seven Swiss franc LIBOR settings; the Spot Next, 1-week, 2-month, and 12-month Japanese yen LIBOR settings; the overnight, 1-week, 2-month, and 12-month sterling LIBOR settings; and the 1-week and 2-month US dollar LIBOR settings); (ii) the overnight and 12-month US LIBOR settings would cease to exist after June 30, 2023; and (iii) the FCA would consult on whether the remaining nine LIBOR settings should continue to be published on a synthetic basis for a certain period using the FCA’s proposed new powers that the UK government is legislating to grant to them. Central banks and regulators in a number of major jurisdictions (for example, United States, United Kingdom, European Union, Switzerland and Japan) have convened working groups to find, and implement the transition to, suitable replacements for interbank offered rates. To identify a successor rate for U.S. dollar LIBOR, the Alternative Reference Rates Committee (“ARRC”), a U.S.-based group convened by the Federal Reserve Board and the Federal Reserve Bank of New York, was formed. The ARRC has identified the Secured Overnight Financing Rate (“SOFR”) as its preferred alternative rate for LIBOR. SOFR is a measure of the cost of borrowing cash overnight, collateralized by U.S. Treasury securities, and is based on directly observable U.S. Treasury-backed repurchase transactions. On July 29, 2021, the ARCC formally recommended SOFR as its preferred alternative replacement rate for LIBOR. Although a transition towards various alternative reference rates, such as SOFR or the Sterling Over Night Index Average, appear to be in progress, it is unknown whether any of these alternative reference rates will attain market acceptance as replacements for LIBOR.

The elimination of LIBOR or any other changes or reforms to the determination or supervision of LIBOR could have an adverse impact on the market for or value of any LIBOR-linked securities, loans, and other financial obligations or extensions of credit held by or due to us or on our overall financial condition or results of operations. In addition, if LIBOR ceases to exist, we may need to renegotiate the credit agreements extending beyond 2021 with our portfolio companies that utilize LIBOR as a factor in determining the interest rate, in order to replace LIBOR with the new standard that is established, which may have an adverse effect on our overall financial condition or results of operations. Following the replacement of LIBOR, some or all of these credit agreements may bear interest a lower interest rate, which could have an adverse impact on our results of operations. Moreover, if LIBOR ceases to exist, we may need to renegotiate certain terms of our credit facilities. If we are unable to do so, amounts drawn under our credit facilities may bear interest at a higher rate, which would increase the cost of our borrowings and, in turn, affect our results of operations.

Our ability to enter into transactions involving derivatives and financial commitment transactions may be limited.

In November 2020, the SEC adopted a rulemaking regarding the ability of a BDC (or a registered investment company) to use derivatives and other transactions that create future payment or delivery obligations. Under the newly adopted rules, BDCs that use derivatives will be subject to a value-at-risk leverage limit, a derivatives risk management program and testing requirements and requirements related to board reporting. These new requirements will apply unless the BDC qualifies as a “limited derivatives user,” as defined under the adopted rules. Under the new rule, a BDC may enter into an unfunded commitment agreement that is not a derivatives transaction, such as an agreement to provide financing to a portfolio company, if the BDC has, among other things, a reasonable belief, at the time it enters into such an agreement, that it will have sufficient cash and cash equivalents to meet its obligations with respect to all of its unfunded commitment agreements, in each case as it becomes due. Collectively, these requirements may limit our ability to use derivatives and/or enter into certain other financial contracts.

Risks Relating to the Current Environment

The COVID-19 pandemic has caused severe disruptions in the global economy and has disrupted financial activity in the areas in which we or our portfolio companies operate.

Throughout much of 2020 and 2021, the COVID-19 pandemic has delivered a shock to the global economy. During the second quarter of 2021, the economic recovery gained significant traction in countries in which comprehensive vaccination programs have led to the lifting of health and safety restrictions, such as the U.S. and China. However, other countries encountered more challenging circumstances as a result of slower distribution of vaccines and the spread of new variants, most notably the Delta variant. The extent to which the COVID-19 pandemic will continue to affect our business, financial condition, liquidity, our portfolio companies’ results of operations and by extension our operating results will depend on future developments, such as the speed and extent of further vaccine distribution and the impact of the Delta variant or other variants that might arise, which are highly uncertain and cannot be predicted.

As COVID-19 continues to spread, the potential impacts, including a global, regional, or other economic recession, remain uncertain and difficult to assess. The extent of the impact of the COVID-19 pandemic on the financial performance of our current and future investments will depend on future developments, including the duration and spread of the virus, related advisories and restrictions, and the health of the financial markets and economy, all of which are highly uncertain and cannot be predicted. To the extent our portfolio companies are adversely impacted by the effects of the COVID-19 pandemic, it may have a material adverse impact on our future net investment income, the fair value of our portfolio investments and our financial condition.

Political, social and economic uncertainty, including uncertainty related to the COVID-19 pandemic, creates and exacerbates risks.

Social, political, economic and other conditions and events (such as natural disasters, epidemics and pandemics, terrorism, conflicts and social unrest) will occur that create uncertainty and have significant impacts on issuers, industries, governments and other systems, including the financial markets, to which companies and their investments are exposed. As global systems, economies and financial markets are increasingly interconnected, events that once had only local impact are now more likely to have regional or even global effects. Events that occur in one country, region or financial market will, more frequently, adversely impact issuers in other countries, regions or markets, including in established markets such as the United States. These impacts can be exacerbated by failures of governments and societies to adequately respond to an emerging event or threat.

Uncertainty can result in or coincide with, among other things: increased volatility in the financial markets for securities, derivatives, loans, credit and currency; a decrease in the reliability of market prices and difficulty in valuing assets (including portfolio company assets); greater fluctuations in spreads on debt investments and currency exchange rates; increased risk of default (by both government and private obligors and issuers); further social, economic, and political instability; nationalization of private enterprise; greater governmental involvement in the economy or in social factors that impact the economy; changes to governmental regulation and supervision of the loan, securities, derivatives and currency markets and market participants and decreased or revised monitoring of such markets by governments or self-regulatory organizations and reduced enforcement of regulations; limitations on the activities of investors in such markets; controls or restrictions on foreign investment, capital controls and limitations on repatriation of invested capital; the significant loss of liquidity and the inability to purchase, sell and otherwise fund investments or settle transactions (including, but not limited to, a market freeze); unavailability of currency hedging techniques; substantial, and in some periods extremely high, rates of inflation, which can last many years and have substantial negative effects on credit and securities markets as well as the economy as a whole; recessions; and difficulties in obtaining and/or enforcing legal judgments.

Although it is impossible to predict the precise nature and consequences of these events, or of any political or policy decisions and regulatory changes occasioned by emerging events or uncertainty on applicable laws or regulations that impact us, our portfolio companies and our investments, it is clear that these types of events are impacting and will, for at least some time, continue to impact us and our portfolio companies and, in many instances, the impact will be adverse and profound.

Any public health emergency, including the COVID-19 pandemic or any outbreak of other existing or new epidemic diseases, or the threat thereof, and the resulting financial and economic market uncertainty could have a significant adverse impact on us and the fair value of our investments and our portfolio companies.

The extent of the impact of any public health emergency, including the COVID-19 pandemic, on our and our portfolio companies’ operational and financial performance will depend on many factors, including the duration and scope of such public health emergency, the actions taken by governmental authorities to contain its financial and economic impact, the extent of any related travel advisories and restrictions implemented, the impact of such public health emergency on overall supply and demand, goods and services, investor liquidity, consumer confidence and levels of economic activity and the extent of its disruption to important global, regional and local supply chains and economic markets, all of which are highly uncertain and cannot be predicted. In addition, our and our portfolio companies’ operations may be significantly impacted, or even temporarily or permanently halted, as a result of government quarantine measures, voluntary and precautionary restrictions on travel or meetings and other factors related to a public health emergency, including its potential adverse impact on the health of any of our or our portfolio companies’ personnel. This could create widespread business continuity issues for us and our portfolio companies.

These factors may also cause the valuation of our investments to differ materially from the values that we may ultimately realize. Our valuations, and particularly valuations of private investments and private companies, are inherently uncertain, may fluctuate over short periods of time and are often based on estimates, comparisons and qualitative evaluations of private information that may not show the complete impact of the COVID-19 pandemic and the resulting measures taken in response thereto. Any public health emergency, including the COVID-19 pandemic or any outbreak of other existing or new epidemic diseases, or the threat thereof, and the resulting financial and economic market uncertainty could have a significant adverse impact on us and the fair value of our investments and our portfolio companies.

Adverse developments in the credit markets may impair our ability to secure debt financing.

In past economic downturns, such as the financial crisis in the United States that began in mid-2007 and during other times of extreme market volatility, many commercial banks and other financial institutions stopped lending or significantly curtailed their lending activity. In addition, in an effort to stem losses and reduce their exposure to segments of the economy deemed to be high risk, some financial institutions limited routine refinancing and loan modification transactions and even reviewed the terms of existing facilities to identify bases for accelerating the maturity of existing lending facilities. If these conditions recur, for example as a result of the COVID-19 pandemic, it may be difficult for us to obtain desired financing to finance the growth of our investments on acceptable economic terms, or at all.

So far, the COVID-19 pandemic has resulted in, and until fully resolved is likely to continue to result in, among other things, increased draws by borrowers on revolving lines of credit and increased requests by borrowers for amendments, modifications and waivers of their credit agreements to avoid default or change payment terms, increased defaults by such borrowers and/or increased difficulty in obtaining refinancing at the maturity dates of their loans. In addition, the duration and effectiveness of responsive measures implemented by governments and central banks cannot be predicted. The commencement, continuation, or cessation of government and central bank policies and economic stimulus programs, including changes in monetary policy involving interest rate adjustments or governmental policies, may contribute to the development of or result in an increase in market volatility, illiquidity and other adverse effects that could negatively impact the credit markets and the Company.

If we are unable to consummate credit facilities on commercially reasonable terms, our liquidity may be reduced significantly. If we are unable to repay amounts outstanding under any facility we may enter into and are declared in default or are unable to renew or refinance any such facility, it would limit our ability to initiate significant originations or to operate our business in the normal course. These situations may arise due to circumstances that we may be unable to control, such as inaccessibility of the credit markets, a severe decline in the value of the U.S. dollar, a further economic downturn or an operational problem that affects third parties or us and could materially damage our business. Moreover, we are unable to predict when economic and market conditions may become more favorable. Even if such conditions improve broadly and significantly over the long term, adverse conditions in particular sectors of the financial markets could adversely impact our business.

Further downgrades of the U.S. credit rating, impending automatic spending cuts or another government shutdown could negatively impact our liquidity, financial condition and earnings.

U.S. debt ceiling and budget deficit concerns have increased the possibility of additional credit-rating downgrades and economic slowdowns, or a recession in the United States. Although U.S. lawmakers passed legislation to raise the federal debt ceiling on multiple occasions, including a suspension of the federal debt ceiling in August 2019, ratings agencies have lowered or threatened to lower the long-term sovereign credit rating on the United States. Further, the federal debt ceiling came back into effect on August 1, 2021, as Congress has not yet taken legislative action to further extend or defer the two year congressional suspension of the debt ceiling.

The impact of this or any further downgrades to the U.S. government’s sovereign credit rating or its perceived creditworthiness could adversely affect the U.S. and global financial markets and economic conditions. Absent further quantitative easing by the Federal Reserve, these developments could cause interest rates and borrowing costs to rise, which may negatively impact our ability to access the debt markets on favorable terms. In addition, disagreement over the federal budget has caused the U.S. federal government to shut down for periods of time. Continued adverse political and economic conditions could have a material adverse effect on our business, financial condition and results of operations.

Global economic, regulatory and market conditions may adversely affect our business, results of operations and financial condition, including our revenue growth and profitability.

From time to time, social and political tensions in the United States and around the world, may contribute to increased market volatility, may have long-term effects on the U.S. and worldwide financial markets, and may cause economic uncertainties or deterioration in the United States and worldwide. For example, U.S. and global capital markets experienced extreme volatility and disruption during the economic downturn that began in mid-2007, and the U.S. economy was in a recession for several consecutive calendar quarters during the same period.

Volatility in the global financial markets resulting from relapse of the Eurozone crisis, geopolitical developments in Eastern Europe, turbulence in the Chinese stock markets and global commodity markets, the United Kingdom’s departure from the European Union or otherwise could have a material adverse effect on our business, financial condition and results of operations.

Volatility in the global financial markets could have an adverse effect on the United States and could result from a number of causes, including a relapse in the Eurozone crisis, geopolitical developments in Eastern Europe, turbulence in the Chinese stock markets and global commodity markets or otherwise. In 2010, a financial crisis emerged in Europe, triggered by high budget deficits and rising direct and contingent sovereign debt in Greece, Ireland, Italy, Portugal and Spain, which created concerns about the ability of these nations to continue to service their sovereign debt obligations. While the financial stability of many of such countries has improved significantly, risks resulting from any future debt crisis in Europe or any similar crisis could have a detrimental impact on the global economic recovery, sovereign and non-sovereign debt in these countries and the financial condition of European financial institutions.

Market and economic disruptions have affected, and may in the future affect, consumer confidence levels and spending, personal bankruptcy rates, levels of incurrence and default on consumer debt and home prices, among other factors. Uncertainty between the United States and other countries with respect to trade policies, treaties and tariffs, among other factors, have caused disruptions in the global markets, including markets in which we participate. We cannot assure you that these market conditions will not continue or worsen in the future. Furthermore, we cannot assure you that market disruptions in Europe, including the increased cost of funding for certain governments and financial institutions, will not impact the global economy, and we cannot assure you that assistance packages will be available, or if available, be sufficient to stabilize countries and markets in Europe or elsewhere affected by a financial crisis. To the extent uncertainty regarding any economic recovery in Europe negatively impacts consumer confidence and consumer credit factors, our business, financial condition and results of operations could be significantly and adversely affected.

The occurrence of events similar to those in recent years, such as the aftermath of the war in Iraq, instability in Afghanistan, Pakistan, Egypt, Libya, Syria, Russia, Ukraine and the Middle East, ongoing epidemics of infectious diseases in certain parts of the world, such as the COVID-19 outbreak, terrorist attacks in the U.S. and around the world, social and political discord, debt crises, sovereign debt downgrades, continued tensions between North Korea and the United States and the international community generally, new and continued political unrest in various countries, such as Venezuela, the exit or potential exit of one or more countries from the European Union (the “EU”) or the Economic and Monetary Union, the change in the U.S. president and the new administration, among others, may result in market volatility, may have long term effects on the U.S. and worldwide financial markets, and may cause further economic uncertainties in the U.S. and worldwide.

In addition, the fiscal policy of foreign nations, such as Russia and China, may have a severe impact on the worldwide and U.S. financial markets.

Risks Related to the Cannabis Industry and Related Regulations

Risks related to the cannabis industry may directly or indirectly affect us or our portfolio companies engaged in the cannabis industry.

Investing in portfolio companies involved in the cannabis industry subjects us to the following risks:

●	The cannabis industry is extremely speculative and raises a host of legality issues, making it subject to inherent risk;

●	The manufacturer, distribution, sale, or possession of cannabis that is not in compliance with the U.S. Controlled Substances Act is illegal under U.S. federal law. Strict enforcement of U.S. federal laws regarding cannabis would likely result in our portfolio companies’ inability to execute a business plan in the cannabis industry;

●	The Biden Administration’s or specifically the U.S. Department of Justice’s change in policies or enforcement with respect to U.S. federal cannabis laws could negatively impact our portfolio companies’ ability to pursue their prospective business operations and/or generate revenues;

●	U.S. federal courts may refuse to recognize the enforceability of contracts pertaining to any business operations that are deemed illegal under U.S. federal law, including cannabis companies operating legally under state law;

●	Consumer complaints and negative publicity regarding cannabis-related products and services could lead to political pressure on states to implement new laws and regulations that are adverse to the cannabis industry, to not modify existing, restrictive laws and regulations, or to reverse current favorable laws and regulations relating to cannabis;

●	Assets collateralizing loans to cannabis businesses may be forfeited to the U.S. federal government in connection with government enforcement actions under U.S. federal law;

●	U.S. Food and Drug Administration regulation of cannabis and the possible registration of facilities where cannabis is grown could negatively affect the cannabis industry, which could directly affect our financial condition and the financial condition of our portfolio companies;

●	Due to our proposed strategy of investing in portfolio companies engaged in the regulated cannabis industry, our portfolio companies may have a difficult time obtaining the various insurance policies that are needed to operate such businesses, which may expose us and our portfolio companies to additional risks and financial liabilities;

●	The cannabis industry may face significant opposition from other industries that perceive cannabis products and services as competitive with their own, including but not limited to the pharmaceutical industry, adult beverage industry and tobacco industry, all of which have powerful lobbying and financial resources;

●	Many national and regional banks have been resistant to doing business with cannabis companies because of the uncertainties presented by federal law and, as a result, we or our portfolio companies may have difficulty borrowing from or otherwise accessing the service of banks, which may inhibit our ability to open bank accounts or otherwise utilize traditional banking services;

●	Due to our proposed strategy of investing in portfolio companies engaged in the regulated cannabis industry, we or our portfolio companies may have a difficult time obtaining financing in connection with our investment strategy; and

●	Laws and regulations affecting the regulated cannabis industry are varied, broad in scope and subject to evolving interpretations, and may restrict the use of the properties our portfolio companies acquire or require certain additional regulatory approvals, which could materially adversely affect our investments in such portfolio companies.

Any of the foregoing could have an adverse impact on our and our portfolio companies’ businesses, financial condition and results of operations.

Cannabis remains illegal under federal law, and therefore, strict enforcement of federal laws regarding cannabis, particularly against our borrowers, would likely result in our inability to execute our business plan.

All but three U.S. states have legalized, to some extent, cannabis for medical purposes. Thirty-seven states, the District of Columbia, Puerto Rico and Guam have legalized some form of whole-plant cannabis cultivation, sales and use for certain medical purposes (medical states). Eighteen of those states and the District of Columbia and Northern Mariana have also legalized cannabis for adults for non-medical purposes (sometimes referred to as adult use). Ten additional states have legalized low-tetrahydrocannabinol (“THC”)/high-CBD extracts for select medical conditions (CBD states).

Under U.S. federal law, however, those activities are illegal. Cannabis, other than hemp (defined by the U.S. government as Cannabis sativa L. with a THC concentration of not more than 0.3% on a dry weight basis), is a Schedule I controlled substance under the CSA. Even in states or territories that have legalized cannabis to some extent, the cultivation, possession, and sale of cannabis all violate the CSA and are punishable by imprisonment, substantial fines and forfeiture. Moreover, individuals and entities may violate federal law if they aid and abet another in violating the CSA, or conspire with another to violate the law, and violating the CSA is a predicate for certain other crimes, including money laundering laws and the Racketeer Influenced and Corrupt Organizations Act. The U.S. Supreme Court has ruled that the federal government has the authority to regulate and criminalize the sale, possession and use of cannabis, even for individual medical purposes, regardless of whether it is legal under state law. For over seven years, however, the U.S. government has not enforced those laws against companies complying with state cannabis law and their vendors.

The likelihood of any future adverse enforcement against companies complying with state cannabis laws remains uncertain. In 2018, then-U.S. Attorney General Jefferson Sessions rescinded the DOJ’s previous guidance (the Cole Memo) that had given federal prosecutors discretion not to enforce federal law in states that legalized cannabis, as long as the state’s legal regime adequately addressed specified federal priorities. The Sessions Memo, which remains in effect, states that each U.S. Attorney’s Office should follow established principles that govern all federal prosecutions when deciding which cannabis activities to prosecute. As a result, federal prosecutors could and still can use their prosecutorial discretion to decide to prosecute even state-legal cannabis activities. Since the Sessions Memo was issued nearly three years ago, however, U.S. Attorneys have not targeted state law compliant entities.

During his campaign, President Biden promised federal reform on cannabis, including decriminalization generally. While the administration has since shown little interest in cannabis reform, Biden’s pledge to “decriminalize” cannabis may be reasonably interpreted to mean that any Attorney General under his administration will order U.S. Attorneys not to enforce the federal cannabis prohibition against state law compliant entities and others legally transacting business with them. Current U.S. Attorney General Merrick Garland has not publicly expressed any negative views toward cannabis legalization or decriminalization and it seems likely that the policy of not prosecuting companies complying with state cannabis laws will continue under Attorney General Garland. During his confirmation hearing before the U.S. Senate, Attorney General Garland testified that prosecuting companies in “states that have legalized and that are regulating marijuana, either medically or otherwise,” would not be a “useful use of limited resources.” Therefore, the status quo of federal non-enforcement is expected to continue for the foreseeable future. Even Supreme Court Justices have commented on federal non-enforcement. In a June 2021 opinion, Supreme Court Justice Clarence Thomas addressed the current state of federal prohibition and suggested that seminal case Gonzales v. Raich may be decided differently today: “If the Government is now content to allow States to act ‘as laboratories’ ‘and try novel social and economic experiments,’…then it might no longer have authority to intrude on ‘[t]he States’ core police powers…to define criminal law and to protect the health, safety, and welfare of their citizens.’” Standing Akimbo, LLC v. United States, 141 S. Ct. 2236, 2238 (2021).

Additionally, since 2014, versions of the U.S. omnibus spending bill have included a provision prohibiting the DOJ, which includes the Drug Enforcement Administration, from using appropriated funds to prevent states from implementing their medical-use cannabis laws. In USA vs. McIntosh, the U.S. Court of Appeals for the Ninth Circuit held that the provision prohibits the DOJ from spending funds to prosecute individuals who engage in conduct permitted by state medical-use cannabis laws and who strictly comply with such laws. The court noted that, if the spending bill provision were not continued, prosecutors could enforce against conduct occurring during the statute of limitations even while the provision was previously in force. Other courts that have considered the issue have ruled similarly, although courts disagree about which party bears the burden of proof of showing compliance or noncompliance with state law.

While the omnibus spending bill affords some protection to medical cannabis businesses, our policies do not prohibit our state-licensed cannabis customers from engaging in the cannabis business for adult use that is permissible under state and local laws. Consequently, certain of our customers currently (and may in the future) sell adult-use cannabis, if permitted by such state and local laws now or in the future, and therefore may be outside any protections extended to medical-use cannabis under the spending bill provision. This could subject our customers to greater and/or different federal legal and other risks as compared to businesses where cannabis is sold exclusively for medical use, which could in turn materially adversely affect our business. Furthermore, any change in the federal government’s enforcement posture with respect to state-licensed cannabis sales, including the enforcement postures of individual federal prosecutors in judicial districts where we operate, would result in our inability to execute our business plan, and we would likely suffer significant losses with respect to our customer base, which would adversely affect our operations, cash flow and financial condition.

Finally, while industry observers are hopeful that some federal cannabis policy reform will be possible in coming years, such as the Marijuana Opportunity Reinvestment and Expungement Act (or MORE Act), which was originally co-sponsored by now Vice President Harris in the Senate, the States Reform Act, which was introduced by several Republican members of Congress in November 2021, or banking reform, such as the SAFE Banking Act, which was passed in the House of Representatives but has not yet passed the Senate, we cannot provide assurances about the content, timing or chances of passage of a bill legalizing cannabis. Accordingly, we cannot predict the timing of any change in federal law or possible changes in federal enforcement. In the unlikely event that the federal government were to reverse its long-standing hands-off approach to the state legal cannabis markets and start more broadly enforcing federal law regarding cannabis, we would likely be unable to execute our business plan, and our business and financial results would be adversely affected.

Risks related to the cannabis industry may directly or indirectly affect us or our portfolio companies engaged in the cannabis industry.

Our portfolio companies face several challenges unique to the state regulated cannabis industry, which could negatively affect our revenues if it impedes their profitability or operations and their ability to pay us as their obligations become due. Some of these challenges include, but are not limited to, the following:

●	The manufacture, distribution, sale, or possession of cannabis that is not in compliance with the CSA is illegal under U.S. federal law. Strict enforcement of U.S. federal laws regarding cannabis would likely result in our portfolio companies’ inability to execute a business plan in the cannabis industry;

●	Laws and regulations affecting the regulated cannabis industry are varied, broad in scope and subject to evolving interpretations, and may restrict the use of the properties our portfolio companies acquire or require certain additional regulatory approvals, which could materially adversely affect our investments in such portfolio companies;

●	Our portfolio companies may have difficulty borrowing from or otherwise accessing the service of banks, which may inhibit our ability to open bank accounts or otherwise utilize traditional banking services;

●	Our portfolio companies may have a difficult time obtaining financing in connection with our investment strategy;

●	There may be no material aspect of our portfolio companies’ businesses that is protected by patents, copyrights, trademarks or trade names, and they may face strong competition from larger companies, including those that may offer similar products and services to our portfolio companies;

●	U.S. federal courts may refuse to recognize the enforceability of contracts pertaining to any business operations that are deemed illegal under U.S. federal law, including cannabis companies operating legally under state law;

●	Our portfolio companies may have a difficult time obtaining the various insurance policies that are needed to operate such businesses, which may expose us and our portfolio companies to additional risks and financial liabilities;

●	Our portfolio companies are subject to unfavorable U.S. tax treatment under Code 280E;

●	Our portfolio companies may be foreclosed from using bankruptcy courts;

●	Assets collateralizing loans to cannabis businesses may be forfeited to the U.S. federal government in connection with government enforcement actions under U.S. federal law;

●	U.S. Food and Drug Administration regulation of cannabis and the possible registration of facilities where cannabis is grown could negatively affect the cannabis industry, which could directly affect our financial condition and the financial condition of our portfolio companies;

●	The cannabis industry may face significant opposition from other industries that perceive cannabis products and services as competitive with their own, including but not limited to the pharmaceutical industry, adult beverage industry and tobacco industry, all of which have powerful lobbying and financial resources; and

●	Consumer complaints and negative publicity regarding cannabis-related products and services could lead to political pressure on states to implement new laws and regulations that are adverse to the cannabis industry, to not modify existing, restrictive laws and regulations, or to reverse current favorable laws and regulations relating to cannabis.

Loans to relatively new and/or small companies and companies operating in the cannabis industry generally involve significant risks.

We primarily provide loans to established companies operating in the cannabis industry, but because the cannabis industry is relatively new and rapidly evolving, some of these companies may be relatively new and/or small companies. Loans to relatively new and/or small companies and companies operating in the cannabis industry generally involve a number of significant risks, including, but not limited to, the following:

●	These companies may have limited financial resources and may be unable to meet their obligations, which may be accompanied by a deterioration in the value of any collateral securing our loan and a reduction in the likelihood of us realizing a return on our loan;

●	They typically have shorter operating histories, narrower product lines and smaller market shares than larger and more established businesses, which tend to render them more vulnerable to competitors’ actions and market conditions (including conditions in the cannabis industry), as well as general economic downturns;

●	They typically depend on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse effect on such borrower and, in turn, on us;

●	There are a limited number of management teams in the cannabis industry that have U.S. public company experience. As a result, management of a portfolio company, may not be familiar with U.S. securities laws and may have to expend time and resources becoming familiar with such laws;

●	There is generally less public information about these companies. Unless publicly traded, these companies and their financial information are generally not subject to the regulations that govern public companies, and we may be unable to uncover all material information about these companies, which may prevent us from making a fully informed lending decision and cause us to lose money on our loans;

●	They generally have less predictable operating results and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position;

●	There is generally less market forecast information about this industry, making it difficult for our portfolio companies to forecast demand. If the market does not develop as the portfolio company expects, it could have a material adverse effect on its business;

●	Changes in laws and regulations, as well as their interpretations, may have a disproportionate adverse effect on their business, financial structure or prospects compared to those of larger and more established companies; and

●	They may have difficulty accessing capital from other providers on favorable terms or at all; and

●	Any inability of a portfolio company to pay its obligation to us as they become due would have an adverse effect on our results of operation and cash flow, which could be material.

Our investments may be in portfolio companies operating in the cannabis industry that have limited operating histories and resources.

We primarily provide loans to established companies operating in the cannabis industry, but because the cannabis industry is relatively new and rapidly evolving, some of these companies may be relatively new and/or small companies and therefore have relatively limited operating histories. These companies may be particularly vulnerable to U.S. and foreign economic downturns, may have more limited access to capital and higher funding costs, may have a weaker financial position and may need more capital to expand or compete. These businesses also may experience substantial variations in operating results. They may face intense competition. Furthermore, because the cannabis industry is dependent upon continued legalization of cannabis at the state level, these companies could be affected by changes in government regulation. Accordingly, these factors could impair their cash flow or result in other events, such as bankruptcy, which could limit their ability to repay their obligations to us, and may adversely affect the return on, or the recovery of, our investment in these companies. We cannot assure you that any of our investments in our portfolio companies will be successful. We may lose our entire investment in any or all of our portfolio companies.

Any potential growth in the cannabis industry continues to be subject to new and changing state and local laws and regulations.

Continued development of the cannabis industry is dependent upon continued legalization of cannabis at the state level, and a number of factors could slow or halt progress in this area, even where there is public support for legislative action. Any delay or halt in the passing or implementation of legislation legalizing cannabis use, or its cultivation, manufacturing, processing, transportation, distribution, storage and/or sale, or the re-criminalization or restriction of cannabis at the state level, could negatively impact our business and the business of our portfolio companies. Additionally, changes in applicable state and local laws or regulations, including zoning restrictions, permitting requirements and fees, could restrict the products and services our portfolio companies may offer or impose additional compliance costs on such portfolio companies. Violations of applicable laws, or allegations of such violations, could disrupt our portfolio companies’ businesses and result in a material adverse effect on their operations. We cannot predict the nature of any future laws, regulations, interpretations or applications, and it is possible that regulations may be enacted in the future that will be materially adverse to the business of our portfolio companies and their ability to pay their obligations to us as they become due, as well as our business.

Our investment opportunities are limited by the current illegality of cannabis under U.S. federal law; changes in the laws, regulations and guidelines that impact the cannabis industry may cause adverse effects on our ability to make loans.

We make loans to borrowers that we determine based on our due diligence are licensed in, and complying with, state-regulated cannabis programs, regardless of their status under U.S. federal law. Any such loans will be designed to be compliant with all applicable laws and regulations to which we are subject, including U.S. federal law, although the law in this area is not fully settled and there can be no assurances that federal authorities will consider such loans to be compliant with applicable law and regulations. In that regard, we have previously received an opinion of counsel that our proposed investment activities do not violate the CSA, the U.S. Money Laundering Control Act (18 U.S.C. § 1956), or the Drug Paraphernalia law contained in the CSA, (21 U.S.C. § 863), subject to certain assumptions, qualifications, and exceptions stated in the opinion. However, there can be no assurances that a court or federal authorities would agree with the conclusions reached in the opinion. Additionally, if federal legislation is enacted that provides protections from liability under U.S. federal law for other types of debt investments in borrowers or other target companies that are compliant with state, but not U.S. federal, laws and is determined to apply to us (or we otherwise determine that the debt investment is not prohibited), we may make other types of debt investments in such companies that do not comply with U.S. federal laws, subject to applicable investment policies and guidelines. There can be no assurance, however, that such type of legislation will be enacted or that we will otherwise be able to make loans that do not comply with U.S. federal law.

Portfolio companies operating in a highly regulated business require significant resources.

Our portfolio companies involved in the production, distribution or sale of cannabis products operate in a highly regulated business. In such a case, we would expect a significant amount of such portfolio company’s management’s time and external resources to be used to comply with the laws, regulations and guidelines that impact their business, and changes thereto, and such compliance may place a significant burden on such management and other resources of a portfolio company and impact their profitability and cash flow.

Additionally, our portfolio companies may be subject to a variety of differing laws, regulations and guidelines in each of the jurisdictions in which they operate. Complying with multiple regulatory regimes will require additional resources and may limit a portfolio company’s ability to expand into certain jurisdictions. For example, even if cannabis were to become legal under U.S. federal law, companies operating in the cannabis industry would have to comply with all applicable state and local laws, which may vary greatly between jurisdictions, increasing costs for companies that operate in multiple jurisdictions.

Portfolio companies may become involved in regulatory or agency proceedings, investigations and audits.

Our portfolio companies involved in the production, distribution or sale of cannabis products operate in a highly regulated business. Failure to comply with relevant federal and state laws and regulations could subject our portfolio companies to regulatory or agency proceedings or investigations and could also lead to damage awards, fines and penalties. Our portfolio companies may become involved in a number of government or agency proceedings, investigations and audits. The outcome of any regulatory or agency proceedings, investigations, audits and other contingencies could harm our reputation, the reputations of our portfolio companies or the reputations of the brands that they may sell, require the portfolio companies to take, or refrain from taking, actions that could impact their operations, or require them to pay substantial amounts of money, harming their and our financial condition. There can be no assurance that any pending or future regulatory or agency proceedings, investigations and audits will not result in substantial costs or a diversion of portfolio company management’s attention and resources or have a material adverse impact on their and our business, financial condition and results of operations.

Our ability to grow our business depends on state laws pertaining to the cannabis industry. New laws that are adverse to our borrowers may be enacted, and current favorable state or national laws or enforcement guidelines relating to cultivation, production and distribution of cannabis may be modified or eliminated in the future, which would impede our ability to grow our business under our current business plan and could materially adversely affect our business.

Continued development of the cannabis industry depends upon continued legislative authorization of cannabis at the state level. The status quo of, or progress in, the regulated cannabis industry, while encouraging, is not assured and any number of factors could slow or halt further progress in this area. While there may be ample public support for legislative action permitting the manufacture and use of cannabis, numerous factors impact and can delay the legislative and regulatory processes. For example, many states that legalized medical-use and/or adult-use cannabis have seen significant delays in the drafting and implementation of industry regulations and issuance of licenses. In addition, burdensome regulations at the state level could slow or stop further development of the medical-use and/or adult-use cannabis industry, such as limiting the medical conditions for which medical-use cannabis can be recommended, restricting the form in which medical-use or adult-use cannabis can be consumed, or imposing significant taxes on the growth, processing and/or retail sales of cannabis, each of which could have the impact of dampening growth of the cannabis industry and making it difficult for cannabis businesses, including our borrowers, to operate profitably in those states. Any one of these factors could slow or halt additional legislative authorization of cannabis, which could harm our business prospects.

FDA regulation of cannabis could negatively affect the cannabis industry, which would directly affect our financial condition.

Should the federal government legalize cannabis for adult-use and/or medical-use, it is possible that the U.S. Food and Drug Administration (the “FDA”), would seek to regulate it under the Food, Drug and Cosmetics Act of 1938. Indeed, after the U.S. government removed hemp and its extracts from the CSA as part of the Agriculture Improvement Act of 2008, then FDA Commissioner Scott Gottlieb issued a statement reminding the public of the FDA’s continued authority “to regulate products containing cannabis or cannabis-derived compounds under the Federal Food, Drug and Cosmetic Act (the “FD&C Act”) and section 351 of the Public Health Service Act.” He also reminded the public that “it’s unlawful under the FD&C Act to introduce food containing added cannabidiol (“CBD”) or tetrahydrocannabinol into interstate commerce, or to market CBD or THC products, as, or in, dietary supplements, regardless of whether the substances are hemp-derived,” and regardless of whether health claims are made, because CBD and THC entered the FDA testing pipeline as the subject of public substantial clinical investigations for GW Pharmaceuticals’ Sativex (THC and CBD) and Epidiolex (CBD). The memo added that, prior to introduction into interstate commerce, any cannabis product, whether derived from hemp or otherwise, marketed with a disease claim (e.g., therapeutic benefit, disease prevention, etc.) must first be approved by the FDA for its intended use through one of the drug approval pathways. Notably, the FDA can look beyond the product’s express claims to find that a product is a “drug.” The definition of “drug” under the FDCA includes, in relevant part, “articles intended for use in the diagnosis, cure, mitigation, treatment, or prevention of disease in man or other animals” as well as “articles intended for use as a component of [a drug as defined in the other sections of the definition].” 21 U.S.C. § 321(g)(1). In determining “intended use,” the FDA has traditionally looked beyond a product’s label to statements made on websites, on social media, or orally by the company’s representatives.

The FDA has sent numerous warning letters to sellers of CBD products making health claims. The FDA could turn its attention to the cannabis industry. In addition to requiring FDA approval of cannabis products marketed as drugs, the FDA could issue rules and regulations including certified good manufacturing practices related to the growth, cultivation, harvesting and processing of cannabis. It is also possible that the FDA would require that facilities where cannabis is grown register with the FDA and comply with certain federally prescribed regulations. Cannabis facilities are currently regulated by state and local governments. In the event that some or all of these federal enforcement and regulations are imposed, we do not know what the impact would be on the cannabis industry, including what costs, requirements and possible prohibitions may be enforced. If we or our borrowers are unable to comply with the regulations or registration as prescribed by the FDA, we and/or our borrowers may be unable to continue to operate our and their business in its current form or at all.

We and our borrowers may have difficulty accessing the service of banks and other financial institutions, and we may be limited in our ability to provide debt to participants in the cannabis industry, which could materially and adversely affect our business, financial condition, liquidity and results of operations.

Although we do not grow or sell cannabis products, our connection to the cannabis industry may hamper our efforts to do business or establish collaborative relationships with others that may fear disruption or increased regulatory scrutiny of their own activities.

Certain financial transactions involving proceeds from the trafficking of cannabis can form a basis for prosecution under the federal money laundering statutes, unlicensed money transmitter statute and the Bank Secrecy Act. Most federal and federally-insured state banks currently do not serve businesses that grow and sell cannabis products on the stated ground that growing and selling cannabis is illegal under federal law, even though the Treasury Department’s Financial Crimes Enforcement Network, or FinCEN, issued guidelines to banks in February 2014 that clarified how financial institutions can provide services to cannabis-related businesses, consistent with financial institutions’ obligations under the Bank Secrecy Act. While the federal government has not initiated financial crimes prosecutions against state-law compliant cannabis companies or their vendors, the government theoretically could, at least against companies in the adult-use markets. The continued uncertainty surrounding financial transactions related to cannabis activities may result in financial institutions discontinuing services to the cannabis industry or limit our ability to provide loans to the cannabis industry.

Consequently, those businesses involved in the regulated cannabis industry continue to encounter difficulty establishing banking relationships, which could increase over time. Our inability to maintain our current bank accounts or service our lending relationships would make it difficult for us to operate our business, increase our operating costs, and pose additional operational, logistical and security challenges and could result in our inability to implement our business plan.

The terms of our loans require that our borrowers make payments on such loans via check or wire transfer. Only a small percentage of financial institutions in the United States currently provide banking services to licensed companies operating in the cannabis industry. The inability of our current and potential borrowers to open accounts and continue using the services of banks will limit their ability to enter into debt arrangements with us or may result in their default under our debt agreements, either of which could materially harm our business, operations, cash flow and financial condition.

Laws and regulations affecting the regulated cannabis industry are continually changing, which could materially adversely affect our proposed operations, and we cannot predict the impact that future regulations may have on us.

Local, state and federal cannabis laws and regulations have been evolving rapidly and are subject to varied interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan and could negatively impact our borrowers or prospective borrowers, which in turn could negatively impact our business. It is also possible that regulations may be enacted in the future that will be directly applicable to our proposed business. We can know neither the nature of any future laws, regulations, interpretations or applications nor the effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business. For example, if cannabis is no longer illegal under federal law, we may experience a significant increase in competition. Accordingly, any change in these laws or regulations, changes in their interpretation, or newly enacted laws or regulations and any failure by us to comply with these laws or regulations, could require changes to certain of our business practices, negatively impact our operations, cash flow or financial condition, impose additional costs on us or otherwise adversely affect our business.

Until recently, hemp (defined by the U.S. government as Cannabis sativa L. with a THC concentration of not more than 0.3% on a dry weight basis) and hemp’s extracts (except mature stalks, fiber produced from the stalks, oil or cake made from the seeds and any other compound, manufacture, salt derivative, mixture or preparation of such parts) were illegal Schedule I controlled substances under the CSA. The Agricultural Act of 2014, Pub.L. 113-79 (the “2014 Farm Bill”) authorized states to establish industrial hemp research programs. The majority of states established programs purportedly in compliance with the 2014 Farm Bill. Many industry participants and even states interpreted the law to include “research” into the commercialization of, and commercial markets for, CBD from hemp, including products containing CBD.

In December 2018, the U.S. government changed hemp’s legal status. The Agriculture Improvement Act of 2018, Pub.L. 115-334 (the “2018 Farm Bill”), removed hemp and extracts of hemp, including CBD, from the CSA schedules. Accordingly, the production, sale and possession of hemp or extracts of hemp, including CBD, no longer violate the CSA. The 2018 Farm Bill did not create a system in which individuals or businesses can grow hemp whenever and wherever they want. There are numerous restrictions. The 2018 Farm Bill allows hemp cultivation under state plans approved by the U.S. Department of Agriculture (“USDA”) or under USDA regulations in states that have legalized hemp but not implemented their own regulations. It also allows the transfer of hemp and hemp-derived products across state lines for commercial or other purposes, even through states that have not legalized hemp or hemp-derived products. Nonetheless, states can still prohibit hemp or limit hemp more stringently than the federal law.

Despite the passage of the 2018 Farm Bill, hemp products’ legal status is complicated further by state and other federal law. The states are a patchwork of different laws on hemp and its extracts, including CBD. Additionally, the FDA claims that the Food, Drugs & Cosmetics Act (the “FDCA”) significantly limits the legality of hemp-derived CBD products.

The section of the 2018 Farm Bill establishing a framework for hemp production also states explicitly that it does not affect or modify the FDCA, Section 351 of the Public Health Service Act, or the authority of the Commissioner of the FDA under those laws. Within hours of President Trump signing the 2018 Farm Bill, the FDA issued a statement reminding the public of the FDA’s continued authority “to regulate products containing cannabis or cannabis-derived compounds under the FDCA and Section 351 of the Public Health Service Act.” First, the FDA noted that “it’s unlawful under the FDCA to introduce food containing added CBD or THC into interstate commerce, or to market CBD or THC products, as, or in, dietary supplements, regardless of whether the substances are hemp-derived,” and regardless of whether health claims are made, because CBD (and THC) are active ingredients in FDA-approved drugs and became the subject of public substantial clinical investigations when GW Pharmaceuticals submitted investigational new drug applications for Sativex and Epidiolex, both containing CBD as an active ingredient. The FDA then warned against health claims: prior to introduction into interstate commerce, any cannabis product, whether derived from hemp or otherwise, marketed with a disease claim (e.g., therapeutic benefit, disease prevention) must first be approved by the FDA for its intended use through one of the drug approval pathways. Notably, the FDA can look beyond the product’s express claims to find that a product is a “drug.” The definition of “drug” under the FDCA includes, in relevant part, “articles intended for use in the diagnosis, cure, mitigation, treatment, or prevention of disease in man or other animals” as well as “articles intended for use as a component of [a drug as defined in the other sections of the definition].” In determining “intended use,” the FDA has traditionally looked beyond a product’s label to statements made on websites, on social media or orally by the company’s representatives. The FDA did acknowledge that hemp foods not containing CBD or THC (e.g., hulled hemp seeds, hemp seed protein, and hemp seed oil) are legal.

Some CBD products are arguably federally legal today, notwithstanding the FDA’s position. To the extent that a CBD product is outside the FDA’s jurisdiction, the product is likely federally legal because CBD, unlike many drugs that the FDA regulates, is no longer listed on the CSA’s schedules. CBD products other than food, beverages and supplements and not marketed as a drug, including making health claims, may fall outside of the FDA’s authority. If so, some products that may be legal today include topical products such as cosmetics, massage oils, lotions and creams. Additionally, the FDA lacks authority, except in limited circumstances, to enforce against companies selling CBD products that do not enter into “interstate commerce,” although the definition of interstate commerce is amorphous and may include sources of ingredients, components or even investments that in some way impact more than one state.

Enforcement under the FDCA may be criminal or civil in nature and can include those who aid and abet a violation, or conspire to violate, the FDCA. Violations of the FDCA are for first violations misdemeanors punishable by imprisonment up to one year or a fine, or both, and for second violations or violations committed with an “intent to defraud or mislead” felonies punishable by fines and imprisonment up to three years. The fines provided for are low ($1000 and $3000), but under the Criminal Fine Improvements Act of 1987, the criminal fines can be increased significantly (approximately $100,000 to $500,000). Civil remedies under the FDCA include civil money penalties, injunctions and seizures. The FDA also has a number of administrative remedies (e.g., warning letters, recalls, and debarment). With respect to CBD products, the FDA so far has limited its enforcement to sending cease-and-desist letters to companies selling CBD products and making “egregious, over-the-line” claims, such as “cures cancer,” “treats Alzheimer’s Disease” and “treats chronic pain.” Additionally, plaintiff lawyers have brought putative class actions against several companies selling CBD product, claiming that the marketing of them as legal products violates California law, although most of the cases have been stayed pending the FDA issuing promised guidelines to the industry. Since issuing the initial guidance following the 2018 Farm Bill, the FDA has sent cease-and-desist warning letters to more than twenty companies making health claims about CBD products. The Federal Trade Commission (“FTC”) has also sent warning letters to companies making unsubstantiated health claims about CBD products and has even filed a lawsuit against one. The FDA’s additional guidance on CBD, titled, “Cannabidiol Enforcement Policy; Draft Guidance for Industry,” which the FDA has described as a “risk-based enforcement policy” to prioritize enforcement decisions, was submitted to the White House on July 22, 2020, was not formally approved by the Trump administration, and has been pulled back by the Biden Administration.

Applicable state laws may prevent us from maximizing our potential income.

Depending on the state, and the laws of that particular state, we may not be able to fully realize our potential to generate profit. For example, some states have residency requirements for those directly involved in the cannabis industry, which may impede our ability to contract with cannabis businesses in those states. Furthermore, cities and counties are being given broad discretion to ban certain cannabis activities. Even if these activities are legal under state law, specific cities and counties may ban them.

Loans to cannabis businesses may be forfeited to the federal government.

Any assets used in conjunction with the violation of federal law are potentially subject to federal forfeiture, even in states that have legalized cannabis. In July 2017, the DOJ issued a new policy directive regarding asset forfeiture, referred to as the “equitable sharing program.” This policy directive represents a reversal of DOJ’s policy under the Obama administration and allows for forfeitures to proceed that are not in accord with the limitations imposed by state-specific forfeiture laws. This new policy directive could lead to increased use of asset forfeitures by local, state and federal enforcement agencies. If the federal government decides to initiate forfeiture proceedings against cannabis businesses, such as the cannabis facilities that are owned or utilized by our borrowers, our loans to our borrowers would likely be materially and adversely affected.

We may have difficulty accessing bankruptcy courts.

We currently have no need or plans to seek bankruptcy protection. Because cannabis is illegal under federal law, federal bankruptcy protection is currently not available to parties who engage in the cannabis industry or cannabis-related businesses. Recent bankruptcy rulings have denied bankruptcies for dispensaries upon the justification that businesses cannot violate federal law and then claim the benefits of federal bankruptcy for the same activity and upon the justification that courts cannot ask a bankruptcy trustee to take possession of, and distribute cannabis assets as such action would violate the CSA. Therefore, we may not be able to seek the protection of the bankruptcy courts, and this could materially affect our business or our ability to obtain credit.

There may be difficulty enforcing certain of our commercial agreements and contracts.

Courts will not enforce a contract deemed to involve a violation of law or public policy. Because cannabis remains illegal under U.S. federal law, parties to contracts involving the state legal cannabis industry have argued that the agreement was void as federally illegal or against public policy. Some courts have accepted this argument in certain cases, usually against the company trafficking in cannabis. While courts have enforced contracts related to activities by state-legal cannabis companies, and the trend is generally to enforce contracts with state-legal cannabis companies and their vendors, there remains doubt and uncertainty that we will be able to enforce our commercial agreements in court for this reason. We cannot be assured that we will have a remedy for breach of contract, which would have a material adverse effect on our business.

Loans that we expect to make in the future may include Canadian entities within their corporate structure that have the ability to seek insolvency protections in Canada, which could materially and adversely affect our business.

In the event we invest in a portfolio company operating in the medical and adult-use cannabis markets, such portfolio company may face competition from unlicensed and unregulated market participants, including illegal dispensaries and illicit market suppliers selling cannabis and cannabis-based products.

Even with the legalization of medical and adult-use cannabis in certain jurisdictions, illicit market operations remain abundant and are a substantial competitor to cannabis-related businesses. In addition, illegal dispensaries and illicit market participants may be able to (i) offer products with higher concentrations of active ingredients that are either expressly prohibited or impracticable to produce under applicable regulations, (ii) use delivery methods, including edibles, concentrates and extract vaporizers, that may be prohibited from being offered to individuals in such jurisdictions, (iii) brand products more explicitly, and (iv) describe/discuss intended effects of products. As these illicit market participants do not comply with the regulations governing the medical and adult-use cannabis industry in such jurisdictions, their operations may also have significantly lower costs.

As a result of the competition presented by the illicit market for cannabis, any unwillingness by consumers currently utilizing these unlicensed distribution channels to begin purchasing from legal producers for any reason or any inability or unwillingness of law enforcement authorities to enforce laws prohibiting the unlicensed cultivation and sale of cannabis and cannabis-based products could (i) result in the perpetuation of the illicit market for cannabis, (ii) adversely affect our portfolio companies’ market share and (iii) adversely impact the public perception of cannabis use and licensed cannabis producers and dealers, all of which would have a materially adverse effect on our and our portfolio companies’ business, operations and financial condition.

The loans that we expect to make in the future may include U.S.-based companies operating in the cannabis industry with at least one Canadian entity within their corporate structure for the purpose of listing on the CSE. In May 2020, a U.S.-based cannabis company that is listed on the CSE filed for, and was granted, insolvency protection under the Companies’ Creditors Arrangement Act pursuant to Canadian law. If the applicable borrower obtains bankruptcy protections in Canada, it could restrict our ability, or create additional costs or delays involved in our efforts, to foreclose on the collateral, which will reduce the net proceeds realized and, thus, increase the potential for loss.

Licensing Requirements

Various licensing requirements could apply to the Company or the Advisor with respect to investments in, or the origination, holding, servicing and disposing of, loans and similar assets. The licensing requirements could apply depending on the location of the borrower, the location of the collateral securing the loan, or the location where the Company or the Advisor operates or has offices. Moreover, the Company’s ability to invest in certain properties, participate in the secondary mortgage market, obtain financing for investments and/or engage in lending, advisory, servicing and/or broker activities may be subject to the issuance of permits or licenses. The Company expects that if the Company applies for such licenses this process may be costly and take several months. There is no assurance that the Company will obtain all of the licenses that it desires or that the Company would not experience significant delays in seeking these licenses. In states and other jurisdictions in which it is licensed, the Company or the Advisor will be required to comply with applicable laws and regulations, including possible information requirements, consumer protection and anti-fraud laws, which could impose restrictions on the Company’s or the Advisor’s ability to take certain actions to protect the value of its investments in such assets and impose compliance costs. Failure to comply with such laws and regulations could lead to, among other penalties, a loss of the Company’s or the Advisor’s license, which in turn could restrict the Company’s investment options or require the Company to divest assets located in or secured by real property located in that jurisdiction. These risks will also apply to issuers and entities in which the Company invests that hold similar assets, as well as any origination company or servicer in which the Company owns an interest.

Loans that we expect to make in the future may be secured by properties, that are, and will be, subject to extensive regulations, such that if such collateral was foreclosed upon those regulations may result in significant costs and materially and adversely affect our business, financial condition, liquidity and results of operations.

Loans that we expect to make in the future may be, secured by properties that are, and will be, subject to various local laws and regulatory requirements, and we would be subject to such requirements if such collateral was foreclosed upon. Local property regulations may restrict the use of collateral or our ability to foreclose on the collateral. Among other things, these restrictions may relate to cultivation of cannabis, the use of water and the discharge of wastewater, fire and safety, seismic conditions, asbestos-cleanup or hazardous material abatement requirements. Due to current statutory prohibitions, we will not own any real estate used in cannabis-related operations. While our loan agreements and related mortgages provide for foreclosure remedies, receivership remedies and/or other remedies that would allow us to cause the sale or other realization of real property collateral, the regulatory requirements and statutory prohibitions related to real property used in cannabis-related operations may cause significant delays or difficulties in realizing the expected value of such real property collateral. We make no assurance that existing regulatory policies will not materially and adversely affect the value of such collateral, or that additional regulations will not be adopted that would increase such potential material adverse effect. The negative affect on such collateral could have a material adverse effect on our business, financial condition, liquidity and results of operations.

Certain assets of our borrowers may not be used as collateral or transferred to us due to applicable state laws and regulations governing the cannabis industry, and such restrictions could negatively impact our profitability.

Each state that has legalized cannabis in some form has adopted its own set of laws and regulations that differ from one another. In particular, laws and regulations differ among states regarding the collateralization or transferability of cannabis-related assets, such as cannabis licenses, cannabis inventory, and ownership interests in licensed cannabis companies. Some state laws and regulations where our borrowers operate may prohibit the collateralization or transferability of certain cannabis-related assets. Other states may allow the collateralization or transferability of cannabis-related assets, but with restrictions, such as meeting certain eligibility requirements, utilization of state receiverships, and/or upon approval by the applicable regulatory authority. Prohibitions or restrictions on our or others’ ability to acquire certain cannabis-related assets securing the loans of our borrowers could have a material adverse effect on our business, financial condition, liquidity and results of operations. In addition, because the sales of such assets may be forced upon the borrower when time may be of the essence and available to a limited number of potential purchasers, the sales prices may be less than the prices obtained with more time in a larger market.

Liability relating to environmental matters may impact the value of properties that we may acquire upon foreclosure of the properties securing our loans.

To the extent we foreclose on properties securing our loans, we may be subject to environmental liabilities arising from such foreclosed properties. In particular, cannabis cultivation and manufacturing facilities may present environmental concerns of which we are not currently aware. Under various federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. Accordingly, if environmental contamination exists on properties we acquire or develop after acquisition, we could become subject to liability for the contamination.

The presence of hazardous substances may adversely affect an owner’s ability to sell real estate or borrow using real estate as collateral. To the extent that an owner of a property securing one of our loans becomes liable for removal costs, the ability of the owner to make payments to us may be reduced, which in turn may adversely affect the value of the relevant loan held by us and our ability to make distributions to our Stockholders.

If we foreclose on any properties securing our loans, the presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs, thus harming our financial condition. The discovery of material environmental liabilities attached to any properties securing our loans could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our Stockholders.

The cannabis industry is highly competitive and evolving.

The market for businesses in the cannabis industry is highly competitive and evolving. There may be no material aspect of our portfolio companies’ businesses that is protected by patents, copyrights, trademarks or trade names, and they may face strong competition from larger companies, including those that may offer similar products and services to our portfolio companies. Potential competitors may have longer operating histories, significantly greater financial, marketing or other resources, and larger client bases than our portfolio companies, and there can be no assurance that they will be able to successfully compete against these or other competitors. Additionally, because the cannabis industry is at an early stage, a portfolio company may face additional competition from new entrants, including as a result of an increased number of licenses granted under any applicable regulatory regime.

If the number of users of medical cannabis increases, and/or if the national demand for recreational cannabis increases, the demand for products will increase and we expect that competition will become more intense, as current and future competitors begin to offer an increasing number of diversified products. To remain competitive, a portfolio company may require a continued high level of investment in research and development, marketing, sales and client support. However, a portfolio company may not have sufficient resources to maintain research and development, marketing, sales and client support efforts on a competitive basis, which could materially and adversely affect the business, financial condition and results of operations of such portfolio company, as well as our business, financial condition and results of operations. Additionally, as new technologies related to the cultivation, processing, manufacturing, and research and development of cannabis are being explored, there is potential for third-party competitors to be in possession of superior technology that would reduce any relative competitiveness a portfolio company may have.

As the legal landscape for cannabis continues to evolve, it is possible that the cannabis industry will undergo consolidation, creating larger companies with greater financial resources, manufacturing and marketing capabilities, and product offerings. Given the rapid changes affecting the global, national and regional economies generally, and the cannabis industry in particular, our portfolio companies may not be able to create and maintain a competitive advantage in the marketplace.

The success of any such portfolio company will depend on its ability to keep pace with any changes in such markets, particularly legal and regulatory changes. For example, it is likely that a portfolio company, and its competitors, will seek to introduce new products in the future. The success of such portfolio companies will also depend on their ability to respond to, among other things, changes in the economy, market conditions and competitive pressures. Any failure by them to anticipate or respond adequately to such changes could have a material adverse effect on the financial condition and results of operations of us and our portfolio companies.

The technologies, process and formulations a portfolio company uses may face competition or become obsolete.

Many businesses in the cannabis industry face rapidly changing markets, technology, emerging industry standards and frequent introduction of new products. The introduction of new products embodying new technologies, including new manufacturing processes or formulations, and the emergence of new industry standards may render a portfolio company’s products obsolete, less competitive or less marketable. The process of developing their products is complex and requires significant continuing costs, development efforts and third-party commitments, including licensees, researchers, collaborators and lenders. A portfolio company’s failure to develop new technologies and products and the obsolescence of existing technologies or processes could adversely affect its and our business, financial condition and results of operations. A portfolio company may be unable to anticipate changes in its customer requirements that could make its existing technology, processes or formulations obsolete. Its success will depend in part on its ability to continue to enhance its existing technologies, develop new technology that addresses the increasing sophistication and varied news of the market, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of its proprietary technology, processes and formulations may entail significant technical and business risks. A portfolio company may not be successful in using its new technologies or exploiting its niche markets effectively or adapting its business to evolving customer or medical requirements or preferences or emerging industry standards.

There is uncertainty in pricing and demand for cannabis-based products.

Changes in the legal status of cannabis may result in an initial surge in demand. As a result of such initial surge, cannabis companies operating under such changed legal regime may not be able to produce enough cannabis to meet demand of the adult-use and medical markets, as applicable. This may result in lower than expected sales and revenues and increased competition for sales and sources of supply.

However, in the future, cannabis producers may produce more cannabis than is needed to satisfy the collective demand of the adult-use and medical markets, as applicable, and they currently are unable to export that oversupply into other markets where cannabis use is fully legal under all applicable jurisdictional laws. As a result, the available supply of cannabis could exceed demand, resulting in a significant decline in the market price for cannabis. If such supply or price fluctuations were to occur, companies operating in the cannabis industry may see revenue and profitability fluctuate materially and their business, financial condition, results of operations and prospects may be adversely affected, as could our business, financial condition and results of operations.

The anticipated pricing of cannabis products may differ substantially from current levels given changes in the competitive and regulatory landscape. A portfolio company’s business model may be susceptible to erosion of profitability should cannabis and cannabis-related products experience secular pricing changes. Potential sources of pricing changes include overproduction, regulatory action, increased competition or the emergence of new competitors. Additionally, even if pricing of the broader cannabis and cannabis-related product market is sustained, there is no guarantee that a portfolio company will be successful in creating and maintaining consumer demand and estimated pricing levels. To do this, the portfolio company may be dependent upon, among other things, continually producing desirable and effective cannabis and cannabis-related products and the continued growth in the aggregate number of cannabis consumers. Campaigns designed to enhance a portfolio company’s brand and attract consumers, subject to restrictions imposed by law, can be expensive and may not result in increased sales. If the portfolio company is unable to attract new consumers, it may not be able to increase its sales.

As a result of changing consumer preferences, many consumer products attain financial success for a limited period of time. Even if a portfolio company’s products find success at retail, there can be no assurance that such products will continue to be profitable. A portfolio company’s success will be significantly dependent upon its ability to develop new and improved product lines and adapt to consumer preferences. Even if a portfolio company is successful in introducing new products or developing its current products, a failure to gain consumer acceptance or to update products could cause a decline in the products’ popularity and impair the brands. In addition, a portfolio company may be required to invest significant capital in the creation of new product lines, strains, brands, marketing campaigns, packaging and other product features, none of which are guaranteed to be successful. Failure to introduce new features and product lines and to achieve and sustain market acceptance could result in the portfolio company being unable to satisfy consumer preferences and generate revenue.

A portfolio company may have difficulty in forecasting sales and other business metrics.

A portfolio company may rely largely on its own market research to forecast sales as detailed forecasts are not generally obtainable from other sources at this early stage of the cannabis industry. If the portfolio company underestimates the demand for its products, it may not be able to produce products that meet its stringent requirements, and this could result in delays in the shipment of products and failure to satisfy demand, as well as damage to reputation and partner relationships. If the portfolio company overestimates the demand for its products, it could face inventory levels in excess of demand, which could result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would harm the portfolio company’s gross margins and brand management efforts, which could impact our business, results of operations and financial condition.

Due to the nascent nature of the market, it could be difficult for the portfolio company to forecast demand. In particular, it could be difficult to forecast the rate of the illicit cannabis market crossing over to the legal market. If the market does not develop as the portfolio company expects, it could have a material adverse effect on its business, results of operations and financial condition, which could in turn have an adverse effect on our business, results of operations and financial condition. In addition to inherent risks and difficulties forecasting sales, anticipated costs and yields are also challenging to predict with certainty as the cannabis industry is in its relative infancy and rapidly evolving. If portfolio companies make capital investments based on flawed sales, costs and yields forecasts, the portfolio company may not achieve its expected, or any, return on invested capital. Failure to realize forecasted sales, costs and yields could have a material adverse effect on the portfolio company’s business, results of operations and financial condition, as well as our business, results of operations and financial condition.

Portfolio companies may have difficulty borrowing from or otherwise accessing the service of banks, which may make it difficult to sell products and services.

Financial transactions involving proceeds generated by cannabis-related conduct can form the basis for prosecution under the federal money laundering statutes, the unlicensed money transmitter statute and the U.S. Bank Secrecy Act. Guidance issued by the Financial Crimes Enforcement Network (“FinCEN”), a division of the U.S. Department of the Treasury (the “FinCEN Memo”), clarifies how financial institutions can provide services to cannabis-related businesses consistent with their obligations under the Bank Secrecy Act. Despite the rescission of memoranda that had de-prioritized the enforcement of federal law against marijuana users and businesses that comply with state marijuana laws (the Cole Memo), FinCEN has not rescinded the FinCEN Memo. While this memo appears to be a standalone document and is presumptively still in effect, FinCEN could elect to rescind the FinCEN Memo at any time. Banks remain hesitant to offer banking services to cannabis-related businesses. Consequently, those businesses involved in the cannabis industry continue to encounter difficulty in establishing banking relationships. The inability of portfolio companies to maintain bank accounts would make it difficult for them to operate their business, would increase their operating costs and pose additional operational, logistical and security challenges, and could result in their inability to implement their business plan.

The development and operation of businesses in the cannabis industry may require additional financing, which may not be available on favorable terms, if at all.

Due to the growth in the cannabis industry, the continued development and operation of businesses in the cannabis industry may require additional financing. The failure of portfolio companies to raise such capital could result in the delay or indefinite postponement of current business objectives or the cessation of business. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favorable.

Portfolio companies may be subject to product liability claims.

If we invest in a portfolio company operating as a manufacturer and distributor of products utilizing cannabis for human consumption, such portfolio companies will face an inherent risk of exposure to product liability claims, regulatory action and litigation if their products are alleged to have caused significant loss or injury. In addition, the manufacture and sale of cannabis products involve the risk of injury to consumers due to tampering by unauthorized third-parties or product contamination. Previously unknown adverse reactions resulting from human consumption of cannabis products alone or in combination with other medications or substances could occur. Our portfolio companies may be subject to various product liability claims, including, among others, that the products they produced caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances.

A product liability claim or regulatory action against a portfolio company could result in increased costs, could adversely affect its reputation with its clients and consumers generally, and could have a material adverse effect on its results of operations and financial condition, which in turn could adversely affect our results of operations and financial condition. There can be no assurances that a portfolio company will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of products.

Portfolio companies may not be able to obtain adequate insurance coverage in respect of the risks such business faces, the premiums for such insurance may not continue to be commercially justifiable or there may be coverage limitations and other exclusions which may result in such insurance not being sufficient to cover potential liabilities that they face.

Although we expect our portfolio companies to have insurance coverage with respect to the assets and operations of their businesses, such insurance coverage will be subject to coverage limits and exclusions and may not be available for the risks and hazards to which they are exposed. In addition, no assurance can be given that such insurance will be adequate to cover their liabilities, including potential product liability claims, or will be generally available in the future or, if available, that premiums will be commercially justifiable. If a portfolio company were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, such portfolio company may be exposed to material uninsured liabilities that could impede such company’s liquidity, profitability or solvency, potentially impacting our results of operations and financial condition.

Due to our involvement in the regulated cannabis industry, we and our borrowers may have a difficult time obtaining or maintaining the various insurance policies that are desired to operate our business, which may expose us to additional risk and financial liabilities.

Insurance that is otherwise readily available, such as workers’ compensation, general liability, title insurance and directors’ and officers’ insurance, is more difficult for us and our borrowers to find and more expensive, because of our borrowers’ involvement in the regulated cannabis industry. There are no guarantees that we or our borrowers will be able to find such insurance now or in the future, or that such insurance will be available on economically viable terms. If we or our borrowers are forced to go without such insurance, it may prevent us from entering into certain business sectors, may inhibit our growth, may expose us to additional risk and financial liabilities and, in the case of an uninsured loss, may result in the loss of anticipated cash flow or the value of our loan.

We, portfolio companies or the cannabis industry more generally may receive unfavorable publicity or become subject to negative consumer or investor perception.

We believe that the cannabis industry is highly dependent upon positive consumer and investor perception regarding the benefits, safety, efficacy and quality of the cannabis distributed to consumers. The perception of the cannabis industry and cannabis products, currently and in the future, may be significantly influenced by scientific research or findings, regulatory investigations, litigation, political statements, media attention and other publicity (whether or not accurate or with merit) both in the United States and in other countries, including Canada, relating to the consumption of cannabis products, including unexpected safety or efficacy concerns arising with respect to cannabis products or the activities of industry participants. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention, or other research findings or publicity will be favorable to the cannabis market or any particular cannabis product or will be consistent with earlier publicity. Adverse future scientific research reports, findings and regulatory proceedings that are, or litigation, media attention or other publicity that is, perceived as less favorable than, or that questions, earlier research reports, findings or publicity (whether or not accurate or with merit) could result in a significant reduction in the demand for the cannabis products of a portfolio company. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of cannabis, or the products of a portfolio company specifically, or associating the consumption of cannabis with illness or other negative effects or events, could adversely affect such portfolio company. This adverse publicity could arise even if the adverse effects associated with cannabis products resulted from consumers’ failure to use such products legally, appropriately or as directed.

Third parties with whom we do business may perceive themselves as being exposed to reputational risk by virtue of their relationship with us and may ultimately elect not to do business with us.

If we invest in a portfolio company in the cannabis industry, the parties with which we do business may perceive that they are exposed to reputational risk as a result of our investment in a cannabis business. Failure to establish or maintain business relationships could have a material adverse effect on us.

Our reputation and ability to do business, as well as the reputation of our portfolio companies and their ability to do business, may be negatively impacted by the improper conduct of business partners, employees or agents.

We cannot provide assurance that the internal controls and compliance systems of our portfolio companies will always protect us from acts committed by such companies’ employees, agents or business partners in violation of applicable laws and regulations in the jurisdictions in which they conduct operations, including those applicable to businesses in the cannabis industry. Any improper acts or allegations could damage our reputation, the reputation of our portfolio companies and subject us and our portfolio companies to civil or criminal investigations and related Stockholder lawsuits, could lead to substantial civil and criminal monetary and non-monetary penalties, and could cause us or our portfolio companies to incur significant legal and investigatory fees.

Portfolio companies may be subject to regulatory, legal or reputational risk associated with potential misuse of their products by their customers.

We cannot provide assurance that a portfolio company’s customers will always use its products in the manner in which they intend. Any misuse of their products by their customers could lead to substantial civil and criminal monetary and non-monetary penalties, and could cause them to incur significant legal and investigatory fees.

A portfolio company may not succeed in promoting and sustaining its brands, which could have an adverse effect on its future growth and business.

A critical component of a portfolio company’s future growth is its ability to promote and sustain its brands, often achieved by providing a high-quality user experience. An important element of a portfolio company’s brand promotion strategy is establishing a relationship of trust with its consumers. In order to provide a high-quality user experience, a portfolio company may need to have invested and continue to invest substantial resources in the development of products, infrastructure, fulfillment and customer service operations. Campaigns designed to enhance a portfolio company’s brand and attract consumers, subject to restrictions imposed by law, can be expensive and may not result in increased sales. If a portfolio company is unable to attract new customers or its consumers are dissatisfied with the quality of the products sold to them or the customer service they receive and their overall customer experience, it could see a decrease in sales, which could have a material adverse effect on the portfolio company’s business, financial condition and results of operations, which in turn, could have an adverse effect on our business, financial condition and results of operations.

The medical and adult-use cannabis industry is highly competitive, which could adversely affect our business, financial condition and results of operations.

The market for businesses in the cannabis industry is highly competitive and evolving. In addition to other state-regulated competitors, our portfolio companies may face competition from (i) unlicensed and unregulated market participants; (ii) individuals who produce cannabis for their own use under personal cultivation laws; and (iii) entities creating hemp-derived or other synthetic products which emulate the effects of cannabis. These competitors could change the demand, volume and profitability of the cannabis industry. This could adversely affect the ability of a portfolio company to secure long-term profitability and success through the sustainable and profitable operation of the anticipated businesses and investment targets, and could have a material adverse effect on a portfolio company’s business, financial condition or results of operations, which in turn, could adversely affect our business, financial condition and results of operations.

Marketing constraints under regulatory frameworks may limit a portfolio company’s ability to compete for market share in a manner similar to that of companies in other industries.

The development of a portfolio company’s business and operating results may be hindered by applicable restrictions on sales and marketing activities imposed by regulations applicable to the cannabis industry. For example, the regulatory environment in Illinois would limit a portfolio company’s ability to compete for market share in a manner similar to that of companies in other industries. Additionally, Illinois regulations impose further restrictions on sales in the adult-use cannabis market. If a portfolio company is unable to effectively market its products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed through increased selling prices for its products, its sales and operating results could be adversely affected, which could impact our business, results of operations and financial condition.

Research in the United States, Canada and internationally regarding the medical benefits, viability, safety, efficacy and dosing of cannabis or isolated cannabinoids may cause adverse effects on our or our portfolio companies’ operations.

Historically stringent regulations related to cannabis have made conducting medical and academic studies challenging. Many statements concerning the potential medical benefits of cannabinoids are based on published articles and reports, and as a result, such statements are subject to the experimental parameters, qualifications and limitations in the studies that have been completed. Future research and clinical trials may draw different or negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing or other facts and perceptions related to medical cannabis, which could adversely affect social acceptance of cannabis and the demand for their products.

There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention, or other research findings or publicity will be favorable to the cannabis market or any particular cannabis product or will be consistent with earlier publicity. Adverse future scientific research reports, findings and regulatory proceedings that are, or litigation, media attention or other publicity that is, perceived as less favorable than, or that questions, earlier research reports, findings or publicity (whether or not accurate or with merit) could result in a significant reduction in the demand for the cannabis products of a portfolio company. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of cannabis, or the products of a portfolio company specifically, or associating the consumption of cannabis with illness or other negative effects or events, could adversely affect such portfolio company. This adverse publicity could arise even if the adverse effects associated with cannabis products resulted from consumers’ failure to use such products legally, appropriately or as directed.

Certain events or developments in the cannabis industry more generally may impact our reputation or the reputation of our portfolio companies.

Damage to our reputation or the reputation of our portfolio companies can result from the actual or perceived occurrence of any number of events, including any negative publicity, whether true or not. If we invest in a portfolio company in the cannabis industry, because cannabis has been commonly associated with various other narcotics, violence and criminal activities, there is a risk that such business might attract negative publicity. There is also a risk that the actions of other companies, service providers and customers in the cannabis industry may negatively affect the reputation of the industry as a whole and thereby negatively impact our reputation or the reputation of our portfolio companies. The increased usage of social media and other web-based tools used to generate, publish and discuss user-generated content and to connect with other users has made it increasingly easier for individuals and groups to communicate and share negative opinions and views in regard to our and our portfolio companies’ activities and the cannabis industry in general, whether true or not.

We do not ultimately have direct control over how we or the cannabis industry is perceived by others. Reputational issues may result in decreased investor confidence, increased challenges in developing and maintaining community relations and present an impediment to our overall ability to advance our business strategy and realize our investments.

The cannabis industry is subject to the risks inherent in an agricultural business, including environmental factors and the risk of crop failure.

The growing of cannabis is an agricultural process. As such, a portfolio company with operations in the cannabis industry is subject to the risks inherent in the agricultural business, including risks of crop failure presented by weather, climate-change, water scarcity, fires, insects, plant diseases and similar agricultural risks. Although some cannabis production is conducted indoors under climate-controlled conditions, cannabis continues to be grown outdoors in partially open greenhouses, and there can be no assurance that artificial or natural elements, such as insects and plant diseases, will not entirely interrupt production activities or have an adverse effect on the production of cannabis and, accordingly, the operations of a portfolio company, which could have an adverse effect on our business, financial condition and results of operations.

The cannabis industry is subject to transportation disruptions, including those related to an agricultural product.

As a business revolving mainly around the growth of an agricultural product, the ability to obtain speedy, cost-effective and efficient transport services will be essential to the prolonged operations of a portfolio company’s business. Should such transportation become unavailable for prolonged periods of time, it could have a material adverse effect on the portfolio company’s business, financial condition and results of operations, which could also have an adverse effect on our business, financial condition and results of operations.

Due to the nature of a portfolio company’s products, security of the product during transportation to and from its facilities may be important. A breach of security during transport or delivery could have a material adverse effect on a portfolio company’s business, financial condition and results of operations, which could also have an adverse effect on our business, financial condition and results of operations. Any breach of the security measures during transport or delivery, including any failure to comply with recommendations or requirements of regulatory authorities, could also have an impact on the portfolio company’s ability to continue operating under its license or the prospect of renewing its licenses.

Many cannabis businesses are subject to significant environmental regulations and risks.

Participants in the cannabis industry are subject to various environmental regulations in the jurisdictions in which they operate. These regulations may mandate, among other things, the maintenance of air and water quality standards and land reclamation. These regulations may also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect a portfolio company.

Many cannabis businesses are dependent on key personnel with sufficient experience in the cannabis industry.

The success of businesses in the cannabis industry is largely dependent on the performance of their respective management teams and key employees and their continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. Qualified individuals are in high demand, and significant costs may be incurred to attract and retain them. The loss of the services of any key personnel, or an inability to attract other suitably qualified persons when needed, could prevent a business from executing on its business plan and strategy, and the business may be unable to find adequate replacements on a timely basis, or at all.

There are a limited number of management teams in the cannabis industry that are familiar with U.S. securities laws.

There are a limited number of management teams in the cannabis industry that have U.S. public company experience. As a result, management of a portfolio company, including any key personnel that it hires in the future, may not be familiar with U.S. securities laws. If such management team is unfamiliar with U.S. securities laws, they may have to expend time and resources becoming familiar with such laws. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect our operations.

A portfolio company may be dependent on skilled labor and suppliers.

The ability of a portfolio company to compete and grow will be dependent on it having access, at a reasonable cost and in a timely manner, to skilled labor, equipment, parts and components. No assurances can be given that a portfolio company will be successful in maintaining its required supply of skilled labor, equipment, parts and components. Qualified individuals are in high demand, and the portfolio company may incur significant costs to attract and retain them. It is also possible that the final costs of the major equipment and materials, including packaging materials, contemplated by the portfolio company’s capital expenditure program may be significantly greater than anticipated by the portfolio company’s management, and may be greater than funds available to the portfolio company, in which circumstance the portfolio company may curtail, or extend the time frames for completing, its capital expenditure plans. This could have a material adverse effect on the portfolio company’s business, financial condition and results of operations, which could also have an adverse effect on our business, financial condition and results of operations.

Fraudulent or illegal activity by employees, contractors and consultants may adversely affect our portfolio companies’ business, financial condition or results of operations.

A portfolio company may be exposed to the risk that any of its employees, independent contractors or consultants may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities that violate (i) government regulations, (ii) manufacturing standards, (iii) federal, state and provincial healthcare fraud and abuse laws and regulations, or (iv) laws that require the true, complete and accurate reporting of financial information or data. It may not always be possible for the portfolio company to identify and deter misconduct by its employees and other third-parties, and the precautions taken by the portfolio company to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting the portfolio company from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against the portfolio company, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on the business of the portfolio company, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of the operations of the portfolio company, any of which could have a material adverse effect on the portfolio company’s business, financial condition and results of operations, as well as our business, financial condition and results of operations.

A portfolio company may be reliant on key inputs and may not be able to realize its cannabis production or capacity targets. The price of production of cannabis will also vary based on a number of factors outside of our portfolio companies’ control.

A portfolio company’s ability to produce and process cannabis, and the price of production, may be affected by a number of factors, including available space, raw materials, plant design errors, non-performance by third-party contractors, increases in materials or labor costs, construction performance falling below expected levels of output or efficiency, environmental pollution, contractor or operator errors, breakdowns, processing bottlenecks, aging or failure of equipment or processes, labor disputes, as well as factors specifically related to indoor agricultural practices, such as reliance on provision of energy and utilities to the facility, and potential impacts of major incidents or catastrophic events on the facility, such as fires, explosions, earthquakes or storms. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs could materially impact the business, financial condition and operating results of a portfolio company. Some of these inputs may only be available from a single supplier or a limited group of suppliers, including access to the electricity grid. If a sole source supplier was to go out of business, the portfolio company might be unable to find a replacement for such source in a timely manner or at all. If a sole source supplier were to be acquired by a competitor, that competitor may elect not to sell to the portfolio company in the future. Any inability to secure required supplies and services or to do so on appropriate terms could have a materially adverse impact on the business, financial condition, results of operations and prospects of such businesses, as well as an adverse impact on our business, financial condition and results of operations.

In addition, the price of production, sale and distribution of cannabis will fluctuate widely due to, among other factors, how young the cannabis industry is and the impact of numerous factors beyond the control of such businesses, including international, economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global or regional consumptive patterns, speculative activities and increased production due to new production and distribution developments and improved production and distribution methods.

A portfolio company may be vulnerable to rising energy costs.

Cannabis growing operations consume considerable energy, which makes a portfolio company vulnerable to rising energy costs and/or the availability of stable energy sources. Accordingly, rising or volatile energy costs or the inability to access stable energy sources may have a material adverse effect on the portfolio company’s business, financial condition and results of operations, which could also adversely affect our business, financial condition and results of operations.

Our borrowers may be unable to renew or otherwise maintain their licenses or other requisite authorizations for their cannabis operations, which may result in such tenants not being able to operate their businesses and defaulting on their payments to us.

Our borrowers operating in state-regulated cannabis markets are required to maintain the requisite state and local cannabis licenses and other authorizations on a continuous basis. If one or more of these borrowers are unable to renew or otherwise maintain its licenses or other state and local authorizations necessary to continue its cannabis operations, such tenants may default on their payments to us. Any payment defaults by a borrower could adversely affect our cash flows and we may also experience delays in enforcing our rights as a lender and may incur substantial costs in protecting our investment.

Due to our borrowers’ involvement in the regulated cannabis industry, we and our borrowers have, and may continue to have, a difficult time obtaining or maintaining the various insurance policies that are desired to operate our business, which may expose us to additional risk and financial liabilities.

Insurance that is otherwise readily available, such as workers’ compensation, general liability, title insurance and directors’ and officers’ insurance, is more difficult for us and our borrowers to find and more expensive, because of our borrowers’ involvement in the regulated cannabis industry. There are no guarantees that we or our borrowers will be able to find such insurance now or in the future, or that such insurance will be available on economically viable terms. If we or our borrowers are forced to go without such insurance, it may prevent us from entering into certain business sectors, may inhibit our growth, may expose us to additional risk and financial liabilities and, in the case of an uninsured loss, may result in the loss of anticipated cash flow or the value of our loan.

We may not be able to obtain or maintain required licenses and authorizations to conduct our business and may fail to comply with various state and federal laws and regulations applicable to our business.

In general, lending is a highly regulated industry in the United States and we are required to comply with, among other statutes and regulations, certain provisions of the Equal Credit Opportunity Act of 1974 (the “Equal Credit Opportunity Act”) that are applicable to commercial loans, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”), regulations promulgated by the Office of Foreign Asset Control, various laws, rules and regulations related to the cannabis industry and U.S. federal and state securities laws and regulations. In addition, certain states have adopted laws or regulations that may, among other requirements, require licensing of lenders and financiers, prescribe disclosures of certain contractual terms, impose limitations on interest rates and other charges, and limit or prohibit certain collection practices and creditor remedies.

There is no guarantee that we will be able to obtain, maintain or renew any required licenses or authorizations, which vary state-to-state, to conduct our business or that we would not experience significant delays in obtaining these licenses and authorizations. As a result, we could be delayed in conducting certain business if we were first required to obtain certain licenses or authorizations or if renewals thereof were delayed. Furthermore, once licenses are issued and authorizations are obtained, we are required to comply with various information reporting and other regulatory requirements to maintain those licenses and authorizations, and there is no assurance that we will be able to satisfy those requirements or other regulatory requirements applicable to our business on an ongoing basis, which may restrict our business and could expose us to penalties or other claims.

Any failure to obtain, maintain or renew required licenses and authorizations or failure to comply with regulatory requirements that are applicable to our business could result in material fines and disruption to our business and could have a material adverse effect on our business, financial condition, operating results and our ability to make distributions to our Stockholders.

We are subject to environment, social, and governance (“ESG”) risks.

The Company’s business faces increasing public scrutiny related to environmental, social and governance (“ESG”) activities. The Company risks damage to its brand and reputation if it fails to act responsibly in a number of areas, such as environmental stewardship, corporate governance and transparency and considering ESG factors in its investment processes. Adverse incidents with respect to ESG activities could impact the value of the Company’s brand, the cost of its operations and relationships with stockholders and potential investors, all of which could adversely affect the Company’s business and results of operations. Additionally, new regulatory initiatives related to ESG could adversely affect the Company’s business.

Risks Related to Sources of Financing Our Business

Our growth depends on external sources of capital, which may not be available on favorable terms or at all.

We intend to grow by expanding our portfolio of loans, which we intend to finance primarily through newly issued equity or debt. We may not be in a position to take advantage of attractive lending opportunities for growth if we are unable, due to global or regional economic uncertainty, changes in the state or federal regulatory environment relating to our business, our own operating or financial performance or otherwise, to access capital markets on a timely basis and on favorable terms or at all.

Our access to capital will depend upon a number of factors over which we have little or no control, including, but not limited to:

●	general economic or market conditions;

●	the market’s view of the quality of our assets;

●	the market’s perception of our growth potential;

●	the current regulatory environment with respect to our business; and

●	our current and potential future earnings and cash distributions.

If general economic instability or downturn leads to an inability to borrow at attractive rates or at all, our ability to obtain capital to finance our loans to borrowers could be negatively impacted. In addition, while we do not consider our Company to be engaged in the cannabis industry, banks and other financial institutions may be reluctant to enter into lending transactions with us, particularly secured lending, because we intend to invest in companies involved in the cultivation, manufacturing and sale of cannabis. To date, we have been unable to obtain outside debt financing on terms and conditions better or equivalent to our current, affiliated debt financing. If debt financing with competitive rates continues to be unavailable to us on acceptable terms, our growth may be limited and our levered return on the loans we make may be lower.

If we are unable to obtain capital on terms and conditions that we find acceptable, we likely will have to reduce the loans we make. In addition, our ability to refinance all or any debt we may incur in the future, on acceptable terms or at all, is subject to all of the above factors, and will also be affected by our future financial position, results of operations and cash flows, which additional factors are also subject to significant uncertainties, and therefore we may be unable to refinance any debt we may incur in the future, as it matures, on acceptable terms or at all. All of these events would have a material adverse effect on our business, financial condition, liquidity and results of operations.

We may incur significant debt, which may subject us to restrictive covenants and increased risk of loss and may reduce cash available for distributions to our Stockholders, and our governing documents and current credit facility contain no limit on the amount of debt we may incur.

Subject to market conditions and availability, we may incur significant debt through bank credit facilities (including term loans and revolving facilities), public and private debt issuances and derivative instruments, in addition to transaction or asset specific funding arrangements. The percentage of leverage we employ will vary depending on our available capital, our ability to obtain and access financing arrangements with lenders, debt restrictions contained in those financing arrangements and the lenders’ and rating agencies’ estimate of the stability of our loan portfolio’s cash flow. Our governing documents and our credit facility will contain no limit on the amount of debt we may incur, and we may significantly increase the amount of leverage we utilize at any time without approval of our Stockholders. Leverage can enhance our potential returns but can also exacerbate our losses. Incurring substantial debt could subject us to many risks that, if realized, would materially and adversely affect us, including, but not limited to, the risks that:

●	our cash flow from operations may be insufficient to make required payments of principal of and interest on the debt we incur or we may fail to comply with all of the other covenants contained in such debt, which is likely to result in (i) acceleration of such debt (and any other debt containing a cross-default or cross-acceleration provision) that we may be unable to repay from internal funds or to refinance on favorable terms, or at all, (ii) our inability to borrow unused amounts under our financing arrangements, even if we are current in payments on borrowings under those arrangements, and/or (iii) the loss of some or all of our assets to foreclosure or sale;

●	we may be unable to borrow additional funds as needed or on favorable terms, or at all;

●	to the extent we borrow debt that bears interest at variable rates, increases in interest rates could materially increase our interest expense;

●	our default under any loan with cross-default provisions could result in a default on other indebtedness;

●	incurring debt may increase our vulnerability to adverse economic and industry conditions with no assurance that loan yields will increase with higher financing costs;

●	we may be required to dedicate a substantial portion of our cash flow from operations to payments on the debt we may incur, thereby reducing funds available for operations, future business opportunities, Stockholder distributions, including distributions currently contemplated or necessary to satisfy the requirements for RIC qualification, or other purposes; and

●	we are not able to refinance debt that matures prior to the loan it was used to finance on favorable terms, or at all.

There can be no assurance that a leveraging strategy will be successful. If any one of these events were to occur, our financial condition, results of operations, cash flow, and our ability to make distributions to our Stockholders could be materially and adversely affected.

Any lending facilities will impose restrictive covenants.

Any lending facilities which we enter would be expected to contain, customary negative covenants and other financial and operating covenants, that among other things, may affect our ability to incur additional debt, make certain loans or acquisitions, reduce liquidity below certain levels, make distributions to our Stockholders, redeem debt or equity securities and impact our flexibility to determine our operating policies and loan and investment strategies. For example, such loan documents typically contain negative covenants that limit, among other things, our ability to repurchase our equity, distribute more than a certain amount of our net income or funds from operations to our Stockholders, employ leverage beyond certain amounts, sell assets, engage in mergers or consolidations, grant liens, and enter into transactions with affiliates. If we fail to meet or satisfy any such covenants, we would likely be in default under these agreements, and the lenders could elect to declare outstanding amounts due and payable, terminate their commitments, require the posting of additional collateral and enforce their interests against existing collateral. We could also become subject to cross-default and acceleration rights and, with respect to collateralized debt, the posting of additional collateral and foreclosure rights upon default.

Any bank credit facilities that we may use in the future to finance our operations may require us to provide collateral or pay down debt.

We may utilize bank credit facilities (including term loans and revolving facilities) to finance our loans if they become available on acceptable terms. We may not have the funds available to repay our debt at that time, which would likely result in defaults unless we are able to raise the funds from alternative sources, which we may not be able to achieve on favorable terms or at all. If we cannot meet these requirements, lenders could accelerate our indebtedness, increase the interest rate on advanced funds and terminate our ability to borrow funds from it, which could materially and adversely affect our financial condition and ability to implement our investment strategy. In addition, if a lender files for bankruptcy or becomes insolvent, our loans may become subject to bankruptcy or insolvency proceedings, thus depriving us, at least temporarily, of the benefit of such loans. Such an event could restrict our access to bank credit facilities and increase our cost of capital. The providers of bank credit facilities may also require us to maintain a certain amount of cash or set aside assets sufficient to maintain a specified liquidity position that would allow us to satisfy our collateral obligations. As a result, we may not be able to obtain leverage as fully as we would choose, which could reduce the return on our loans. If we are unable to meet these collateral obligations, our financial condition and prospects could deteriorate rapidly.

In addition, there can be no assurance that we will be able to obtain bank credit facilities on favorable terms, or at all. Banks and other financial institutions may be reluctant to enter into lending transactions with us.

Adoption of the Basel III standards and other proposed supplementary regulatory standards may negatively impact our access to financing or affect the terms of our future financing arrangements.

In response to various financial crises and the volatility of financial markets, the Basel Committee on Banking Supervision (the “Basel Committee”) adopted the Basel III standards several years ago to reform, among other things, bank capital adequacy, stress testing, and market liquidity risk. United States regulators have elected to implement substantially all of the Basel III standards and have even implemented rules requiring enhanced supplementary leverage ratio standards, which impose capital requirements more stringent than those of the Basel III standards for the most systematically significant banking organizations in the United States. Adoption and implementation of the Basel III standards and the supplemental regulatory standards adopted by United States regulators may negatively impact our access to financing or affect the terms of our future financing arrangements due to an increase in capital requirements for, and constraints on, the financial institutions from which we may borrow.

Moreover, in January 2019, the Basel Committee published its revised capital requirements for market risk, known as Fundamental Review of the Trading Book (“FRTB”), which are expected to generally result in higher global capital requirements for banks that could, in turn, reduce liquidity and increase financing and hedging costs. The impact of FRTB will not be known until after any resulting rules are finalized and implemented by the United States federal bank regulatory agencies.

Risks Related to Our Organization and Structure

Provisions in our Charter and our Bylaws may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our Stockholders, and may prevent attempts by our Stockholders to replace or remove our current management.

Our Charter and our Bylaws contain provisions that may have the effect of delaying or preventing a change in control of us or changes in our management. Our Charter and Bylaws include, among others, provisions that:

●	authorize our Board, without your approval, to cause us to issue additional shares of our common stock or to raise capital through debt securities convertible into common stock, options, warrants and other rights, on terms and for consideration as our Board in its sole discretion may determine;

●	authorize “blank check” preferred stock, which could be issued by our Board without Stockholder approval, subject to certain specified limitations, and may contain voting, liquidation, dividend and other rights senior to our common stock;

●	upon the consummation of an IPO, establish a classified Board such that not all members of the Board would be elected at each annual meeting of Stockholders, which may delay the ability of our Stockholders to change the membership of a majority of our Board;

●	specify that only our Board, the chairman of our Board, our chief executive officer or president or, upon the written request of Stockholders entitled to cast not less than a majority of the votes entitled to be cast, our secretary can call special meetings of our Stockholders;

●	establish advance notice procedures for Stockholder proposals to be brought before an annual meeting of our Stockholders, including proposed nominations of individuals for election to our Board;

●	provide that a majority of directors then in office, even though less than a quorum, may fill any vacancy on our Board, whether resulting from an increase in the number of directors or otherwise;

●	specify that no Stockholder is permitted to cumulate votes at any election of directors;

●	provide our Board the exclusive power to adopt, alter or repeal any provision of our Bylaws and to make new Bylaws; and

●	require supermajority votes of the holders of our common stock to amend specified provisions of our Charter.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.

Any provision of our Charter or Bylaws that has the effect of delaying or deterring a change in control could limit your opportunity to receive a premium for your shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to the provisions of our Charter and Bylaws described above.

Our authorized but unissued shares of common stock and preferred stock may prevent a change in control of our Company.

The Charter authorizes us to issue shares of our common stock and preferred stock without Stockholder approval, subject to certain specified limitations. In addition, subject to certain voting rights specifically provided in our Charter or by state statute, our Board may, without Stockholder approval, amend the Charter from time to time to increase or decrease the aggregate number of shares of our stock or the number of shares of stock of any class or series that we have authority to issue and classify or reclassify any unissued shares of our common stock and preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our Board may, subject to certain specified limitations, establish a class or series of shares of our common stock and preferred stock that could delay or prevent a merger, third-party tender offer, change of control or similar transaction or a change in incumbent management that might involve a premium price for shares of our common stock or otherwise be in the best interests of our Stockholders.

Risk related to recharacterization.

Under Title 11 of the U.S. Code, a court may use its equitable powers to “recharacterize” the claim of a lender, i.e., notwithstanding the characterization by the lender and borrower of a loan advance as a “debt,” to find that the advance was in fact a contribution of equity. Typically, recharacterization occurs when an equity holder asserts a claim based on a loan made to the borrower at the time the borrower was in such poor financial condition so that other lenders would not make such a loan. In effect, a court that recharacterizes a claim makes a determination that the original circumstance of the contribution warrants treating the holder’s advance not as debt but rather as equity. In determining whether recharacterization is warranted in any given circumstance, courts look to the following factors: (i) the names given to the instruments (if any) evidencing the indebtedness, (ii) the presence or absence of a fixed maturity or scheduled payment, (iii) the presence or absence of a fixed rate of interest and interest payments, (iv) the source of repayments, (v) the adequacy or inadequacy of capital, (vi) the identity of interest between the creditor and the equity holders, (vii) the security (if any) for the advances, (viii) the borrower’s ability to obtain financing from outside lending institutions, (ix) the extent to which the advances were subordinated to the claims of outside creditors, (x) the extent to which the assets were used to acquire capital assets and (xi) the presence or absence of a sinking fund to provide for repayment. These factors are reviewed under the circumstances of each case, and no one factor is controlling. The Company may be subject to claims from creditors of an obligor that debt obligations of such obligor which are held by the Company should be recharacterized.

The Maryland General Corporation Law prohibits certain business combinations, which may make it more difficult for us to be acquired.

We are a Maryland corporation and subject to the MGCL. Under the MGCL, “business combinations” between a Maryland corporation and an “interested Stockholder” or an affiliate of an interested Stockholder are prohibited for five years after the most recent date on which the interested Stockholder becomes an interested Stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested Stockholder is defined as: (a) any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the then-outstanding voting stock of a corporation; or (b) an affiliate or associate of a corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding stock of such corporation.

A person is not an interested Stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested Stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the expiration of the five-year period described above, any business combination between a Maryland corporation and an interested Stockholder must generally be recommended by the board of directors of such corporation and approved by the affirmative vote of at least:

●	80% of the votes entitled to be cast by holders of the then-outstanding shares of voting stock of such corporation; and

●	two-thirds of the votes entitled to be cast by holders of voting stock of such corporation, other than shares held by the interested Stockholder with whom or with whose affiliate the business combination is to be effected, or held by an affiliate or associate of the interested Stockholder.

These supermajority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The MGCL also permits various exemptions from these provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. The business combination statute may discourage others from trying to acquire control of the Company and increase the difficulty of consummating any offer.

In addition, under the MGCL, holders of our “control shares” (defined as voting shares of stock that, if aggregated with all other shares of stock owned or controlled by the acquirer, would entitle the acquirer to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of issued and outstanding “control shares”) have no voting rights except to the extent approved by our Stockholders by the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter, excluding all interested shares. Our Bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions by any person of shares of our capital stock. There can be no assurance that this exemption will not be amended or eliminated at any time in the future. The SEC staff previously took the position that, if a BDC failed to opt-out of the Control Share Acquisition Act, its actions would be inconsistent with Section 18(i) of the 1940 Act. However, the SEC recently withdrew its previous position, and stated that it would not recommend enforcement action against a closed-end fund, including a BDC, that opts in to being subject to the Control Share Acquisition Act if the closed-end fund acts with reasonable care on a basis consistent with other applicable duties and laws and the duty to the company and its Stockholders generally. As such, we may amend the Bylaws to be subject to the Control Share Acquisition Act, but will do so only if the Board determines that it would be in our best interest and if such amendment can be accomplished in compliance with applicable laws, regulations and SEC guidance.

The Charter contains provisions that make removal of our directors difficult, which could make it difficult for our Stockholders to effect changes to management.

The Charter provides that a director may only be removed for cause upon the affirmative vote of holders of a majority of the votes entitled to be cast generally in the election of directors. This requirement makes it more difficult to change our management by removing and replacing directors and may prevent a change of control that is in the best interests of our Stockholders.

Our Bylaws designate the Circuit Court for Baltimore City, Maryland as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our Stockholders and provide that claims relating to causes of action under the Securities Act may only be brought in federal district courts, which could limit Stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees, if any, and could discourage lawsuits against us and our directors, officers and employees, if any.

Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, (b) any derivative action or proceeding brought on our behalf (other than actions arising under federal securities laws), (c) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our Stockholders, (d) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our Charter or Bylaws or (e) any other action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine. These choice of forum provisions will not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction. Furthermore, our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claim arising under the Securities Act.

These exclusive forum provisions may limit the ability of our Stockholders to bring a claim in a judicial forum that such Stockholders find favorable for disputes with us or our directors, officers, or employees, if any, which may discourage such lawsuits against us and our directors, officers, and employees, if any. Alternatively, if a court were to find the choice of forum provisions contained in our Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition, and operating results. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.

Our rights and the rights of our Stockholders to recover on claims against our directors and officers are limited, which could reduce our and our Stockholders’ recovery against them if they negligently cause us to incur losses.

The MGCL provides that a director has no liability in such capacity if he performs his duties in good faith, in a manner he reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. A director who performs his or her duties in accordance with the foregoing standards should not be liable to us or any other person for failure to discharge his or her obligations as a director.

The Charter and Bylaws permit and require us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable costs, fees and expenses in advance of final disposition of a proceeding to any individual who is a present or former director or officer and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or any individual who, while a director or officer and at our request, serves or has served as a director, officer, partner, trustee, member or Advisor of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. With the approval of our Board, we may provide such indemnification and advance for expenses to any individual who served a predecessor of our Company in any of the capacities described above and any employee or agent of our Company or a predecessor of our Company, including our Advisor and its affiliates. In addition to the indemnification provided by the Charter and Bylaws, we have entered into indemnification agreements to indemnify, and advance certain fees, costs and expenses to, our directors and officers, subject to certain standards to be met and certain other limitations and conditions as set forth in such indemnification agreements.

While we do not currently do so, we are permitted, to the fullest extent permitted by law, to purchase and maintain insurance on behalf of any of our directors, officers, employees and agents, including our Advisor and its affiliates, against any liability asserted against such person. Alternatively, we may in the future establish a sinking fund to contribute a specified amount of cash on a monthly basis towards insuring such persons against liability. Any such insurance or sinking fund may result in us having to expend significant funds, which will reduce the available cash for distribution to our Stockholders. Additionally, while we do not have directors and officers insurance, regardless of whether we have a sinking fund, we may also have to expend significant funds to cover our commitments to indemnify our directors and officers.

Risks Related to Our Relationship with Our Advisor and its Affiliates

Our future success depends on our Advisor and its key personnel and investment professionals. We may not find a suitable replacement for our Advisor if our Management Agreement is terminated or if such key personnel or investment professionals leave the employment of our Advisor or otherwise become unavailable to us.

We rely on the resources of our Advisor to manage our day-to-day operations, as we do not separately employ any personnel. We rely completely on our Advisor to provide us with investment advisory services and general management services. Each of our executive officers also serves as an officers or employee of our Advisor. Our Advisor has significant discretion as to the implementation of our investment and operating policies and strategies. Accordingly, we believe that our success depends to a significant extent upon the efforts, experience, diligence, skill and network of business contacts of the officers, key personnel and investment professionals of our Advisor as well as the information and deal flow generated by such individuals. The officers, key personnel and investment professionals of our Advisor source, evaluate, negotiate, close and monitor our loans; therefore, our success depends on their continued service. The departure of any of the officers, key personnel and investment professionals of our Advisor could have a material adverse effect on our business.

Our Advisor is not obligated to dedicate any specific personnel exclusively to us. None of our officers are obligated to dedicate any specific portion of their time to our business. Each of them may have significant responsibilities for other investment vehicles managed by affiliates of our Advisor. As a result, these individuals may not always be able to devote sufficient time to the management of our business. Further, when there are turbulent conditions in the real estate markets or distress in the credit markets, the attention of our Advisor’s personnel and our executive officers and the resources of our Advisor may also be required by any future investment vehicles managed by affiliates of our Advisor (if any).

In addition, we offer no assurance that our Advisor will remain our Advisor or that we will continue to have access to our Advisor’s officers, key personnel and investment professionals due to the termination of the Management Agreement, our Advisor being acquired or due to other circumstances. Currently, subject to the supervision of our Board, and its own officers and by our Advisor, as provided for under our Management Agreement. The Management Agreement will continue in effect for two years from the date of its execution and thereafter from year-to-year only if it is approved annually by the majority of the Board or a majority of outstanding voting securities, and by a majority of Independent Directors. Furthermore, our Advisor may decline to renew the Management Agreement with 60 days’ written notice prior to the expiration of the renewal term. If the Management Agreement is terminated and we are unable to find a suitable replacement for our Advisor, we may not be able to execute its investment strategy.

Our growth depends on the ability of our Advisor to make loans on favorable terms that satisfy our investment strategy and otherwise generate attractive risk-adjusted returns initially and consistently from time to time.

Our ability to achieve our investment objectives depends on our ability to grow, which depends, in turn, on the management and investment teams of our Advisor and their ability to identify and to make loans on favorable terms in accordance with our investment strategy as well as on our access to financing on acceptable terms. The demands on the time of the professional staff of our Advisor will increase as our portfolio grows and the management of our portfolio may divert our Advisor’s attention from future potential loans or otherwise slow our rate of investment. Our Advisor may be unable to successfully and efficiently manage our assets or our future growth effectively. We cannot assure you that our Advisor will be able to hire, train, supervise, manage and retain new officers and employees to manage future growth effectively, and any such failure could have a material adverse effect on our business. The failure to consummate loans on advantageous terms without substantial expense or delay would impede our growth, would negatively affect our results of operations and our ability to generate cash flow and make distributions to our Stockholders, and could cause the value of our common stock to decline.

There are various conflicts of interest in our relationship with our Advisor that could result in decisions that are not in the best interests of our Stockholders.

We are subject to conflicts of interest arising out of our relationship with our Advisor and its affiliates. We are managed by our Advisor and our executive officers are employees of our Advisor or one or more of its affiliates. There is no guarantee that the policies and procedures adopted by us, the terms and conditions of the Advisory Agreement or the policies and procedures adopted by our Advisor and its affiliates, will enable us to identify, adequately address or mitigate these conflicts of interest.

Some examples of conflicts of interest that may arise by virtue of our relationship with our Advisor include:

Allocation of loans. Our Advisor and its affiliates endeavor to allocate loan opportunities in a fair and equitable manner, subject to their internal policies. The internal policies of our Advisor and its affiliates, which may be amended without our consent, are intended to enable us to share equitably with any other investment vehicles that are managed by our Advisor or affiliates of our Advisor. In general, loan opportunities are allocated taking into consideration various factors, including, among others, the relevant investment vehicles’ available capital, their investment objectives or strategies, their risk profiles and their existing or prior positions in a borrower or particular loan, their potential conflicts of interest, the nature of the opportunity and market conditions, as well as the rotation of loan opportunities. Nevertheless, it is possible that we may not be given the opportunity to participate in certain loans made by investment vehicles managed by our Advisor or affiliates of our Advisor. In addition, there may be conflicts in the allocation of loan opportunities among us and the investment vehicles managed by our Advisor or affiliates of our Advisor.

Clawback Obligations. The Advisor will be required to return incentive fees to the Company as part of the Advisor’s clawback obligation under the Advisory Agreement. The Advisor’s clawback obligation may create an incentive for the Advisor to delay the liquidation of the Company where a clawback obligation would be owed. Under certain circumstances, the use of leverage may increase the likelihood of default, which could disfavor Stockholders. The Company’s compensation arrangements could therefore result in the Company making riskier or more speculative investments, or relying more on leverage to make investments, than would otherwise be the case. This could result in higher investment losses, particularly during cyclical economic downturns.

Co-investments. Other investment vehicles managed by our Advisor or affiliates of our Advisor may co-invest with us or hold positions in a loan where we have also invested, including by means of splitting commitments, participating in loans or other means of syndicating loans. Such loans may raise potential conflicts of interest between us and such other investment vehicles. To the extent such investment vehicles seek to acquire the same target assets as us, subject to the internal policies of our Advisor and its affiliates described above, the scope of opportunities otherwise available to us may be adversely affected and/or reduced. We, the Advisor and certain of our affiliates have submitted an exemptive application to the SEC to permit us to co-invest with other funds managed by the Advisor or its affiliates in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors. There can be no assurance that this exemptive order will be granted. If such relief is granted, then we will be permitted to co-invest with our affiliates if a “required majority” (as defined in Section 57(o) of the 1940 Act) of our independent directors make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the transactions, including the consideration to be paid, are reasonable and fair to us and our Stockholders and do not involve overreaching by us or our Stockholders on the part of any person concerned and (2) the transaction is consistent with the interests of our Stockholders and is consistent with our investment objective and strategies. If the exemptive order is granted, the terms of the exemptive relief require that the Company be given the opportunity to participate in certain transactions originated by affiliates of the Advisor, the Advisor may determine, subject to the requirements of any co-investment exemptive order that we receive, that we not participate in those transactions and for certain other transactions the Company may not have the opportunity to participate. Affiliates of the Advisor, whose primary business includes the origination of investments or investing in non-originated assets, engage in investment advisory business with accounts that compete with us.

Furthermore, our Advisor or affiliates of our Advisor may form vehicles for the benefit of third-party investors that will be entitled to a portion of the allocation with respect to an investment. Such co-investment rights could result in us being allocated a smaller share of an investment than would otherwise be the case in the absence of such co-investment rights. Although our Advisor will endeavor to allocate investment opportunities in a fair and equitable manner in accordance with its allocation policies and procedures, it is possible that, in the future, we may not be given the opportunity to participate in investments made by investment funds managed by our Advisor or affiliates of our Advisor.

Loans in which other investment vehicles managed by our Advisor or affiliates of our Advisor hold different debt or equity positions. We may invest in, acquire, sell assets to or provide financing to investment vehicles managed by our Advisor or affiliates of our Advisor and their borrowers or purchase assets from, sell assets to, or arrange financing from any such investment vehicles and their borrowers. In such scenarios, members of our Advisor may have conflicting interests based on their differing tranches or classes debt and/or equity investments through the affiliated investment vehicles. Any such transactions will require approval by a majority of our independent directors. There can be no assurance that any procedural protections will be sufficient to ensure that these transactions will be made on terms that will be at least as favorable to us as those that would have been obtained in an arm’s-length transaction. Conflicts may also arise because portfolio decisions regarding our portfolio may benefit our affiliates. Our affiliates may pursue or enforce rights with respect to one of our portfolio companies, and those activities may have an adverse effect on us.

Credit Facility. The Company intends to establish a credit facility to finance portfolio investments, with an affiliate, which will have a fixed annual rate of interest of 8% with no unused fee. We expect the line of credit to be in the amount of $50 million. We could in the future enter into credit agreements with floating rates of interest. Investors may be required to confirm the terms of their Capital Commitments to the lender, to provide financial information to the lender and to execute other documents in connection with obtaining a credit facility. It is possible that the interests of our Advisor and its applicable affiliates could be in conflict with ours and the interests of our Stockholders. Any such financing agreements will require approval by a majority of our independent directors. There can be no assurance that any procedural protections will be sufficient to ensure that these agreements will be made on terms that will be at least as favorable to us as those that would have been obtained in an arms-length transaction.

We will be responsible for certain fees and expenses as determined by our Advisor, including due diligence costs, legal, accounting and financial advisor fees and related costs, incurred in connection with evaluating and consummating loan opportunities, regardless of whether such loans are ultimately consummated by the parties thereto.

The ability of our Advisor and its officers and employees to engage in other business activities may reduce the time our Advisor spends managing our business and may result in certain conflicts of interest.

Certain of our officers and directors and the officers and other personnel of our Advisor also serve or may serve as officers, directors or partners of certain affiliates of our Advisor, as well as investment vehicles sponsored by such affiliates, including investment vehicles or managed accounts not yet established, whether managed or sponsored by affiliates or our Advisor. Accordingly, the ability of our Advisor and its officers and employees to engage in other business activities may reduce the time our Advisor spends managing our business. These activities could be viewed as creating a conflict of interest insofar as the time and effort of the professional staff of our Advisor and its officers and employees will not be devoted exclusively to our business; instead it will be allocated between our business and the management of these other investment vehicles.

In the course of our investing activities, we will pay Management Fees to our Advisor and will reimburse our Advisor for certain expenses it incurs. As a result, investors in our common stock will invest on a “gross” basis and receive any distributions on a “net” basis after expenses, resulting in, among other things, a lower rate of return than one might achieve through direct loans. As a result of this arrangement, our Advisor’s interests may be less aligned with our interests.

Our Advisory Agreement with our Advisor was not negotiated on an arms-length basis and may not be as favorable to us as if they had been negotiated with an unaffiliated third party, and the manner of determining the Management Fee may not provide sufficient incentive to our Advisor to maximize risk-adjusted returns for our portfolio since it is based on the book value of our equity per annum and not on our performance.

We rely completely on our Advisor to provide us with investment advisory services and general management services. Our executive officers also serve as officers or employees of our Advisor. Our Advisory Agreement was negotiated between related parties and their terms, including fees payable, may not be as favorable to us as if they had been negotiated with an unaffiliated third party.

Pursuant to the Advisory Agreement, prior to an IPO, if any, the Company will pay the Management Fee to the Advisor for management services in an amount equal to an annual rate of 1.50% of the Company’s Fee-Eligible NAV at the end of the most recently completed calendar quarter. Following an IPO, the Management Fee will be calculated at an annual rate of 1.50% of gross assets (other than cash or cash equivalents but including assets purchased with borrowed funds), based on the value of our total assets at the end of the most recently completed calendar quarter. The Management Fee is payable quarterly in arrears. The Management Fee for any partial month or quarter, as the case may be, will be appropriately prorated and adjusted (based on the number of days actually elapsed at the end of such partial month or quarter) relative to the total number of days in such month or quarter.

Our Advisor’s entitlement to the Management Fee, which is not based upon performance metrics or goals, might reduce its incentive to devote its time and effort to seeking loans that provide attractive risk-adjusted returns for our portfolio. Further, the Management Fee structure gives our Advisor the incentive to maximize the book value of our equity raised by the issuance of new equity securities or the retention of existing equity value, regardless of the effect of these actions on existing Stockholders. In other words, the Management Fee structure will reward our Advisor primarily based on the size of our equity raised and not necessarily on our financial returns to Stockholders. This in turn could hurt both our ability to make distributions to our Stockholders and the market price of our common stock.

The Management Agreement will continue in effect for two years from the date of its execution and thereafter from year-to-year only if it is approved annually by the majority of the Board or a majority of outstanding voting securities, and by a majority of Independent Directors. Furthermore, our Advisor may decline to renew the Management Agreement with 60 days’ written notice prior to the expiration of the renewal term. If the Management Agreement is terminated and we are unable to find a suitable replacement for our Advisor, we may not be able to execute its investment strategy.

Our Incentive Fee may induce the Advisor to pursue speculative investments and to use leverage when it may be unwise to do so.

The Incentive Fee payable by us to the Advisor may create an incentive for the Advisor to purchase assets with borrowed funds when it is unwise to do so or to pursue investments on our behalf that are riskier or more speculative than would be the case in the absence of such compensation arrangement. The Incentive Fee payable to the Advisor will be calculated based on a percentage of our return on invested capital. The Incentive Fee arrangement may encourage the Advisor to use leverage to increase the return on our investments. Under certain circumstances, the use of leverage may increase the likelihood of default, which would impair the value of our common stock. In addition, the Advisor will receive the Incentive Fee based, in part, upon net capital gains realized on our investments. As a result, in certain situations the Advisor may have a tendency to invest more capital in investments that are likely to result in capital gains as compared to income producing securities. Such a practice could result in our investing in more speculative securities than would otherwise be the case, which could result in higher investment losses, particularly during economic downturns, such as the economic downturn resulting from the conditions created by the COVID-19 pandemic.

The Board is charged with protecting our interests by monitoring how the Advisor addresses these and other conflicts of interest associated with its management services and compensation. While the Board is not expected to review or approve each investment decision, borrowing or incurrence of leverage, our Independent Directors will periodically review the Advisor’s services and fees as well as its portfolio management decisions and portfolio performance. In connection with these reviews, our Independent Directors will consider whether our fees and expenses (including those related to leverage) remain appropriate. As a result of this arrangement, the Advisor may from time to time have interests that differ from those of our Stockholders, giving rise to a conflict.

Our Advisor manages our portfolio in accordance with very broad investment guidelines and our Board does not approve each loan and financing decision made by our Advisor, which may result in us making riskier loans.

While our Board periodically reviews our loan portfolios, it does not review all proposed loans. In addition, in conducting periodic reviews, such directors may rely primarily on information provided to them by our Advisor. Our investment strategy may be changed from time to time upon recommendation by our Advisor and approval by a majority of our Board (which must include a majority of the independent directors of our Board) and our Advisor. Furthermore, our Advisor may use complex strategies and loans entered into by our Advisor that may be difficult or impossible to unwind by the time they are reviewed by our Board. Our Advisor has great latitude in determining the types of loans that are proper for us, which could result in loan returns that are substantially below expectations or that result in losses, which would materially and adversely affect our business operations and results. Decisions made and loans entered into by our Advisor may not fully reflect your best interests.

Our Advisor may change its investment process, or elect not to follow it, without the consent of our Stockholders and at any time, which may adversely affect our loans.

Our Advisor may change its investment process without the consent of our Stockholders and at any time. In addition, there can be no assurance that our Advisor will follow its investment process in relation to the identification and underwriting of prospective loans. Changes in our Advisor’s investment process may result in inferior, among other things, due diligence and underwriting standards, which may adversely affect the performance of our portfolio.

We do not have a policy that expressly prohibits our directors, Advisor, officers, Stockholders or affiliates, as applicable, from engaging for their own account in business activities of the types conducted by us.

We do not have a policy that expressly prohibits our directors, officers, Stockholders or affiliates from engaging for their own account in business activities of the types conducted by us. For example, certain of our officers and directors and employees of our Advisor also have a relationship with our borrowers or other clients as part of their outside business activities. However, our conflicts of interest policies will prohibit our directors and officers as well as employees of our Advisor from engaging in any transaction that involves a potential or actual conflict of interest with us without the approval of the Audit Committee of our Board. In addition, our Advisory Agreement will not place restrictions on our Advisor’s and its affiliates’ respective ability to engage in additional management or loan opportunities, which could result in our Advisor or its affiliates engaging in management and investment activities that compete with us, and our conflict of interest policies acknowledge that such activities shall not be deemed a conflict of interest.

Our Advisor is subject to extensive regulation as an investment adviser, which could adversely affect its ability to manage our business.

Our Advisor will be registered as an investment adviser under the Advisers Act. Our Advisor and its affiliates, as applicable, are subject to regulation as an investment adviser by various regulatory authorities that are charged with protecting the interests of its clients. Instances of criminal activity and fraud by participants in the investment management industry and disclosures of trading and other abuses by participants in the financial services industry have led the United States Government and regulators to increase the rules and regulations governing, and oversight of, the United States financial system. This activity resulted in changes to the laws and regulations governing the investment management industry and more aggressive enforcement of the existing laws and regulations. Our Advisor could be subject to civil liability, criminal liability, or sanction, including revocation of its registration as an investment adviser (if relevant), revocation of the licenses of its employees, censures, fines, or temporary suspension or permanent bar from conducting business, if it is found to have violated any of these laws or regulations. Any such liability or sanction could adversely affect the ability of our Advisor and any of its applicable affiliates to manage their respective business. Additionally, our Advisor and any of its applicable affiliates must continually address conflicts between their respective interests and those of their respective clients, including us. In addition, the SEC and other regulators have increased their scrutiny of potential conflicts of interest. Our Advisor has procedures and controls that we believe are reasonably designed to address these issues. However, appropriately dealing with conflicts of interest is complex and difficult and if our Advisor or any of its applicable affiliates fail, or appears to fail, to deal appropriately with conflicts of interest, such entity could face litigation or regulatory proceedings or penalties, any of which could adversely affect such entity’s ability to manage our business.

In addition to other analytical tools, our Advisor may utilize financial models to evaluate loan opportunities, the accuracy and effectiveness of which cannot be guaranteed.

In addition to other analytical tools, our Advisor may utilize financial models to evaluate loan opportunities, the accuracy and effectiveness of which cannot be guaranteed. In all cases, financial models are only estimates of future results which are based upon assumptions made at the time that the projections are developed. There can be no assurance that our Advisor’s projected results will be attained and actual results may vary significantly from the projections. General economic and industry-specific conditions, which are not predictable, can have an adverse impact on the reliability of projections.

The Advisor’s liability is limited under the Advisory Agreement and we have agreed to indemnify the Advisor against certain liabilities, which may lead the Advisor to act in a riskier manner on our behalf than it would when acting for its own account.

Under the Advisory Agreement, the Advisor has not assumed any responsibility to us other than to render the services called for under that agreement. It will not be responsible for any action of the Board in following or declining to follow the Advisor’s advice or recommendations. Under the Advisory Agreement, the Advisor, its officers, members and personnel, and any person controlling or controlled by the Advisor will not be liable to us, any subsidiary of ours, our directors, our Stockholders or any subsidiary’s Stockholders or partners for acts or omissions performed in accordance with and pursuant to the Advisory Agreement, except those resulting from acts constituting person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties that the Advisor owes to us under the Advisory Agreement. In addition, as part of the Advisory Agreement, we have agreed to indemnify the Advisor and each of its officers, directors, members, managers and employees from and against any claims or liabilities, including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with our business and operations or any action taken or omitted on our behalf pursuant to authority granted by the Advisory Agreement, except where attributable to willful misfeasance, bad faith, gross negligence or reckless disregard of the duties of such person’s duties under the Advisory Agreement. These protections may lead the Advisor to act in a riskier manner when acting on our behalf than it would when acting for its own account.

It may be difficult for our Advisor to continuously maintain and retain a competitive talent pool.

As we grow, our Advisor may need to hire additional human resources to continue to develop our business. However, experienced talent, including senior management in the areas of cannabis research and development, growing cannabis and extraction are difficult to source, and there can be no assurance that the appropriate individuals will be available or affordable.

Without adequate personnel and expertise, the growth of our business may suffer. There can be no assurance that our Advisor will be able to identify, attract, hire and retain qualified personnel and expertise in the future, and any failure to do so could have a material adverse effect on our business, financial condition or results of operations.

Risks Related to Ownership of Our Common Stock and This Offering

If you purchase shares of our common stock in this offering, you will experience immediate dilution.

The offering price of the share of our common stock is higher than the projected net tangible book value per share of our common stock outstanding upon the completion of the offering. Accordingly, if you purchase shares of our common stock in this offering, you will experience immediate dilution in the net tangible book value per share of our common stock. This means that investors that purchase shares of our common stock in this offering will pay a price per share of our common stock that exceeds the per common share net tangible book value of our assets.

The value of any equity securities that we own could be materially and adversely affected by our level of cash distributions.

The value of the equity securities of a company whose principal business is similar to ours is based primarily upon investors’ perception of its growth potential and its current and potential future cash distributions, whether from operations, sales or refinancings, and is secondarily based upon the market value of its underlying assets. For that reason, our equity may be valued at prices that are higher or lower than our net asset value per share. To the extent we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the price at which our equity could trade. Our failure to meet investors’ expectations with regard to future earnings and cash distributions likely would materially and adversely affect the valuation of our equity.

Future sales of our capital stock or other securities convertible into our capital stock could cause the value of our common stock to decline and could result in dilution of your shares of our common stock.

Our Board is authorized, without your approval, to cause us to issue additional shares of our common stock or to raise capital through the creation and issuance of our preferred stock, debt securities convertible into common stock, options, warrants and other rights, on terms and for consideration as our Board in its sole discretion may determine.

Sales of substantial amounts of our capital stock or other securities convertible into our capital stock could cause the valuation of our capital stock to decrease significantly. We cannot predict the effect, if any, of future sales of our equity, or the availability of our equity for future sales, on the value of our equity. Sales of substantial amounts of our equity by any large Stockholder, or the perception that such sales could occur, may adversely affect the valuation of our equity.

Future offerings of debt securities, which would rank senior to our common stock upon a bankruptcy liquidation, and future offerings of equity securities that may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the value of our capital stock.

In the future, we intend to attempt to increase our capital resources by making offerings of debt securities or additional offerings of equity securities. As the cannabis industry continues to evolve and to the extent that additional states legalize cannabis, the demand for capital continues to increase as operators seek to enter and build out new markets. We expect the principal amount of the loans we originate to increase and that we will need to raise additional equity and/or debt funds to increase our liquidity in the near future. Upon bankruptcy or liquidation, holders of our debt securities, lenders with respect to any of our borrowings and holders of our preferred stock, if any, will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings by us may dilute the holdings of our existing Stockholders or reduce the valuation of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control. As a result, we cannot predict or estimate the amount, timing or nature of our future offerings, and purchasers of our common stock in this offering bear the risk of our future offerings reducing the valuation of our common stock and diluting their ownership interest.

We may in the future pay distributions from sources other than our cash flow from operations, including borrowings, offering proceeds or the sale of assets, which means we will have less funds available for investments or less income-producing assets and your overall return may be reduced.

We may in the future pay distributions from sources other than from our cash flow from operations. We intend to fund the payment of regular distributions to our Stockholders entirely from cash flow from our operations. However, we may from time to time not generate sufficient cash flow from operations to fully fund distributions to Stockholders. Therefore, if we choose to pay a distribution, we may choose to use cash flows from financing activities, including borrowings (including borrowings secured by our assets) and net proceeds of this or a prior offering, from the sale of assets or from other sources to fund distributions to our Stockholders.

To the extent that we fund distributions from sources other than cash flows from operations, including borrowings, offering proceeds or proceeds from asset sales, the value of your investment will decline, and such distributions may constitute a return of capital and we may have fewer funds available for the funding of loans or less income-producing assets and your overall return may be reduced. Further, to the extent distributions exceed our earnings and profits, a Stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a Stockholder’s basis, the Stockholder will be required to recognize capital gain.

There is a risk that you may not receive distributions as holders of our common stock or that such dividends may not grow over time.

We intend to make to make regular quarterly distributions to our Stockholders, consistent with our intention to qualify as a RIC for U.S. federal income tax purposes. However, any future determination to actually pay dividends will be at the discretion of our Board, subject to compliance with applicable law and any contractual provisions, including under agreements for indebtedness, that restrict or limit our ability to pay dividends, and will depend upon, among other factors, our results of operations, financial condition, earnings, capital requirements and other factors that our Board deems relevant. We therefore cannot assure you that we will achieve investment results and other circumstances that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions.

We are an “emerging growth company,” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make shares of our common stock less attractive to investors.

We will remain an “emerging growth company” as defined in the JOBS Act until the earlier of (a) the last day of the fiscal year (i) following the fifth anniversary of the completion of our initial public offering, (ii) in which we have total annual gross revenue of at least $1.07 billion, or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the date of our most recently completed second fiscal quarter, and (b) the date on which we have issued more than $1 billion in non-convertible debt during the prior three-year period. For so long as we remain an “emerging growth company” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We cannot predict if investors will find our common stock less attractive because we will rely on some or all of these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the extended transition period for complying with new or revised accounting standards, which may make it more difficult for investors and securities analysts to evaluate us since our financial statements may not be comparable to companies that comply with public company effective dates and may result in less investor confidence.

We incur significant costs as a result of being a reporting company, and such costs may increase when we cease to be an emerging growth company.

As a reporting company, we incur significant legal, accounting, insurance and other expenses that we would not incur if we were a private non-reporting company, including costs associated with public company reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended (the “Dodd-Frank Act”) and other applicable securities rules and regulations. Compliance with these rules and regulations may significantly increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. As a result, our executive officers’ attention may be diverted from other business concerns, which could adversely affect our business and results of operations. Furthermore, the expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect compliance with these public reporting requirements and associated rules and regulations to increase expenses, particularly after we are no longer an emerging growth company, although we are currently unable to estimate these costs with any degree of certainty. We could be an emerging growth company for up to five full fiscal years, although circumstances could cause us to lose that status earlier as discussed above, which could result in our incurring additional costs applicable to public companies that are not emerging growth companies.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

Risks Related to Equity Investments

We may be subject to risks relating to investments in equity securities generally.

The Company may, to the extent consistent with applicable law, invest its assets in preferred stock, common stock or other equity securities of ancillary cannabis companies directly, or may hold such securities as the result of certain restructuring activities. Investments in equity securities of small or medium-sized market capitalization companies will have more limited marketability than the securities of larger companies. In addition, securities of smaller companies may have greater price volatility. All of the Company’s investments in equity securities will be subject to normal market risks. While diversification among issuers may mitigate these risks, investors must expect fluctuations in value of equity securities held by the Company based on market conditions. Because equity securities rank lower in the capital structure of an issuer, such investments may subject investors to additional risks not applicable to debt securities. In addition, holders of equity securities may be wiped out or substantially reduced in value in a bankruptcy proceeding or corporate restructuring.

We may be subject to risks relating to preferred equity investments.

The Company may invest in preferred equity. Preferred equity investments typically are subordinate to debt financing and are not secured. Should the issuer default on the Company’s investment, the Company would only be able to proceed against the entity that issued the preferred equity in accordance with the terms of the preferred security, and not any property owned by the entity. Furthermore, in the event of bankruptcy or foreclosure, the Company would only be able to recoup its investment after any lenders are paid. As a result, the Company may not recover some or all of its investment, which could result in losses.

We may not realize gains from our private equity investments.

The Company may make equity investments in ancillary cannabis companies. We also may make equity investments in companies that are compliant with all applicable laws and regulations within the jurisdictions in which they are located or operate, including U.S. federal laws. In addition, when we invest in certain debt investments, we may acquire warrants to purchase equity securities of such companies. Our goal in such investments will be primarily to realize gains upon our disposition of such equity interests. However, our equity interests may not appreciate in value and, in fact, may decline in value. Accordingly, we may not be able to realize gains from our private equity investments, and any gains that we do realize on the disposition of any equity interests may not be sufficient to offset any other losses or related tax impact we experience. We also may be unable to realize any value if a company does not have a liquidity event, such as a sale of the business, recapitalization or public offering, which would allow us to sell the underlying equity interests.

Investments in equity securities, many of which are illiquid with no readily available market, involve a substantial degree of risk.

We may purchase common and other equity securities in ancillary cannabis businesses and, when we invest in certain debt investments, we may acquire warrants to purchase equity securities. Equity investments involve significantly more volatility in returns and may underperform relative to debt instruments. Investments in equity securities involve a number of significant risks, including:

●	Any equity investment we make in a portfolio company could be subject to further dilution as a result of the issuance of additional equity interests and to serious risks as a junior security that will be subordinate to all indebtedness (including trade creditors) or senior securities in the event that the issuer is unable to meet its obligations or becomes subject to a bankruptcy process.

●	To the extent that the portfolio company requires additional capital and is unable to obtain it, we may not recover our investment.

●	In some cases, equity securities in which we invest will not pay current dividends, and our ability to realize a return on our investment, as well as to recover our investment, will be dependent on the success of the portfolio company. Even if the portfolio company is successful, our ability to realize the value of our investment may be dependent on the occurrence of a liquidity event, such as a public offering or the sale of the portfolio company. It is likely to take a significant amount of time before a liquidity event occurs or we can otherwise sell our investment. In addition, the equity securities we receive or invest in may be subject to restrictions on resale during periods in which it could be advantageous to sell them.

We may focus our investments in companies in a particular industry or industries.

We may make select equity investments which will be concentrated in certain cannabis-adjacent industries and ancillary cannabis businesses. If we focus our investments in companies in a particular industry or industries, any adverse conditions that disproportionately impact those industries may have a magnified adverse effect on our operating results due to our concentrated investments.

Economic recessions or downturns could impair our portfolio companies and harm our operating results.

Many of our portfolio companies may be susceptible to economic slowdowns or recessions and may be unable to repay our loans or meet other obligations during periods of economic downturns, recessions and/or depressions. Therefore, the percentage of non-performing assets in our portfolio are likely to increase, and the value of our portfolio is likely to decrease, during these periods. Adverse economic conditions also may decrease the value of collateral securing some of our loans and the value of our equity investments. Economic slowdowns or recessions could lead to financial losses in our portfolio and a decrease in revenues, net income and assets of our portfolio companies. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us or our portfolio companies. These events could prevent us from increasing investments and harm our operating results.

A portfolio company’s failure to satisfy financial or operating covenants imposed by us or other lenders could lead to defaults and, potentially, termination of its loans and foreclosure on its secured assets, which could trigger cross-defaults under other agreements and jeopardize a portfolio company’s ability to meet its obligations under the debt and/or equity securities that we may hold. We may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms, which may include the waiver of certain financial covenants, with a defaulting portfolio company.

When we are a debt or minority equity investor in a portfolio company, we may not be in a position to exert influence on the entity, and other debt holders, other equity holders and/or portfolio company management may make decisions that could decrease the value of our portfolio holdings.

When we make debt or minority equity investments, we are subject to the risk that a portfolio company may make business decisions with which we disagree and the other equity holders and management of such company may take risks or otherwise act in ways that do not serve our interests. As a result, a portfolio company may make decisions that could decrease the value of our investment. In addition, when we hold a subordinate debt position, other more senior debt holders may make decisions that could decrease the value of our investment.

Our portfolio companies may be highly leveraged.

Some of our portfolio companies may be highly leveraged, which may have adverse consequences to these companies and to our position as an equity investor. These companies may be subject to restrictive financial and operating covenants and the leverage may impair these companies’ ability to finance their future operations and capital needs. As a result, these companies’ flexibility to respond to changing business, legal, and economic conditions and to take advantage of business opportunities may be limited. Further, a leveraged company’s income and net assets will tend to increase or decrease at a greater rate than if borrowed money were not used.

Our failure to make follow-on investments in our existing portfolio companies could impair the value of our portfolio.

Following an initial investment in a portfolio company, we may make additional debt or equity investments in that portfolio company, in order to: (1) increase or maintain in whole or in part our equity ownership percentage; (2) exercise warrants, options or convertible securities that were acquired in the original or subsequent financing or (3) attempt to preserve or enhance the value of our investment. We may elect not to make follow-on investments, may be constrained in our ability to employ available funds, or otherwise may lack sufficient funds to make those investments. We also have the discretion to make any follow-on investments, subject to the availability of capital resources and any necessary approvals. The failure to make follow-on investments may, in some circumstances, jeopardize the continued viability of a portfolio company and our initial investment, or may result in a missed opportunity for us to increase our participation in a successful operation. Even if we have sufficient capital to make a desired follow-on investment, we may elect not to make a follow-on investment because we may not want to increase our concentration of risk, because we prefer other opportunities, or because we are inhibited by compliance with BDC requirements or the desire to maintain our tax status.

General Risk Factors

We rely on information technology in our operations, and security breaches and other disruptions in our systems could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business, we collect and store sensitive data, including intellectual property, our proprietary business information and that of our borrowers and business partners, including personally identifiable information of our borrowers and employees, if any, on our networks. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. These incidents may be an intentional attack or an unintentional event and could involve gaining unauthorized access to our information systems or those of our borrowers for purposes of misappropriating assets, stealing confidential information, corrupting data or causing operational disruption. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. The result of these incidents may include disrupted operations, misstated or unreliable financial data, liability for stolen assets or information, increased cybersecurity protection and insurance costs, litigation, damage to business relationships and regulatory fines and penalties. The costs related to cyber or other security threats or disruptions may not be fully insured or indemnified by other means. Although we intend to implement processes, procedures and internal controls to help mitigate cybersecurity risks and cyber intrusions, such measures will not guarantee that a cyber-incident will not occur and/or that our financial results, operations or confidential information will not be negatively impacted by such an incident. In addition, cybersecurity has become a top priority for regulators around the world, and some jurisdictions have enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data. If we fail to comply with the relevant laws and regulations, we could suffer financial losses, a disruption of our business, liability to investors, regulatory intervention or reputational damage.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, Stockholders could lose confidence in our financial and other public reporting, which would materially adversely affect our business and the trading price of our common stock.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. Pursuant to Section 404 of the Sarbanes-Oxley Act, our management will be required to report upon the effectiveness of our internal control over financial reporting beginning with the annual report for our fiscal year ending September 30, 2023. When we lose our status both as an emerging growth company and a smaller reporting company, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. Any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could materially adversely affect the trading price of our common stock.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

We are subject to the periodic reporting requirements of the Exchange Act. We designed our disclosure controls and procedures to reasonably assure that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. For example, our directors or executive officers could inadvertently fail to disclose a new relationship or arrangement causing us to fail to make any related party transaction disclosures. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

Changes to, or interpretations of, financial accounting standards may affect our results of operations and could cause us to change our business practices.

We prepare our financial statements in accordance with U.S. GAAP. These accounting principles are subject to interpretation by the FASB, the SEC and various bodies formed to interpret and create accounting rules and regulations. Changes in accounting rules can have a significant effect on our reported financial results and may affect our reporting of transactions completed before a change is announced. Changes to those rules or the questioning of current practices may materially adversely affect our financial results, including those contained in this filing, or the way we conduct our business.

We may be subject to currency exposure.

The Company may, on an opportunistic basis, invest in loans, secured debt or other investments that are denominated in a currency other than the U.S. dollar. In such an event, the prices of such investments will be determined with reference to currencies other than the U.S. dollar but the Company will value its securities and other assets in U.S. dollars. To the extent that the Company makes investments that are denominated in a currency other than the U.S. dollar, the Company generally expects to hedge its foreign currency exposure. However, to the extent that the Company’s foreign currency exposure is not hedged, the value of the Company’s assets will fluctuate with U.S. dollar exchange rates as well as the price changes of the Company’s investments. Among the factors that may affect currency values are trade balances, the level of short-term interest rates, differences in relative values of similar assets in different currencies, long-term opportunities for investment and capital appreciation, and political developments. An increase in the value of the U.S. dollar compared to the other currencies in which the Company makes its investments will reduce the effect of increases and magnify the effect of decreases in the prices of the Company’s investments in foreign markets. As a result, the Company could realize a net loss on an investment, even if there were a gain on the underlying investment before currency losses were taken into account.

We may be subject to risks relating to insufficient collateral.

To the extent the Company invests in loans based upon the adequacy of the borrower’s collateral, an incorrect valuation of such collateral may result in unforeseen losses. Despite performing due diligence on the collateral, the inherent uncertainty of valuation of collateral may result in values that differ significantly from the values that can ultimately be obtained for such collateral. In addition, even if collateral is initially valued correctly, changes in market conditions, regulations or other circumstances, or changes directly related to such collateral, may materially adversely affect the value thereof.

We may be subject to risks as our assets may consist of participation interests or other indirect economic interests.

A portion of the assets of the Company may consist of participation interests or other indirect economic interests in loans or other debt obligations. In such circumstances, the Company will not directly own the debt obligations underlying such participation or other economic interests and/or have custody thereof. As a result, the Company will be exposed to the risk that the assets of the holder/custodian of any such underlying debt obligation may be subject to the claims of third-party creditors or other parties. In addition, as an owner of participation interests or other indirect economic interests (including as a member of a loan syndicate), the Company may not be able to assert any rights against borrowers of the underlying indebtedness, and may need to rely on the holder/custodian (or other financial institution) issuing the participation interests or such other entity charged with the responsibility for asserting such rights, if any. Such holders/custodians and financial institutions or other entities may have reasons not to assert their rights, whether due to a limited financial interest in the outcome, other relationships with the underlying defaulting borrowers, the threat of potential counterclaims or other reasons, that may differ from the interests of the Company. The failure of such holders/custodians and financial institutions or other entities to assert their rights (on behalf of the Company) or the insolvency of such entities could materially adversely affect the value of the assets of the Company.

We may be subject to risks relating to investments in debt that has no or limited mandatory amortization requirements.

The Company may invest in debt that has no or limited mandatory amortization requirements. While some loans may obligate a borrower to repay a loan out of asset sale proceeds or with annual excess cash flow, such requirements may be subject to substantial limitations and baskets that would allow a company to retain such proceeds or cash flow, thereby extending the expected weighted average life of the Company’s investment. Further, a low level of (or no) amortization of any debt over the life of the investment may increase the risk that a borrower will not be able to repay or refinance the debt held by the Company when it comes due at its final stated maturity.

We may be subject to risk relating to changes of law or regulations.

In addition to the risks regarding regulatory approvals and licenses, government counterparties may have the discretion to change or increase regulation of an investment, or implement laws or regulations affecting such investment, separate from any contractual rights such government counterparty may have. An investment also could be materially and adversely affected as a result of statutory or regulatory changes or judicial or administrative interpretations of existing laws and regulations that impose more comprehensive or stringent requirements. Governments have considerable discretion in implementing regulations that could impact an underlying borrower with respect to an investment. Because such a borrower’s business may provide basic, everyday services, and face limited competition, governments may be influenced by political considerations and may make decisions that adversely affect such a borrower, and therefore their ability to make payments on the investment. There can be no assurance that the relevant governmental entity will not legislate, impose regulations or change applicable laws or act contrary to the law in a way that would materially and adversely affect the Company’s investments.

We may be subject to risk relating to requests for information.

The Advisor or any of its personel or agents, may be compelled to provide information, subject to a request for information made by a regulatory or governmental authority or agency under applicable law and associated regulations, agreements, arrangements and memoranda of understanding. Disclosure of confidential information under such laws will not be regarded as a breach of any duty of confidentiality and, in certain circumstances, the Advisor or any of its directors or agents, may be prohibited from disclosing that the request has been made.

We may be subject to risks related to Stockholder failure to fund commitments.

The Company intends to draw down against the commitments made by Stockholders. The Company’s Subscription Agreement is structured to motivate Stockholders to fund their commitments when called by permitting the Advisor to: offer the investment opportunity to other Stockholders; cause the defaulting Stockholder to sell its interest in the Company; take legal action against the defaulting Stockholder; prohibit the defaulting Stockholder from participating in future Company investments; withhold distributions made, subsequent to the Stockholder’s default, on the remaining interests until the final liquidation of the Company; require the Stockholder to share in any losses of the Company but not share in any profits; forfeit its shares or any combination thereof. There can be no assurance, however, that all Stockholders may fund their commitments in a timely manner. Failure by Stockholders to fund their commitments when called could result in the Company being precluded from an investment opportunity and could result in returns being less than might otherwise occur.

We may be subject to risk related to the misconduct of employees and of third-party service providers.

The Company relies on a substantial number of personnel of the Advisor, counterparties and other service providers. Accordingly, risks associated with errors of such personnel are inherent in the business and operations of the Company. Misconduct by such personnel could cause significant losses to the Company. Employee misconduct may include binding the Company to transactions that exceed authorized limits or present unacceptable risks and unauthorized trading activities or concealing unsuccessful trading activities (which, in either case, may result in unknown and unmanaged risks or losses). Losses could also result from misconduct by such personnel, including, without limitation, failing to recognize trades and misappropriating assets. In addition, such personnel may improperly use or disclose confidential information. Any misconduct by such personnel could result in litigation or serious financial harm to the Company, including limiting the Company’s business prospects or the Company’s future marketing activities. Although the Advisor and its affiliates will adopt measures to prevent and detect employee misconduct and to transact with reliable counterparties and third-party providers, such measures may not be effective in all cases.

Risks Related to Non-Performing Nature of Loans; Defaults and Foreclosure.

Certain of the loans purchased by the Company may be non-performing or in default or become non-performing and/or default after they are purchased by the Company. Furthermore, the obligor and/or relevant guarantor may also be in bankruptcy or liquidation. There can be no assurance as to the amount and timing of payments the Company will receive with respect to such non-performing or defaulted loans.

In the event of any default under a loan directly held by the Company, the Company will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral, if any, and the principal and accrued interest of the loan, which could have a material adverse effect on the Company’s cash flow from operations. Other non-performing loans may require workout negotiations and/or restructuring, which may entail, among other things, a substantial reduction in the interest rate and/or a substantial write-down of the original principal amount of such loans. Further, even if a restructuring were successfully accomplished, unless the restructuring provided for full amortization on or prior to maturity and the borrower strictly complied with that restructuring, a risk exists that upon maturity of such loans, replacement financing will not be available and such loans may not be repaid. In the event of the bankruptcy of a borrower, the loan to that borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), the lien securing the loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law, and realizing any value under such circumstances can be an expensive and lengthy process that could have a substantial negative effect on the anticipated return on the loan and on the security backed by such loan. Other risks attendant to a bankruptcy filing are described below. The foregoing statement does not apply in the context of a borrower insolvency case commenced under chapter 13 of the U.S. Bankruptcy Code where the underlying collateral is used as the principal residence of the borrower, but in such instances, the lender will nonetheless be stayed from the collection of its claim, taking possession of the collateral, and enforcing its lien unless and until the lender obtains relief from the automatic stay under the U.S. Bankruptcy Code.

It is possible that the Advisor may find it necessary or desirable to foreclose on collateral securing one or more investments in loans originated or purchased by the Company. The foreclosure process can be expensive and lengthy (which could have a substantial negative effect on the Company’s anticipated return on the foreclosed mortgage loan), and may be adversely affected by the operation of state law governing the foreclosure process as well as other creditor’s rights provided in the governing loan instruments. Inadequate documentation of loans or assignments of loans and erroneous or incomplete recordkeeping with respect to loans that were formerly securitized in loan pools may impair the Advisor’s ability to foreclose on collateral securing loans. Borrowers often resist foreclosure actions by asserting numerous claims, including lender liability claims, and may also file for bankruptcy at any time during the foreclosure process. The foreclosure process also tends to create a negative public image of the collateral property and may result in the disruption of ongoing leasing and management of the property. The Company’s involvement in the foreclosure process may also expose the Company and/or its affiliates to negative publicity, adverse public sentiment, regulatory scrutiny or legal disputes, which may adversely impact the Company and its anticipated investment program.

A number of local governments have in the past and may in the future consider using eminent domain to seize mortgage loans and forgive principal on the loans. Such seizures, if they are successful, could result in losses and write-downs relating to the Company’s loans, and could increase the Company’s credit losses. These actions and others that state and local governments may pursue in the future could have an adverse effect on the Company’s business, results of operations, financial condition and net worth.

Risks Related to Environmental Liabilities.

The Company may be exposed to substantial risk of loss from environmental claims arising from its properties involving undisclosed or unknown environmental, health or occupational safety matters, or problems with inadequate reserves, insurance or insurance proceeds for such matters that have been previously identified. Under various national, U.S. federal, state and local laws, ordinances and regulations, an owner of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws may impose joint and several liability, which can result in a party being obligated to pay for greater than its share, or even all, of the liability involved. Such liability may also be imposed without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The cost of any required remediation and the owner’s liability therefor as to any property are generally not limited under such laws and could exceed the value of the property and/or the aggregate assets of the owner. The presence of such substances, or the failure to properly remediate contamination from such substances, may adversely affect the owner’s ability to sell the real estate or to borrow funds using such property as collateral, which could have an adverse effect on the Company’s return from such investment. Environmental claims with respect to a specific investment may exceed the value of such investment, and under certain circumstances, subject the other assets of the Company to such liabilities. In addition, even in cases where the Company is indemnified by the seller with respect to an investment against liabilities arising out of violations of environmental laws and regulations, there can be no assurance as to the financial viability of the seller to satisfy such indemnities or the ability of the Company to achieve enforcement of such indemnities.

Risks Related to Regulations Governing the Company’s Operation as a BDC.

The Company will not generally be able to issue and sell its common stock at a price below its then-current net asset value per share. Pursuant the 1940 Act, the Company is required to determine the net asset value of its shares within 48 hours prior to the sale of its shares. The Company may, however, sell common stock, or warrants, options or rights to acquire the Company’s common stock, at a price below the then-current net asset value per share of the Company’s common stock if the Company’s Board determines that such sale is in the Company’s best interests, and if Stockholders approve such sale. In any such case, the price at which the Company’s securities are to be issued and sold may not be less than a price that, in the determination of the Company’s Board, closely approximates the market value of such securities (less any distributing commission or discount). If the Company raises additional funds by issuing common stock or senior securities convertible into, or exchangeable for, its’ common stock, then the percentage ownership of Stockholders at that time will decrease, and Stockholders may experience dilution.

Risks Related to Restricted Ability to Enter into Transactions with Affiliates.

The 1940 Act prohibits or restricts the Company’s ability to engage in certain principal transactions and joint transactions with certain “close affiliates” and “remote affiliates.” For example, the Company is prohibited from buying or selling any security from or to any person who owns more than 25% of its voting securities or certain of that person’s affiliates (each is a “close affiliate”), or entering into prohibited joint transactions with such persons, absent the prior approval of the SEC. The Company considers the Advisor and its affiliates, to be “close affiliates” for such purposes. The Company is prohibited under the 1940 Act from participating in certain principal transactions and joint transactions with a “remote affiliate” without the prior approval of the Independent Directors. Any person that owns, directly or indirectly, 5% or more of the Company’s outstanding voting securities will be a “remote affiliate” for purposes of the 1940 Act, and the Company is generally prohibited from buying or selling any security from or to such affiliate without the prior approval of the Independent Directors.

The Company may, however, invest alongside the Advisor’s investment funds, accounts and investment vehicles in certain circumstances where doing so is consistent with the Company’s investment strategy as well as applicable law and SEC staff interpretations. For example, the Company may invest alongside such investment funds, accounts and investment vehicles consistent with guidance promulgated by the SEC staff to purchase interests in a single class of privately placed securities so long as certain conditions are met, including that the Advisor, acting on the Company’s behalf and on behalf of such investment funds, accounts and investment vehicles, negotiates no term other than price. The Company its affiliates have applied for an exemptive order from the SEC permitting greater flexibility to co-invest in loans beyond what is otherwise permitted by the 1940 Act. There can be no assurance if or when the SEC will grant relief. This SEC exemptive order would permit the Company to co-invest with the Advisor’s investment funds, accounts and investment vehicles in the Advisor’s originated loan transactions in compliance with the conditions of the SEC exemptive order, including that the Board must make certain determinations in connection with co-investment transactions.

The Company’s allocation policy provides that allocations among the Company and investment funds, accounts and investment vehicles managed by the Advisor and its affiliates will generally be made in a manner deemed to be fair and equitable over time which does not favor one client or group of clients, taking into consideration such factors as legal, regulatory and tax considerations, availability of capital for investment by the account, liquidity concerns and such other factors as deemed under the particular circumstances to be relevant in making the investment allocation determination as determined, in the Company’s case, by the Advisor as well as the terms of the Company’s governing documents and those of such investment funds, accounts and investment vehicles. With regard to Company, the allocation policy directs the Advisor to base its determinations on such factors as: the amount of cash on-hand, existing commitments and reserves, if any, the Company’s targeted leverage level, the Company’s targeted asset mix and diversification requirements and other investment policies and restrictions set by the Board or imposed by applicable laws, rules, regulations or interpretations. The Advisor expects that these allocation determinations will be made similarly for investment funds, accounts and investment vehicles managed by the Advisor. However, the Advisor can offer no assurance that investment opportunities will be allocated to the Company fairly or equitably in the short-term or over time.

In situations where co-investment with investment funds, accounts and investment vehicles managed by the Advisor is not permitted or appropriate, such as when there is an opportunity to invest in different securities of the same issuer or where the different investments could be expected to result in a conflict between the Company’s interests and those of the Advisor’s clients, subject to the limitations described in the preceding paragraph, the Advisor will need to decide which client will proceed with the investment. Moreover, except in certain limited circumstances as permitted by the 1940 Act, such as when the only term being negotiated is price, the Company will be unable to invest in any issuer in which an investment fund, account or investment vehicle managed by the Advisor has previously invested. These restrictions will limit the scope of investment opportunities that would otherwise be available to the Company.

Risks Related to the Structure of the Board.

The Company has also adopted measures that may make it difficult for a third party to obtain control, including provisions of the Certificate of Incorporation that classify the Board in three classes serving staggered three-year terms, and provisions of the Certificate of Incorporation authorizing the Board to cause the issuance of additional shares of stock and to amend the Certificate of Incorporation, without Stockholder approval, to increase or decrease the number of shares of stock that the Company has authority to issue. These provisions, as well as other provisions that have been adopted in the Certificate of Incorporation and bylaws, may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of the Company’s Stockholders.

Risks Related to Potential Fluctuations in the Company’s Net Asset Value.

The Company’s net asset value may fluctuate over time and, consequently, a Stockholder may pay a different price per share at subsequent closings than some other Stockholders paid at earlier closings. The price per share of a subsequent closing may be above net asset value per share to take into account the amortization of organizational and offering expenses. Consequently, Stockholders in subsequent closings may receive a different number of shares for the same Capital Contribution that earlier Stockholders made depending on the net asset value at the relevant time.

Risks Related to Investing a Sufficient Portion of Assets in Qualifying Assets.

The Company may not acquire any assets other than “qualifying assets” unless, at the time of and after giving effect to such acquisition, at least 70% of the Company’s total assets are qualifying assets.

The Company believes that most of the investments that it may acquire in the future will constitute qualifying assets. However, the Company may be precluded from investing in what it believes to be attractive investments if such investments are not qualifying assets for purposes of the 1940 Act. If the Company does not invest a sufficient portion of its assets in qualifying assets, it could violate the 1940 Act provisions applicable to BDCs. As a result of such violation, 1940 Act provisions could prevent the Company, for example, from making follow-on investments in existing portfolio companies (which could result in the dilution of its position) or could require the Company to dispose of investments at inappropriate times in order to come into compliance with the 1940 Act. If the Company needs to dispose of such investments quickly, it could be difficult to dispose of such investments on favorable terms. The Company may not be able to find a buyer for such investments and, even if a buyer is found, the Company may have to sell the investments at a substantial loss. Any such outcomes would have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows.

If the Company does not maintain its status as a BDC, it would be subject to regulation as a registered closed-end management investment company under the 1940 Act. As a registered closed-end management investment company, the Company would be subject to substantially more regulatory restrictions under the 1940 Act which would significantly decrease its operating flexibility.

Risks related to the Securities Act.

The shares will not be registered under the Securities Act or any state securities laws. The shares will be offered and sold in the United States without registration in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder by the SEC for transactions not involving a public offering and upon exemptions from any applicable state securities laws. Each prospective investor in the United States must be an accredited investor (as defined in Regulation D) and will be required to represent, among other customary private placement representations, that it is acquiring shares for its own account and not with a view to resale or distribution in violation of U.S. Federal or state securities laws. Further, each Stockholder must be prepared to bear the economic risk of the investment for an indefinite period, because shares will be “restricted securities” (as defined in Rule 144 under the Securities Act) and can be resold only pursuant to an offering registered under the Securities Act or an exemption from such registration requirement. It is extremely unlikely that shares will ever be registered under the Securities Act.

Risks related to compliance with Anti-Money Laundering Requirements.

In response to increased regulatory concerns with respect to the sources of funds used in investments and other activities, the Company may request prospective or existing Stockholders to provide additional documentation verifying, among other things, such Stockholder’s identity and source of funds used to purchase its shares. The Advisor may decline to accept a subscription if this information is not provided or on the basis of such information that is provided. Requests for documentation may be made at any time during which a Stockholder holds shares. In certain circumstances, the Advisor may be required to provide this information, or report the failure to comply with such requests, to Governmental authorities without notifying the Stockholder that the information has been provided. The Advisor will take such steps as may be necessary to comply with applicable law, regulations, orders, directives or special measures that may be required by Government regulators. Governmental authorities are continually considering expanding measures to implement broader anti-money laundering laws and, at this point, it is unclear what additional steps the Advisor may be required to take. These additional steps, however, may include, without limitation, prohibiting such Stockholder from making further contributions to the Company and depositing distributions to which such Stockholder would otherwise be entitled into an escrow account.

Risks Related to ERISA Plans.

We intend to accept investments from Benefit Plan Investors that are subject to ERISA. As a result, we expect that our assets will be deemed to be “plan assets” under ERISA and the Plan Assets Regulation, unless (i) Benefit Plan Investors hold less than 25% of our Shares, or (ii) our Shares are listed on a national securities exchange. While we will take commercially reasonable steps necessary to ensure that Benefit Plan Investors hold less than 25% of our Shares, it is possible that this limit could be exceeded. If our assets are considered “plan assets,” we will be required to comply with additional fiduciary and regulatory requirements, including among other things, a requirement that we retain unaffiliated third-party firms to value our portfolio investments, rather than having initial valuations performed by our Advisor. Such regulatory burdens could slow our investment process, potentially cause us to incur additional administrative expenses beyond what we currently anticipate or prevent us from making otherwise desirable investments, any of which could materially and adversely impact returns to investors.

THE FOREGOING LIST OF RISK FACTORS DOES NOT PURPORT TO BE A COMPLETE ENUMERATION OR EXPLANATION OF THE RISKS INVOLVED IN THIS OFFERING. PROSPECTIVE INVESTORS SHOULD READ THE ENTIRE MEMORANDUM AND THE SUBSCRIPTION AGREEMENT AND CONSULT WITH THEIR OWN ADVISERS BEFORE DECIDING WHETHER TO INVEST IN THE COMPANY.

ITEM 2.	FINANCIAL INFORMATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We were established as a corporation on September 8, 2021 under the laws of State of Maryland. We are an organized specialty finance company founded by a veteran team of investment professionals. We intend to focus on originating, structuring, underwriting or participating in senior secured loans, other types of loans, and debt securities for established cannabis industry operators in states that have legalized medicinal and/or adult use cannabis and will make debt and equity investments in ancillary cannabis companies that are poised for growth in the industry. We intend to elect to be treated as a BDC under the 1940 Act, prior to acceptance of any subscriptions in this offering. In addition, we intend to elect to be treated as a RIC for U.S. federal income tax purposes under Subchapter M of the Code, for the fiscal year ending December 31, 2022. As a BDC and a RIC, we will be required to comply with certain regulatory requirements. Investors whose subscriptions for our common stock are accepted will be admitted as Stockholders in the Company.

Revenues

We generate revenue primarily in the form of interest income from senior secured loans and other types of loans that we will originate, structure and underwrite for (i) established cannabis industry operators in states that have legalized medicinal and/or adult use cannabis to the extent permitted by applicable laws and the regulations governing such loan parties and (ii) ancillary cannabis businesses with strong fundamentals.

Our senior secured loans generally bear interest at a floating rate usually determined on the basis of a benchmark such as LIBOR or SOFR. Interest on these senior secured loan investments is generally paid monthly. In some instances, we receive payments on senior secured loans based on scheduled amortization of the outstanding balances. In addition, we may receive repayments of some of our senior secured loans prior to their scheduled maturity date. The frequency or volume of these repayments fluctuates significantly from period to period. Our portfolio activity may also reflect the proceeds of sales of securities. In addition, we may generate revenue in the form of commitment, origination, structuring, diligence, consulting and prepayment fees associated with the Company’s investment activities as well as any fees for managerial assistance services rendered by the Company to the portfolio companies and other investment related income. We also generate income from equity investments in ancillary cannabis businesses that are poised for growth in the industry.

Expenses

The expenses incurred by the Advisor and/or its affiliates, when and to the extent engaged in providing investment advisory and management services to the Company, and the compensation and routine overhead expenses of personnel allocable to these services to the Company, will be provided and paid for by the Advisor, as applicable, and not by the Company. See “Item 1(c). Description of Business — Advisory Agreement.”

Valuation of Portfolio Investments

See Item 1(c) -Valuation of Portfolio Investments and Net Asset Value of Shares.

Financing Facility

As of January 15, 2022, our warehouse facility, AFC BDC Warehouse LLC, a Delaware limited liability company, held four loans in which the Warehouse had committed approximately $10.8 million, $10.0 million, $10.0 million, and $5.4 million, respectively, and the Company anticipates an additional $12.8 million in commitments to close in the first quarter of 2022(subject to ongoing due diligence and negotiation and execution of definitive documents), with an additional $138.3 million of commitments across eight loans being evaluated. We identify appropriate loans from our origination pipeline based on investment criteria factors such as, among other things, the prospective borrower’s financial performance, loan size, proposed sources and uses and location, at which point we may issue an indication of interest or non-binding term sheet and, if mutually agreeable, enter into a non-binding term sheet or non-binding syndication commitment letter with the prospective borrower. No assurances can be given that any of these potential loans will close on the currently contemplated terms or at all. We intend to establish one or more credit facilities and/or subscription facilities or enter into financing arrangements to finance our portfolio investments, which could be with an affiliate.

Contractual Obligations

We will enter into the Advisory Agreements and the Administration Agreement with our Advisors, as the case may be, and Administrator, respectively, to provide us with investment advisory services and administrative services. Payments for investment advisory services under the Advisory Agreements and reimbursements under the Administration Agreement are described in “Item 1(c). Description of Business — Advisory Agreement,” “Item 1(c). Description of Business — Administration Agreement,” and “Item 1(c). Description of Business — Advisory Agreement — Payment of Our Expenses.”

ITEM 3.	PROPERTIES

Our corporate headquarters are located at 525 Okeechobee Blvd., Suite 1770 West Palm Beach, FL 33401, and are provided by the Administrator in accordance with the terms of our Administration Agreement. We believe that our office facilities are suitable and adequate for our business as it is contemplated to be conducted.

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of [ ],2022, the beneficial ownership of each current director, the Company’s executive officers, each person known to us to beneficially own 5% or more of the outstanding Shares, and the executive officers and directors as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the Shares. Ownership information for those persons who beneficially own 5% or more of our Shares is based upon filings by such persons with the SEC and other information obtained from such persons, if available. Unless otherwise indicated, the Company believes that each beneficial owner set forth in the table has sole voting and investment power over such Shares. Unless otherwise indicated, the address of all executive officers and directors is AFC BDC Inc., 525 Okeechobee Blvd., Suite 1770 West Palm Beach, FL 33401.

Name and Address	Shares Owned	Percentage(1)
Interested Directors Who Are Also Executive Officers
Bernard D. Berman	—	—%
Interested Directors
Robyn Tannenbaum	—	—%
Independent Directors
Brian Dunn	—	—%
Carly Schwartzwald	—	—%
Steven Hoffman	—	—%
Executive Officers Who Are Not Directors
Leonard Tannenbaum	—	—%
Brett Kaufman	—	—%
Gabriel A. Katz	—	—%
Directors and Executive Officers as a Group	—	—%
[●]% Holders
[●] %

ITEM 5.	DIRECTORS AND EXECUTIVE OFFICERS

Our business and affairs are managed under the direction of the Board. The responsibilities of the Board include, among other things, the oversight of our investment activities, the quarterly valuation of our assets, oversight of our financing arrangements and corporate governance activities. Our Board consists of five directors, three of whom will not be “interested persons” of the Company or of the Advisors as defined in Section 2(a)(19) of the 1940 Act and are “independent,” as determined by the Board. These individuals are referred to as independent directors. The Board appoints the Company’s executive officers, who serve at the discretion of the Board.

Directors and Executive Officers

Directors

Under our Charter and Bylaws, the Company has a single class of directors. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualifies. Each director may stand for re-election at the end of each term. Our Charter and Bylaws provide that upon the consummation of the Company’s IPO, that the Board will become classified into three classes, each serving staggered three-year terms. At such time, directors of each class will hold office for terms ending at the third annual meeting of our Stockholders after their election and when their respective successors are elected and qualify.

Information regarding each director is set forth below:

Name	Age	Position	Director Since	Term Expires
Interested Directors:
Bernard D. Berman		President and Chairman of the Board	2022	[●]
Robyn Tannenbaum		Director	2022	[●]
Independent Directors:
Brian Dunn		Director	2022	[●]
Carly Schwartzwald		Director	2022	[●]
Steve Hoffman		Director	2022	[●]

The address for each of our directors is c/o AFC BDC Inc. 525 Okeechobee Blvd., Suite 1770 West Palm Beach, FL.

Executive Officers Who Are Not Also Directors

Name	Age	Position
Leonard Tannenbaum	50	Chief Executive Officer
Brett Kaufman	49	Chief Financial Officer & Treasurer
Gabriel A. Katz	34	Chief Compliance Officer & Secretary

The address for each of our executive officers is c/o AFC BDC Inc. 525 Okeechobee Blvd., Suite 1770, West Palm Beach, FL.

Biographical Information

The following table sets forth certain information concerning our directors and our executive officers, who, as personnel of the Advisor, assist in our day-to-day operations:

I.	Interested Directors Who Are Also Executive Officers

Bernard D. Berman – President and Chairman of the Board. Mr. Berman has served as President and the Chairman of the Board of the Company since the inception of the Advisor. Prior to joining the Company, Mr. Berman was the President and a member of the Board of Directors of Fifth Street Asset Management, Inc., as well as its predecessor entities and affiliates (“Fifth Street”), from 2004 to 2021. Fifth Street was a nationally recognized, credit-focused asset manager, which managed approximately $5 billion in assets across two publicly traded business development companies and several private investment vehicles prior to selling its assets to Oaktree Capital Management, L.P. (“Oaktree”) in 2017. Mr. Berman was a member of Fifth Street’s investment committee from 2004 until the asset sale to Oaktree and played a key role in the initial public offerings of three companies: Fifth Street Asset Management Inc., for which he served as President and as a Director from its initial public offering in 2014 through its winddown; Fifth Street Finance Corp., for which he served in roles which included Chief Executive Officer, President, Chief Compliance Officer and as Chairman of the Board of Directors at various times from 2009 to 2017; and Fifth Street Senior Floating Rate Corp., for which he served in roles which included Chief Executive Officer, President and as Chairman of the Board of Directors at various times from 2013 to 2017.

Prior to joining Fifth Street, Mr. Berman was a corporate attorney from 1995 to 2004, during which time he negotiated and structured a variety of investment transactions. Mr. Berman received a J.D. from Boston College Law School and a B.S. in Finance from Lehigh University. Mr. Berman’s prior position as a corporate attorney allows him to bring to the Board and Company the benefit of his experience negotiating and structuring various investment transactions as well as an understanding of the legal, business, compliance and regulatory issues facing business development companies.

II.	Interested Directors

Robyn Tannenbaum – Mrs. Tannenbaum has served as Managing Director, Origination and Investor Relations of the Company since the inception of the Advisor. She serves in a similar role at AFCG. Mrs. Tannenbaum has over 7 years of experience focusing on mergers and acquisitions and leveraged loans to healthcare companies. Additionally, she has 5 years of experience as an investor relations professional within the finance industry. Mrs. Tannenbaum formerly served as Head of Investor Relations at Fifth Street from March 2014 to October 2017 and as a Vice President in Healthcare mergers and acquisitions at CIT Group Inc. Subsequent to her time at Fifth Street, from October 2017 through July 2020, she founded and worked at REC Investor Relations, a boutique investor relations and marketing consulting firm advising healthcare and financial services companies. She graduated summa cum laude with a B.S. in Finance, with a concentration in Marketing and a Public Relations minor from Lehigh University. Mrs. Tannenbaum brings deep experience in investor relations within the finance industry, bringing meaningful insight as the Managing Director, Origination and Investor Relations. Mrs. Tannenbaum is married to Mr. Tannenbaum.

III.	Independent Directors

Brian Dunn – Mr. Dunn has served as one of our directors since inception. Mr. Dunn has over 25 years of marketing, logistical and entrepreneurial experience. He founded and turned around direct marketing divisions for several consumer-oriented companies. He currently manages Little White Dog, Inc., a strategic consulting firm specializing in the acquisition and integration of consumer product companies that he founded in June 2011. Mr. Dunn was the Marketing Director and Chief Operating Officer for Lipenwald, Inc., a direct response company that marketed collectibles and mass merchandise from June 2006 until May 2011. Mr. Dunn has previously served as a director of Fifth Street Finance Corp, Fifth Street Senior Floating Rate Corp and Cinch Technologies. Mr. Dunn graduated from the Wharton School of the University of Pennsylvania with a B.S. in Economics.

Steven Hoffman – Mr. Hoffman has served as one of our directors since inception. Mr. Hoffman brings 25 years of corporate finance and investing experience to AFC BDC. The majority of his career was spent at Highline Capital Management, a $3.6 billion hedge fund at peak, where he was the Sector Head of Consumer Investments and a Partner. He is currently the CEO and CIO of Python Global Ventures, a family office specializing public and private equity, and fintech investments. Prior to Highline, he was CEO of Half Moon Entertainment, a film production company. In 1992, Steven worked for Wertheim Schroder & Co. where he split his time as a financial analyst between Private Equity and Investment Banking. He graduated from The Wharton School at The University of Pennsylvania with a B.S. in Economics and a concentration in Real Estate. Mr. Hoffman also earned an M.B.A. from the University of Chicago where he concentrated in Finance. Mr. Hoffman sits on the Board of Overseers for The University of Pennsylvania’s Nursing School and for The Hope & Heroes Children’s Cancer Fund.

Carly Schwartzwald – Ms. Schwartzwald has served as one of our directors since inception. Ms. Schwartzwald brings over 15 years of experience in merchandising, manufacturing/production, business development, and creative direction to AFC BDC. Ms. Schwartzwald has served as an independent director of AFC Warehouse Holding, LLC since 2021. With a background in retail and wholesale consumer products sales, Ms. Schwartzwald brings her extensive experience in business development, most notably in the licensing space working with well-known IP’s in the licensing sector including Disney, Star Wars and Universal Music Group. Currently, Ms. Schwarzwald serves as the Director of Operations for Mothership Transport Corp., where she is the operational head of an on-line interactive platform designed for entrepreneurs and business seeking periodic services and solutions. Ms. Schwartzwald is also the Founder and Chief Strategist of Carly Erin Consulting, since 2017, where she specialized in creative services ranging from licensing, strategy and branding for startups and expanding businesses.

IV.	Executive Officers Who Are Not Also Directors

Leonard M. Tannenbaum — Chief Executive Officer. Mr. Tannenbaum has served as our Chief Executive Officer since inception. Mr. Tannenbaum is responsible for our overall management and, in his capacity as a principal of the Advisor, leads the Investment Committee, which is responsible for overseeing investment processes including origination, credit underwriting, risk analysis and loan approvals. Mr. Tannenbaum has extensive leadership experience, including his experience as the founder of Fifth Street Asset Management, Inc. (“FSAM”), a credit asset Advisor with a nationwide platform, and its Chief Executive Officer from its inception in 1998 until October 2017 when substantially all of its assets were sold to Oaktree Capital Management. Prior to such sale to Oaktree, FSAM had a core focus on disciplined credit investing across multiple economic cycles, and issued billions of dollars in public equity, private capital and public debt securities. FSAM made flexible investments across capital structures to growing middle market companies, primarily in conjunction with private equity sponsors. It managed approximately $5 billion of assets across multiple private investment vehicles and two publicly-traded business development companies. Subsequent to the sale to Oaktree in 2017, Mr. Tannenbaum founded Tannenbaum Family Office, a single family office and one of our affiliates that is focused on allocating capital across various strategies including credit (from the Tannenbaum Strategic Credit Fund, a $100 million fund), equities and real estate. Mr. Tannenbaum graduated from The Wharton School of the University of Pennsylvania, where he received a B.S. in economics. Subsequent to his undergraduate degree from the University of Pennsylvania, he received an MBA in Finance from The Wharton School as part of the submatriculation program. He is also a holder of the Chartered Financial Analyst designation and is a member of The Wharton Graduate Executive Board. Mr. Tannenbaum brings extensive financing industry and leadership experience to our Board. He provides our Board with critical understanding of our business and knowledge of how to craft and execute on our business and strategic plans. He is the founder, and a substantial Stockholder, of our Company. Mr. Tannenbaum is also CEO and Partner of AFCG, a public mortgage REIT founded in June 2020 that is affiliated with the Company that focuses on real estate related cannabis investing. AFCG originates, structures, underwrites and manages senior secured loans and other types of loans for established companies operating in the cannabis industry in states that have legalized medicinal and/or adult use cannabis. Mr. Tannenbaum is married to Mrs. Tannenbaum.

Brett Kaufman — Chief Financial Officer and Treasurer. Mr. Kaufman has served as our Chief Financial Officer and Treasurer since the inception of the Advisor. Prior to joining us, Mr. Kaufman served for twelve years as Chief Financial Officer with Ladenburg Thalmann Financial Services, a NYSE-traded financial services company. Prior to Ladenburg Thalmann, Mr. Kaufman spent nine years with Bear Stearns, where he held progressive roles supporting internal and external financial reporting for all business units, and ultimately grew to head the global company’s FP&A function as Managing Director. In these executive roles, he enhanced global corporate decision capability in a number of key areas, most notably, forecasting, GAAP-compliant internal and external reporting, and budgeting. Mr. Kaufman initially began his career with PricewaterhouseCoopers in 1994, rising to Senior Associate in the Audit and Business Advisory Services group, where he was responsible for performing and reviewing audit procedures, drafting financial statements, and reviewing financial transactions for Fortune 500-level clients across a variety of industries. He was also an active participant in new hire development and mentorship programs. Mr. Kaufman graduated from Binghamton University with a B.S. in Accounting and is an active Certified Public Accountant. His extensive capital markets and finance experience, including his many years as a CPA, make him an ideal choice to act as our Chief Financial Officer. Mr. Kaufman is also the CFO and Treasurer of AFC Gamma, Inc. (“AFCG”), a public mortgage REIT that is affiliated with the company that focuses on real estate related cannabis investing.

Gabriel A. Katz – Chief Compliance Officer and Secretary – Mr. Katz has served as our Chief Compliance Officer of the Company since the inception of the Advisor. Prior to joining the Company, Mr. Katz practiced in the corporate and securities groups at national law firms, advising investment firms and public and private companies in mergers and acquisitions, debt and equity financings and corporate governance matters. In total, Mr. Katz has negotiated billions of dollars’ worth of investments and acquisitions on behalf of his clients. Mr. Katz also led the corporate in-house legal team at a “unicorn” technology company, and negotiated international partnerships in such role. Mr. Katz has served as the Secretary and Director of Legal at AFCG, since December 2020. Mr. Katz advised AFCG through its initial public offering and a follow-on equity offering, as well as numerous debt investments in cannabis operators. Mr. Katz received a J.D. from the University of Michigan Law School and a B.S. from the University of Maryland. His investment experience and corporate governance expertise will help guide the Company through the legal, business and regulatory landscape facing business development companies and cannabis investment firms.

Some of our directors and executive officers act, and some of our future directors and executive officers may act, as directors and executive officers of our Advisor, its affiliates and other investment vehicles managed by our Advisor, as applicable, and such directors and executive officers may own interests in such other entities from time to time.

Board of Directors

The Board has the responsibility for establishing broad corporate policies and for our overall performance and direction, and generally oversees our day-to-day operations. Our Board monitors and performs an oversight role with respect to our business and affairs, including with respect to investment practices and performance, compliance with regulatory requirements and the services, expenses and performance of certain of our service providers. Among other things, our Board elects our officers and either directly, or by delegation to the Audit Committee, as applicable, and reviews and monitors the services and activities performed by our Advisor and our officers.

Our directors keep informed about our business by attending meetings of our Board and its committees and through supplemental reports and communications with our Advisor and our executive officers. Our independent directors meet in executive session at which only our independent directors are present at least twice a year.

Under the Bylaws, our Board may designate a chairperson to preside over the meetings of our Board and meetings of the Stockholders and to perform such other duties as may be assigned to him or her by our Board. We do not have a fixed policy as to whether the chairperson of our Board should be an independent director and we believe that our flexibility to select our chairman and reorganize our leadership structure from time to time is in the best interests of our Company and our Stockholders. Mr. Berman serves as the Chairman of the Board. We believe that Mr. Berman’s extensive finance industry and leadership experience and critical understanding of our business and knowledge of how to craft and execute on our business and strategic plans qualifies him to serve as the Chairman of the Board, and his relationship with our Advisor provides an effective bridge between our Board and our Advisor, thus ensuring an open dialogue between our Board and our Advisor and that both groups act with a common purpose.

We believe that the leadership structure of our Board must be evaluated on a case-by-case basis and that our existing Board leadership structure provides sufficient independent oversight over our Advisor. In addition, we believe that the current governance structure, when combined with the functioning of the independent director component of our Board and our overall corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of our business and affairs. However, we re-examine our corporate governance policies on an ongoing basis to ensure that they continue to meet our needs.

Election of Directors

Our Board consists of five directors.

At each annual meeting of Stockholders, each member of the Board will be elected to hold office for the term for which he or she is elected and until his or her successor is duly elected and qualifies. At any meeting of Stockholders, the presence in person or by proxy of Stockholders entitled to cast a majority of the votes entitled to be cast at such meeting on any matter constitutes a quorum. A plurality of the votes cast at a meeting of Stockholders duly called and at which a quorum is present is sufficient to elect a director. Our Charter and Bylaws provide that upon the consummation of the Company’s IPO, that the Board will become classified into three classes, each serving staggered three year terms. At such time, directors of each class will hold office for terms ending at the third annual meeting of our Stockholders after their election and when their respective successors are elected and qualify.

Although a majority of our entire Board may establish, increase or decrease the number of directors, the number thereof shall never be less than the minimum number required by the Maryland General Corporation Law (“MGCL”), which is one, and a decrease may not have the effect of shortening the term of any incumbent director. Any director may resign at any time or may be removed only for cause, and then only by the Stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast generally in the election of directors.

Except as may be provided by our Board in setting the terms of any class or series of preferred stock, a vacancy created by an increase in the number of directors or otherwise generally may be filled only by the affirmative vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is elected and qualifies.

We believe our Board collectively has the experience, qualifications, attributes and skills to effectively oversee the management of our Company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing our Company, a willingness to devote the necessary time to board of directors duties, a commitment to representing the best interests of our Company and our Stockholders and a dedication to enhancing Stockholder value.

Director Independence

Our Board reviews any relationship that each of our directors has with us, either directly or indirectly, that could interfere with exercising independent judgment in carrying out a director’s responsibilities. Our Board has determined that Mr. Dunn, Mr. Hoffman and Ms. Schwartzwald each meet the independence standards as set forth in the 1940 Act.

Role of Our Board in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from the Audit Committee, which addresses risks specific to its respective areas of oversight. In particular, as more fully described below, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements and the review and approval of our related party transactions, in addition to oversight of the performance of our internal audit function (to the extent such function is required by applicable rules and regulations). Because the Audit Committee is already charged with approving our related party transactions, our Board has charged the Audit Committee with overseeing amounts payable to our Advisor pursuant to our Management Agreement and making recommendations to our Board with respect to our Board’s approval of the renewal of our Management Agreement.

Our Board and the Audit Committee meet regularly with our Advisor and consider the feedback our Advisor provides concerning the risks related to our enterprise, business, operations and strategies. Our Advisor regularly reports to our Board and the Audit Committee on our loan portfolio and the risks related thereto, asset impairments, leverage position, affiliate payments (including payments made and expenses reimbursed pursuant to the terms of the Advisory Agreement), compliance with applicable covenants under the agreements governing our indebtedness, compliance with our qualification as a RIC for tax purposes, and compliance with exemption of registration under the Securities Act of 1933, as amended. Members of our Board will be in contact with our Advisor and our executive officers, as appropriate, in connection with their consideration of matters submitted for the approval of our Board or the Audit Committee and the risks associated with such matters.

We believe that the extent of our Board’s (and its committees’) role in risk oversight complements the Board’s leadership structure because it allows our independent directors, through the fully independent Audit Committee, executive sessions with the independent auditors, and otherwise, to exercise oversight of risk without any conflict that might discourage critical review.

We believe that a board of directors’ role in risk oversight must be evaluated on a case-by-case basis and that our Board’s role in risk oversight is appropriate. However, we re-examine the manner in which our Board administers its oversight function on an ongoing basis to ensure that it continues to meet our needs.

Audit Committee

Our Board has established the Audit Committee, which meets the independence standards and other governance requirements for such a committee. The principal functions of the Audit Committee are briefly described below. Additionally, our Board may from time to time establish other committees to facilitate our Board’s oversight of management of our business and affairs. The charter of the Audit Committee is available on our website at [●].

The Audit Committee charter defines the Audit Committee’s principal functions, including oversight related to:

●	the integrity of our financial statements;

●	the qualifications and independence of any independent registered public accounting firm engaged by us;

●	the performance of our internal audit function (to the extent such function is required by applicable rules and regulations) and any independent registered public accounting firm;

●	the determination of the fair value of assets that are not publicly traded or for which current market values are not readily available; and

●	the entry and monitoring of related party transactions.

The Audit Committee assists our Board in its management of our Company. In particular, the Audit Committee (i) serves as an independent party to monitor our financial reporting processes and internal control system; (ii) discusses the audit conducted by our independent registered public accounting firm; (iii) provides an open avenue of communication among our independent registered public accounting firm, our management and our Board; (iv) serves as an independent party to review, approve and monitor our related party transactions., and (v) is responsible, working with our Independent valuation firm, as appropriate, to provide recommendations of the values of our investments for which there are no market values to the Board.

The members of the Audit Committee are appointed by our Board to serve in accordance with the Bylaws and at the discretion of our Board and may be removed or replaced by our Board at any time.

The Audit Committee will consist of no fewer than three directors. Except as may otherwise be permitted under the 1940 Act, each member of the Audit Committee must, in the determination of our Board be (1) an “independent director” that (a) satisfies the independence under the 1940 Act and (2) financially literate, as determined by our Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee.

In addition, the Audit Committee shall at all times include at least one member who has accounting or related financial management expertise, as our Board’s interprets such qualification in its business judgment.

The responsibilities of the Audit Committee include, but are not limited to, appointment, compensation, retention and oversight of any independent registered public accounting firm engaged by us, discuss and review guidelines and policies with respect to risk assessment and risk management, review the adequacy of our internal audit function (to the extent such function is required by applicable rules and regulations), assist in performing oversight responsibilities for the internal control systems and disclosure procedures, recommend to our Board whether the financial statements should be included in reports made available to its Stockholders, ensure that the price of shares in any offering is determined in accordance with the Company’s pricing and valuation policies, as well as compliance with Section 23(b) of the 1940 Act, (which requires that shares not be sold below NAV exclusive of any distributing commissions or discounts), and meet periodically with management to discuss any of the above or any identified issues.

Subject to the provisions of our related person transaction policies and procedures, the Audit Committee is also responsible for reviewing and approving our related party transactions, including matters related to our Management Agreement. Because the Audit Committee is already charged with approving our related party transactions, our Board has charged the Audit Committee with overseeing amounts payable to our Advisor pursuant to our Management Agreement and making recommendations to our Board with respect to our Board’s approval of the renewal of our Management Agreement.

Our Audit Committee currently consists of three members: Brian Dunn, Steven Hoffman, and Carly Schwartzwald. Our Board has affirmatively determined that Mr. Dunn, Mr. Hoffman and Ms. Schwartzwald each meet the definition of “independent director” based on the 1940 Act standard. Our Board has also determined that [●] and [●] each qualify as an audit committee financial expert.

The Audit Committee will also be responsible for certain governance functions, including:

●	recommending to the Board the compensation of the Independent Directors;

●	identifying individuals to become members of the Board;

●	periodically reviewing the size and composition of the Board and recommending to the Board such modifications to its size and/or composition as are determined to be necessary or desirable;

●	recommending to the Board the director nominees for the next annual meeting of Stockholders;

●	recommending to the Board individuals to fill vacant Board positions;

●	recommending to the Board committee appointments and chairpersons;

●	developing and recommending to the Board a set of corporate governance principles, a Code of Business Conduct and Ethics and related corporation policies, practices and procedures;

●	periodically reviewing and recommending to the Board updates to our corporate governance principles, Code of Business Conduct and Ethics and related corporation policies, practices and procedures;

●	monitoring the Company’s compliance with applicable corporate governance requirements; and

●	overseeing an annual evaluation of the Board, its committees and individual directors.

Other Committees

Our Board may appoint from among its member one or more other committees, composed of one or more directors, to serve at the pleasure of our Board from time to time.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that seeks to identify and mitigate conflicts of interest between us and our employees, if any, directors and officers. However, we cannot assure you that these policies or the conduct of our business in accordance with applicable provisions of law will always be successful in eliminating or minimizing the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of our Stockholders. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

●	compliance with applicable laws, rules and regulations;

●	prompt internal reporting of violations of the code of business conduct and ethics or applicable laws to appropriate persons identified in the code;

●	accountability for adherence to the code of business conduct and ethics;

●	the protection of our legitimate interests, including its assets and corporate opportunities; and

●	confidentiality of information entrusted to directors, officers and employees, if any, by us and our borrowers.

Any waiver of the code of business conduct and ethics for our directors or executive officers must be approved by our Board, and any such waiver shall be promptly disclosed as required by law and regulations.

Limitations on Liabilities and Indemnification of Directors and Officers

To the maximum extent permitted by Maryland law in effect from time to time, our Charter authorizes us to obligate ourselves, and our Bylaws obligate us, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

●	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

●	any individual who, while a director or officer of our Company and at our request, serves or has served as a director, officer, partner, trustee, member or Advisor of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The Charter and Bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of ours or a predecessor of ours.

We have entered into indemnification agreements with our directors and officers that provide for indemnification and advance of expenses to the maximum extent permitted by Maryland law, subject to certain standards to be met and certain other limitations and conditions as set forth in such indemnification agreements. We do not currently carry directors’ and officers’ insurance. However, we may in the future maintain such insurance or establish a sinking fund to contribute a specified amount of cash on a monthly basis towards insuring our directors and officers against liability.

Portfolio Management

All investment decisions for the Company will require the unanimous approval of the members of the Investment Committee comprised of senior investment personnel. See “Item I. Business — Description of Business — Advisory Agreement” for more information, including information regarding the termination provisions of the Advisory Agreement.

ITEM 6.	EXECUTIVE COMPENSATION

Compensation of Our Executive Officers

We do not have any employees, nor do we intend to hire any employees who will be compensated directly by us. Our loans are sourced and overseen by the members of the senior team of the Advisor, which consists of more than 20 professionals, who are employees of our Advisor and/or its affiliates. Each of our executive officers, including each executive officer who serves as a director, is employed by our Advisor and/or its affiliates and receives compensation for his or her services, including services performed on our behalf, from our Advisor and/or its affiliates, as applicable. We indirectly bear the costs of the compensation paid to certain of our executive officers through expense reimbursements we pay to our Advisor or its affiliates, as applicable. We also reimburse the Administrator for the fees and expenses associated with performing compliance functions, and our allocable portion of the compensation of certain of our officers, including our Chief Financial Officer, our Chief Compliance Officer and their respective support staffs. See “Item 1(c). Description of Business — Advisory Agreement.”

Compensation of Independent Directors

The Board will be composed of three independent directors. We pay each of our directors an annual retainer of $30,000 in cash in equal quarterly payments of $7,500. Each director is entitled to reimbursement of reasonable expenses associated with attending board meetings. However, we do not pay our directors any fees for attending individual board or committee meetings. The Audit Committee chairperson receives an additional $15,000 annual retainer in cash in equal quarterly payments of $3,750. Directors must attend at least 75% of all meetings of the Board and all committees on which the director sits (including separate meetings of non-management directors or independent directors) in any specified fiscal year in order to be eligible to receive director compensation. If a director is also one of our executive officers, we will not pay any compensation to such person for services rendered as a director. See “Item 7. Certain Relationships and Related Transactions, and Director Independence.”

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons, Promoters and Certain Control Persons

Advisory Agreement

We have entered into the Advisory Agreement with the Advisor pursuant to which we will pay management fees (before and after an Exchange Listing) and incentive fees (only after an Exchange Listing) to the Advisor. See “ Item 1(c). Description of Business — Advisory Agreement.” The Advisory Agreement has been approved by the Board. Unless earlier terminated, the Advisory Agreement will remain in effect for a period of two years from [April 1], 2022, the date it first became effective, and will remain in effect from year-to-year thereafter if approved annually by a majority of the Board, including a majority of independent directors, or by the holders of a majority of our outstanding voting securities.

Administration Agreement

We have entered into the Administration Agreement with the Administrator, pursuant to which the Administrator will be responsible for providing us with clerical, bookkeeping, recordkeeping and other administrative services at such facilities. See “ Item 1(c). Description of Business — Administration Agreement.”

Relationship with the Advisor and Potential Conflicts of Interest

The Company, the Advisor, and our respective direct or indirect members, partners, officers, directors, employees, agents and affiliates may be subject to certain potential conflicts of interest in connection with our activities and investments. Certain personnel of the Advisor serve, or may serve, as officers, directors, members, or principals of entities that operate in the same or a related line of business as we do, or of investment funds, accounts, or investment vehicles managed by them. In serving in these multiple capacities, they may have obligations to other clients or investors in those entities, the fulfillment of which may not be in the best interests of the Company or our Stockholders.

Investment Allocation Policies and Procedures

The Company’s allocation policy provides that allocations among the Company and investment funds, accounts and investment vehicles managed by the Adviser and its affiliates will generally be made in a manner deemed to be fair and equitable over time which does not favor one client or group of clients, taking into consideration such factors as legal, regulatory and tax considerations, availability of capital for investment by the account, liquidity concerns and such other factors as deemed under the particular circumstances to be relevant in making the investment allocation determination as determined, in the Company’s case, by the Adviser as well as the terms of the Company’s governing documents and those of such investment funds, accounts and investment vehicles. It is the Company’s policy to base its determinations on such factors as: the amount of cash on-hand, existing commitments and reserves, if any, the Company’s targeted leverage level, the Company’s targeted asset mix and diversification requirements and other investment policies and restrictions set by the Board or imposed by applicable laws, rules, regulations or interpretations. The Company expects that these allocation determinations will be made similarly for investment funds, accounts and investment vehicles managed by the Adviser. However, the Company can offer no assurance that investment opportunities will be allocated to the Company fairly or equitably in the short-term or over time.

In situations where co-investment with investment funds, accounts and investment vehicles managed by the Adviser is not permitted or appropriate, such as when there is an opportunity to invest in different securities of the same issuer or where the different investments could be expected to result in a conflict between the Company’s interests and those of the Adviser’s clients, subject to the limitations described in the preceding paragraph, the Adviser will need to decide which client will proceed with the investment. Moreover, except in certain limited circumstances as permitted by the 1940 Act, such as when the only term being negotiated is price, the Company will be unable to invest in any issuer in which an investment fund, account or investment vehicle managed by the Adviser has previously invested. Similar restrictions limit the Company’s ability to transact business with its officers or directors or their affiliates. These restrictions will limit the scope of investment opportunities that would otherwise be available to the Company. If the Company is prohibited by applicable law from investing alongside the Adviser’s investment funds, accounts and investment vehicles with respect to an investment opportunity, the Company will not participate in such investment opportunity.

Related Party Transactions

In the ordinary course of business, we may enter into transactions with affiliates and portfolio companies that may be considered related party transactions. In order to ensure that we do not engage in any transactions with any persons affiliated with us that are prohibited under the 1940 Act, we have implemented certain policies and procedures whereby our executive officers screen each of our transactions for any possible affiliations between the proposed portfolio investment, us, and/or certain of our affiliates. We will not enter into any agreements related to any such transactions unless and until we are satisfied that doing so will not raise concerns under the 1940 Act or, if such concerns exist, we have taken appropriate actions to seek Board review and approval or exemptive relief for such transaction. Our Board will review such procedures on an annual basis.

Co-Investment Opportunities

Other investment vehicles managed by our Advisor or affiliates of our Advisor may co-invest with us or hold positions in a loan where we have also invested, including by means of splitting commitments, participating in loans or other means of syndicating loans. Such loans may raise potential conflicts of interest between us and such other investment vehicles. To the extent such investment vehicles seek to acquire the same target assets as us, subject to the internal policies of our Advisor and its affiliates described above, the scope of opportunities otherwise available to us may be adversely affected and/or reduced. We, the Advisor and certain of our affiliates have submitted an exemptive application to the SEC to permit us to co-invest with other funds managed by the Advisor or its affiliates in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors. There can be no assurance that this exemptive order will be granted. If such relief is granted, then we will be permitted to co-invest with our affiliates if a “required majority” (as defined in Section 57(o) of the 1940 Act) of our independent directors make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the transactions, including the consideration to be paid, are reasonable and fair to us and our Stockholders and do not involve overreaching by us or our Stockholders on the part of any person concerned and (2) the transaction is consistent with the interests of our Stockholders and is consistent with our investment objective and strategies. However, while the terms of the exemptive relief require that the Advisor will be given the opportunity to cause us to participate in certain transactions originated by affiliates of the Advisor, the Advisor may determine, subject to the requirements of any co-investment exemptive order that we receive, that we not participate in those transactions and for certain other transactions the Advisor may not have the opportunity to cause us to participate. Affiliates of the Advisor, whose primary business includes the origination of investments or investing in non-originated assets, engage in investment advisory business with accounts that compete with us.

Furthermore, our Advisor or affiliates of our Advisor may form vehicles for the benefit of third-party investors that will be entitled to a portion of the allocation with respect to an investment. Such co-investment rights could result in us being allocated a smaller share of an investment than would otherwise be the case in the absence of such co-investment rights. Although our Advisor will endeavor to allocate investment opportunities in a fair and equitable manner in accordance with its allocation policies and procedures, it is possible that, in the future, we may not be given the opportunity to participate in investments made by investment funds managed by our Advisor or affiliates of our Advisor.

Placement Agent Arrangements

Broker-dealers that are affiliates of the Company and/or one or more of its affiliates or third parties may act as placement agents or distributors to assist in the placement of shares of our common stock to certain of our Stockholders. Any placement fees associated with the placement agent services will be paid or reimbursed by the Company. The potential for the placement agents to receive compensation in connection with a Stockholder’s investment in us presents a potential conflict of interest in recommending that such Stockholder invest in the Company. The prospect of receiving, or the receipt of, additional compensation, as described above, by the placement agents may provide such placement agents and/or their salespersons with an incentive to favor sales of shares and interests in funds whose affiliates make similar compensation available over sales of interests in funds (or other fund investments) with respect to which the placement agent does not receive additional compensation, or receives lower levels of additional compensation. Prospective investors should take such payment arrangements into account when considering and evaluating any recommendations related to the shares of our common stock.

Certain Business Relationships

Certain of our current directors and officers are directors or officers of the Advisors.

Material Non-Public Information

The Advisors’ investment professionals may serve as directors of, or in a similar capacity with, companies in which we invest or in which we are considering making an investment. Through these and other relationships with a portfolio company, these individuals may obtain material non-public information that might restrict our ability to buy or sell the securities of such company under the policies of the company or applicable law.

ITEM 8.	LEGAL PROCEEDINGS

Neither we nor the Advisor are currently subject to any material legal proceedings, nor, to our knowledge, are any material legal proceeding threatened against us or them. From time to time, we and/or the Advisors may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of our rights under contracts with our portfolio companies. Our business is also subject to extensive regulation, which may result in regulatory proceedings against us. While the outcome of these legal or regulatory proceedings cannot be predicted with certainty, we do not expect that these proceedings will have a material effect upon our financial condition or results of operations.

ITEM 9.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Shares will be offered and sold in transactions exempt from registration under the 1933 Act under Section 4(a)(2) and Regulation D. See “Item 10. Recent Sales of Unregistered Securities” for more information. There is no public market for our Shares currently, nor can we give any assurance that one will develop.

Because Shares are being acquired by investors in transactions “not involving a public offering,” they are “restricted securities” and may be required to be held indefinitely. Our Shares may not be sold, transferred, assigned, pledged or otherwise disposed of unless (i) the Advisor’s consent is granted, and (ii) the Shares are registered under applicable securities laws or specifically exempted from registration (in which case the Stockholder may, at our option, be required to provide us with a legal opinion, in form and substance satisfactory to us, that registration is not required). Accordingly, an investor must be willing to bear the economic risk of investment in the Shares until we are liquidated. No sale, transfer, assignment, pledge or other disposition, whether voluntary or involuntary, of the Shares may be made except by registration of the transfer on our books. Each transferee will be required to execute an instrument agreeing to be bound by these restrictions and the other restrictions imposed on the Shares and to execute such other instruments or certifications as are reasonably required by us.

Determinations in Connection with our Offerings

In connection with each offering of our Shares, to the extent we do not have Stockholder approval to sell below NAV, our Board or an authorized committee thereof will be required to make a good faith determination that we are not selling our Shares at a price below the then current net asset value of our Shares at the time at which the sale is made. Our Board or an authorized committee thereof will consider the following factors, among others, in making such determination:

●	the net asset value of our Shares disclosed in the most recent periodic report we filed with the SEC;

●	our management’s assessment of whether any material change in the net asset value of our Shares has occurred (including through the realization of gains on the sale of our portfolio securities) during the period beginning on the date of the most recently disclosed net asset value of our Shares and ending as of a time within 48 hours (excluding Sundays and holidays) of the sale of our Shares; and

●	the magnitude of the difference between (i) a value that our Board or an authorized committee thereof has determined reflects the current (as of a time within 48 hours excluding Sundays and holidays) net asset value of our Shares, which is based upon the net asset value of our Shares disclosed in the most recent periodic report we filed with the SEC, as adjusted to reflect our management’s assessment of any material change in the net asset value of our Shares since the date of the most recently disclosed net asset value of our Shares, and (ii) the offering price of our Shares in the proposed offering.

These processes and procedures are part of our compliance policies and procedures. Records will be made contemporaneously with all determinations described in this section and these records will be maintained with other records we are required to maintain under the 1940 Act.

Distribution Policy

The Company generally intends to distribute substantially all of its available net investment income on a quarterly basis, as determined by the Board in its discretion, and in accordance with RIC requirements. Net realized capital gains, if any, will generally be distributed or deemed distributed at least annually. Pursuant to the Company’s distribution reinvestment plan, Stockholders will automatically receive distributions unless they elect to have their distributions reinvested in additional Shares. See “Item 1(c). Description of Business—Distribution Reinvestment Plan.”

Reports to Stockholders

We will furnish our Stockholders with annual reports containing audited financial statements, quarterly reports, and such other periodic reports as we determine to be appropriate or as may be required by law. Upon the effectiveness of this Registration Statement, we will be required to comply with all periodic reporting, proxy solicitation and other applicable requirements under the 1934 Act.

ITEM 10.	RECENT SALES OF UNREGISTERED SECURITIES

[●]

ITEM 11.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

The following description is based on relevant portions of the MGCL and on our Charter or our Bylaws. This summary possesses the provisions deemed to be material, but is not necessarily complete.

General

The authorized stock of the Company consists of 50,000,000 Shares. There is currently no market for the Company’s Shares, and the Company can offer no assurances that a market for its Shares will develop in the future. There are no outstanding options or warrants to purchase the Company’s Shares. No Shares have been authorized for issuance under any equity compensation plans. Under Maryland law, Stockholders generally are not personally liable for the debts or obligations of the Company.

Each Share shall entitle the holder thereof to one vote. The Board may classify or reclassify any unissued Shares from time to time into one or more classes or series of stock by setting or changing the preferences, conversion or other rights, voting powers, privileges, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series thereof.

As permitted by the MGCL, our Charter provides that the Board, without any action by our Stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

The following are our outstanding classes of securities as of [●], 2022:

(1) Title of Class	(2) Amount Authorized	(3) Amount Held by Us or for Our Account	(4) Amount Outstanding Exclusive of Amounts Shown Under(3)
Common stock		—

Common Stock

All shares of the Company’s common stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and non-assessable. Distributions may be paid to the holders of the Company’s common stock if, as and when authorized by the Board and declared by the Company out of funds legally available therefor. Shares of the Company’s common stock have no preemptive, exchange, conversion or redemption rights and are freely transferable, except when their transfer is restricted by the Certificate of Incorporation, the Charter, federal and state securities laws or by contract. In the event of the Company’s liquidation, dissolution or winding up, each share of the Company’s common stock would be entitled to share ratably in all of the Company’s assets that are legally available for distribution after the Company pays all debts and other liabilities and subject to any preferential rights of holders of the Company’s preferred stock, if any preferred stock is outstanding at such time. Each share of the Company’s common stock is entitled to one vote on all matters submitted to a vote of Stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of the Company’s common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of the Company’s directors, and holders of less than a majority of such shares will not be able to elect any directors.

Prior to any IPO, investors may not sell, assign, transfer or pledge (each, a “Transfer”) any common stock, rights or obligations unless (i) the Company gives consent and (ii) the Transfer is made in accordance with applicable securities laws. No Transfer will be effectuated except by registration of the Transfer on the Company’s books. Each transferee must agree to be bound by these restrictions and all other obligations as an investor in the Company.

Following an IPO, investors may be restricted from selling or transferring their shares of the Company’s common stock for a certain period of time by applicable securities laws or contractually by a lock-up agreement with the underwriters of the IPO.

Preferred Stock

Under the terms of the Charter, the Board of Directors may authorize the Company to issue shares of “Preferred Stock” in one or more classes or series, without Stockholder approval, to the extent permitted by the 1940 Act. The Board of Directors has the power to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each class or series of preferred stock. The Company does not currently anticipate issuing preferred stock in the near future. In the event the Company issues preferred stock, it will make any required disclosure to Stockholders. The Company will not offer preferred stock to the Advisor or the Company’s affiliates except on the same terms as offered to all other Stockholders.

Preferred stock could be issued with terms that would adversely affect the Stockholders. Preferred stock could also be used as an anti-takeover device through the issuance of shares of a class or series of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control. Every issuance of preferred stock will be required to comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that: (1) immediately after issuance and before any dividend or other distribution is made with respect to common stock and before any purchase of common stock is made, such preferred stock together with all other senior securities must not exceed an amount currently equal to 50% of the Company’s total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class voting separately to elect two directors at all times and to elect a majority of the directors if distributions on such preferred stock are in arrears by two full years or more. Certain matters under the 1940 Act require the affirmative vote of the holders of at least a majority of the outstanding shares of preferred stock (as determined in accordance with the 1940 Act) voting together as a separate class. For example, the vote of such holders of preferred stock would be required to approve a proposal involving a plan of reorganization adversely affecting such securities.

The issuance of any preferred stock must be approved by a majority of the independent directors not otherwise interested in the transaction, who will have access, at the Company’s expense, to the Company’s legal counsel or to independent legal counsel.

The Board of Directors may classify or reclassify any unissued shares of Preferred Stock of any series from time to time, into one or more classes or series of stock by setting or changing the preferences, conversion or other rights, voting powers (including exclusive voting rights, if any), privileges, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series thereof.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our Charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law, subject to the requirements of the 1940 Act.

Our Charter authorizes us, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, to indemnify any present or former director or officer or any individual who, while serving as our director or officer and at our request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, member or manager from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our Charter obligates us, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, to indemnify any present or former director or officer or any individual who, while serving as our director or officer and at our request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, member or manager and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our Charter also permits us to indemnify and advance expenses to any person who served a predecessor of us in any of the capacities described above and any of our employees or agents or any employees or agents of our predecessor. In accordance with the 1940 Act, we will not indemnify any person for any liability to which such person would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Maryland law requires a corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless, in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer in advance of final disposition of a proceeding upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good-faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws

The MGCL and our Charter and Bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise, the material ones of which are discussed below. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our Board. We expect the benefits of these provisions to outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Classified Board of Directors

The Charter and Bylaws provide that upon the consummation of the Company’s IPO, that the Board will become a classified board of directors consisting of three classes of directors serving staggered three-year terms, with the term of office of only one of the three classes expiring each year. A classified board may render a change in control of the Company or removal of its incumbent management more difficult. The Company believes, however, that the longer time required to elect a majority of a classified board of directors will help to ensure the continuity and stability of its management and policies.

Election of Directors

The Charter and Bylaws provide that the affirmative vote of the holders of a majority of the votes cast by Stockholders present in person or by proxy at an annual or special meeting of Stockholders and entitled to vote at such meeting is required to elect a director. Under the Charter, the Board may amend the Bylaws to alter the vote required to elect directors.

Number of Directors; Vacancies; Removal

The Charter provides that the number of directors is set only by the Board in accordance with the Bylaws. The Bylaws provide that a majority of the entire Board may at any time increase or decrease the number of directors. The Charter provides that, at such time as the Company has at least two independent directors and the Company’s common stock is registered under the Exchange Act, as amended, it will elect to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the Board. Accordingly, at such time, except as may be provided by the Board in setting the terms of any class or series of preferred stock, any and all vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the 1940 Act.

The Charter provides that a director may be removed only for cause, as defined in the Charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Action by Stockholders

Under the MGCL, Stockholder action can be taken only at an annual or special meeting of Stockholders or (unless the charter provides for Stockholder action by less than unanimous written consent, which the Charter does not) by unanimous written consent in lieu of a meeting. These provisions, combined with the requirements of the Bylaws regarding the calling of a Stockholder-requested special meeting of Stockholders discussed below, may have the effect of delaying consideration of a Stockholder proposal indefinitely.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

The Bylaws provide that with respect to an annual meeting of Stockholders, nominations of persons for election to the Board and the proposal of business to be considered by Stockholders may be made only (1) by or at the direction of the Board, (2) pursuant to the Company’s notice of meeting or (3) by a Stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the Bylaws. Nominations of persons for election to the Board at a special meeting may be made only by or at the direction of the Board, and provided that the Board has determined that directors will be elected at the meeting, by a Stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the Bylaws.

The purpose of requiring Stockholders to give the Company advance notice of nominations and other business is to afford the Board a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by the Board, to inform Stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of Stockholders. Although the Bylaws do not give the Board any power to disapprove Stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of Stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its Stockholders.

Stockholder Meetings

The Charter provides that any action required or permitted to be taken by Stockholders at an annual meeting or special meeting of Stockholders may only be taken if it is properly brought before such meeting. In addition, in lieu of such a meeting, any such action may be taken by the written consent of the Stockholders. The Charter also provides that, except as otherwise required by law, special meetings of the Stockholders can only be called by the Chairman of the Board, the Chief Executive Officer or the Board. In addition, the Bylaws establish an advance notice procedure for Stockholder proposals to be brought before an annual meeting of Stockholders, including proposed nominations of candidates for election to the Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board, or by a Stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the secretary of the Stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next Stockholder meeting Stockholder actions that are favored by the holders of a majority of the Company’s outstanding voting securities.

Calling of Special Meetings of Stockholders

Special meetings of the Board of Directors may be called by or at the request of the Chair of the Board, the chief executive officer, the president or by a majority of the directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix any place as the place for holding any special meeting of the Board of Directors called by them. The Board may provide, by resolution, the time and place for the holding of special meetings of the Board of Directors without notice other than such resolution.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of Stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our Charter generally provides for approval of charter amendments and extraordinary transactions by the Stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. Our Charter also provides that certain charter amendments, any proposal for our conversion, whether by charter amendment, merger or otherwise, from a closed-end company to an open-end company and any proposal for our liquidation or dissolution requires the approval of the Stockholders entitled to cast at least 80% of the votes entitled to be cast on such matter. However, if such amendment or proposal is approved by a majority of our continuing directors (in addition to approval by our Board), such amendment or proposal may be approved by a majority of the votes entitled to be cast on such a matter.

Our Charter and Bylaws provide that the Board will have the exclusive power to make, alter, amend or repeal any provision of our Bylaws.

No Appraisal Rights

Except with respect to appraisal rights arising in connection with the Control Share Act discussed below, as permitted by the MGCL, our Charter provides that Stockholders will not be entitled to exercise appraisal rights unless a majority of the Board determines such rights apply.

Control Share Acquisitions

The MGCL provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter (the “Control Share Act”). Shares owned by the acquirer, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

●	one-tenth or more but less than one-third;

●	one-third or more but less than a majority; or

●	a majority or more of all voting power.

The requisite Stockholder approval must be obtained each time an acquirer crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained Stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the Board of the corporation to call a special meeting of Stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any Stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations, including, as provided in our Bylaws, compliance with the 1940 Act. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of Stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a Stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other Stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The Control Share Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation. Our Bylaws contain a provision exempting from the Control Share Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future. However, we will amend our Bylaws to be subject to the Control Share Act only if the Board determines that it would be in our best interests.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested Stockholder or an affiliate of an interested Stockholder are prohibited for five years after the most recent date on which the interested Stockholder becomes an interested Stockholder (the “Business Combination Act”). These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested Stockholder is defined as:

●	any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or

●

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

A person is not an interested Stockholder under this statute if the Board approved in advance the transaction by which the Stockholder otherwise would have become an interested Stockholder. However, in approving a transaction, the Board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested Stockholder generally must be recommended by the Board of the corporation and approved by the affirmative vote of at least:

●	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

●	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested Stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested Stockholder.

These super-majority vote requirements do not apply if the corporation’s common Stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested Stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the Board before the time that the interested Stockholder becomes an interested Stockholder. We expect our Board to adopt a resolution that any business combination between us and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by the Board, including a majority of the directors who are not “interested persons” as defined in the 1940 Act. This resolution may be altered or repealed in whole or in part at any time; however, our Board will adopt resolutions so as to make us subject to the provisions of the Business Combination Act only if the Board determines that it would be in our best interests and if the SEC staff does not object to our determination that our being subject to the Business Combination Act does not conflict with the 1940 Act. If this resolution is repealed, or the Board does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Conflict with 1940 Act

Our Bylaws provide that, if and to the extent that any provision of the MGCL, including the Control Share Act (if we amend our Bylaws to be subject to such Act) and the Business Combination Act, or any provision of our Charter or Bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

Exclusive Forum

The Charter and Bylaws provide that, to the fullest extent permitted by law, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Stockholders, (iii) any action asserting a claim arising pursuant to any provision of the MGCL, the Charter or Bylaws or the securities, antifraud, unfair trade practices or similar laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a federal or state court located in the state of Maryland. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed, to the fullest extent permitted by law, to have notice of and consented to these exclusive forum provisions and to have irrevocably submitted to, and waived any objection to, the exclusive jurisdiction of such courts in connection with any such action or proceeding and consented to process being served in any such action or proceeding, without limitation, by United States mail addressed to the Stockholder at the Stockholder’s address as it appears on the records of the Company, with postage thereon prepaid.

Transfer and Resale Restrictions

Shares of the Company may not be directly or indirectly sold, transferred, assigned, pledged, hypothecated or otherwise disposed of without the prior written consent of the Advisor, which consent may be given or withheld in the sole discretion of the Advisor. Any costs associated with a transfer by a Stockholder may be borne by such Stockholder.

ITEM 12.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Limitation on Liability of Directors; Indemnification and Advance of Expenses

See “Item 11. Description of Registrant’s Securities to be Registered — Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses.”

Advisory Agreement

Under the Advisory Agreement, the Indemnitees will not be liable to the Company for (i) mistakes of judgment or for action or inaction that such person reasonably believed to be in the Company’s best interests absent such Indemnitee’s gross negligence, knowing and willful misconduct, or fraud or (ii) losses or expenses due to mistakes of judgment, action or inaction, or the negligence, dishonesty or bad faith of any broker or other agent of the Company who is not an affiliate of such Indemnitee, provided that such person was selected, engaged or retained without gross negligence, willful misconduct, or fraud.

The Company will indemnify each Indemnitee against any liabilities relating to the offering of its Shares or its business, operation, administration or termination, if the Indemnitee acted in good faith and in a manner it believed to be in, or not opposed to, the Company’s interest and except to the extent arising out of the Indemnitee’s gross negligence, fraud or knowing and willful misconduct. The Company may pay the expenses incurred by the Indemnitee in defending an actual or threatened civil or criminal action in advance of the final disposition of such action, provided the Indemnitee agrees to repay those expenses if found by adjudication not to be entitled to indemnification.

ITEM 13.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Set forth below is an index to our financial statements attached to this Registration Statement.

Page
Index to Financial Statements
Report of Independent Registered Public Accounting Firm	F-[●]
Statement of Assets and Liabilities as of [●]	F-[●]
Statement of Operations for the period [●] (commencement of operations) to [●]	F-[●]
Notes to Financial Statements	F-[●]

ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE [●]

ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS

(a)	List separately all financial statements filed

The financial statements attached to this Registration Statement are listed under “Item 13. Financial Statements and Supplementary Data.”

(b)	Exhibits

3.1	Articles of Incorporation**
3.2	Articles of Amendment and Restatement**
3.5	Bylaws**
4.1	Form of Subscription Agreement**
4.2	Form of Stock Certificate**
10.1	Investment Advisory Agreement between the Company and the Advisor**
10.2	Administration Agreement between the Company and the Administrator**
10.4	Custody Agreement between the Fund and [ ]**
10.5	Distribution Reinvestment Plan**
10.6	Transfer Agent Servicing Agreement between the Company and [ ]**

*	Filed herewith.

**	To be filed with Amendment.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

AFC BDC INC.

By:	/s/ Bernard D. Berman
	Name:	Bernard D. Berman
	Title:	President

Date: February 4, 2022